FILE NO. 333-184364

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1 (Amendment No. 1) REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CIRCLE STAR ENERGY
(Exact name of registrant as specified in its charter)

Nevada	1311	30-0696883
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

7065 Confederate Park Road, Suite 102
Fort Worth, Texas 76108
(817) 744-8502
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Dorsey & Whitney LLP
1400 Wewatta Street
Suite 400
Denver, Colorado 80202
(303) 629-3400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kenneth G. Sam, Esq. James B. Guttman, Esq. Dorsey & Whitney LLP 1400 Wewatta Street, Suite 400 Denver, Colorado 80202

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this registration statement becomes effective

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  (Check one):

Large Accelerated Filer ☐                                         Accelerated Filer ☐                                 Non-Accelerated Filer ☐                                     Smaller Reporting Company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price	Amount of registration fee
Units, each consisting of ● share(s) of Common Stock, $0.001 and ● Common Stock Warrant(s)
Shares of Common Stock included as part of the units
Common Stock Warrants included as part of the units
Shares of Common Stock acquirable upon exercise of the Common Stock Warrants
Shares of Common Stock acquirable
TOTAL	$7,000,000	$954.80 *

*Previously Paid

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended (the “Securities Act”), or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject To Completion:  Dated       , 2013

PRELIMINARY PROSPECTUS

Circle Star Energy Corp.

$7,000,000
[●] Units
Each Unit Consisting of [●] Share(s) of Common Stock
and [●] Common Stock Warrant(s)

We are offering [●] units, each unit consisting of [●] share(s) of common stock, $0.001 par value (a “Share”) and [●] common stock warrant(s) (a “Warrant”) at a public offering price of $[●] per unit (a “Unit”).  The Warrants will become exercisable and separately transferable from the Shares commencing [●] calendar days after the date of this prospectus.  At any time until [●] years following the date of this prospectus, each Warrant entitles the holder to purchase [●] Share(s) at an exercise price of $[●], subject to adjustment.

Our common stock is currently listed on the Over-the-Counter Bulletin Board under the symbol “CRCL”.  As of January 11, 2013 the last reported sale price of our common stock was $0. 35 per share on the Over-the-Counter Bulletin Board.

We have retained Ladenburg Thalmann & Co. Inc. (the “Placement Agent”) to act as our exclusive Placement Agent in connection with this offering until the expiration date of the offering.  We intend to enter into a Placement Agency Agreement with the Placement Agent, relating to the units offered by this prospectus.  The Placement Agent is not purchasing or selling any of our units pursuant to this prospectus but will use its best efforts to sell the units being offered.   Therefore, we will enter into a purchase agreement directly with investors in connection with this offering and confirmations and definitive prospectuses will be delivered, or otherwise made available, to all purchasers who agree to purchase units, informing the purchasers of the closing date as to such units.  We have agreed to pay the Placement Agent a placement agent fee equal to 8% of the aggregate gross proceeds to us from the sale of the units.  See “Plan of Distribution” beginning on page 56 of this prospectus for more information regarding this arrangement.

Investing in our common stock involves a high degree of risk.  You should read this entire prospectus carefully, including the section entitled “Risk Factors” beginning on page 4.

	Per Unit	Total

Public offering price	$	$
Placement Agent’s fees (1)	$	$
Proceeds to us, before expenses (2)	$	$

(1) For the purpose of estimating the placement agent’s fees, we have assumed that they will receive their maximum commission on all sales made in the offering. We have agreed to reimburse the Placement Agent’s expenses in an amount not to exceed the lesser of  (i) 2.5% of the aggregate gross proceeds raised in the offering or (ii) $60,000.

(2) We estimate the total expenses of this offering, excluding the placement agent fees, will be approximately $[●]. Because there is no minimum offering amount required as a condition to closing in this offering, the actual public offering amount, placement agent fees, and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering set forth above. Once the offering price has been determined, the common stock offering price and warrant exercise price will remain fixed for the duration of the offering.  See “Plan of Distribution” beginning on page 56 of this prospectus for more information on this offering and the placement agent arrangements.

This offering will terminate on [●], 2013, unless the offering is fully subscribed before that date or we decide to terminate the offering prior to that date. In either event, the offering may be closed without further notice to you.  We except that delivery of the units being offered pursuant to this prospectus will be made to the purchasers on or about [●] 2013.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

(Ladenburg Thalmann& Co. Inc.)

The date of this prospectus is    , 2013

You should rely only on the information contained or incorporated by reference in this prospectus and in any free writing prospectus that we have authorized for use in connection with this offering.  Neither we nor Ladenberg Thalmann & Co. Inc. has authorized any other person to provide you with additional or different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  Neither we nor Ladenberg Thalmann & Co. Inc. is making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted.  You should assume that the information in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock.  Our business, financial condition, results of operations and prospects may have changed since that date.

Some of the industry and market data contained in this prospectus are based on independent industry publications or other publicly available information, while other information is based on our internal sources.  Although we believe that each source is reliable as of its respective date, the information contained in such sources has not been independently verified, and neither we, nor Ladenberg Thalmann & Co. Inc. can assure you as to the accuracy or completeness of this information.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider before buying shares of our common stock.  You should read the entire prospectus carefully, especially the “Risk Factors” section and our consolidated financial statements and the related notes appearing at the end of this prospectus, before deciding to invest in shares of our common stock.  Unless the context provides otherwise, all references to “Circle Star,” “we,” “us,” “our,” or similar terms, refer to Circle Star Energy Corp. and its wholly owned subsidiaries.

In this prospectus all references to “$” or “dollars” mean the U.S. dollar, and unless otherwise indicated all currency amounts in this prospectus are stated in U.S. dollars.  All financial statements have been prepared in accordance with accounting principles generally accepted in the United States and are reported in U.S. dollars.

The Company

We are an oil and gas exploration and production company whose shares are traded over-the-counter. Based in Fort Worth, Texas, we own producing and non-producing oil and gas mineral interests, royalty interests, and working interest located throughout Texas. Our focus is on acquiring and developing oil and gas interests targeting commercial reserves in Texas and Kansas.

Producing Assets:
·	Madisonville Woodbine Field (Madison/Grimes, County, Texas) – Woodbine
·	Pearsall Field (Dimmit/Zavala County, Texas) – Austin Chalk , Eagle Ford Shale
·	Permian Basin (Scurry/Crane/Glasscock et. al. County, Texas) – Wolfcamp, Clearfork, Spraberry, Fusselman, Cline Shale

Operators:
·	Apache Corp. - NYSE: APA
·	Chesapeake Energy – NYSE: CHK
·	CML Exploration (formerly Patterson Exploration) – Private company
·	Leexus Oil & Gas– Private company
·	Woodbine Acquisition Corp.- Private company

Our continued focus will be on acquiring and developing oil and gas assets in Northwest Kansas.

Leadership

S. Jeffrey Johnson (Chief Executive Officer and Chairman)

Mr. Johnson has served as one of our directors since June 2011 and as Chairman of the Board of our Board of Directors since July 2011. He was named Chief Executive Officer of the Company in November 2011. Mr. Johnson’s affiliation with the Company began when we acquired a private oil and gas company that he owned and was a managing member of . Mr. Johnson was the founder, Chairman and CEO of Cano Petroleum, Inc. (formerly NYSE MKT:CFW) from 2004-2011, a publicly traded oil and gas E&P company focused on producing oil in the mid-continent region of the United States. Cano Petroleum, Inc. had various interests in properties in Texas, Oklahoma and New Mexico. He founded Cano Petroleum, Inc. in 2004 and took it public initially as an OTC listed company with a market capitalization of approximately $15 million and net production of approximately three barrels of oil per day. In 2005, Cano Petroleum, Inc. was listed on the NYSE MKT exchange. In 2008, Cano Petroleum, Inc. had a peak market capitalization of approximately $350 million and was producing approximately 1,900 barrels of oil equivalent per day. Between 1993 and 2004, Mr. Johnson was the founder and CEO of several privately-held, Texas-based oil and gas companies, including Scope Operating Company and Acumen Resources, Inc. In 1989, Mr. Johnson began his career as the Vice President of Touchstone Capital, a company that raised capital for drilling programs for Chesapeake Energy Corporation (NYSE:CHK), when it was a privately-held company. Mr. Johnson previously served as a member of the NYSE/AMEX Listed Company Council for three years which is an advisory board consisting of senior executives of the Exchange’s listed companies.

G. Jonathan Pina (Chief Financial Officer)

Mr. Pina brings a range of oil and gas finance and transaction experience, having advised public and private companies engaged in conventional exploration and production, unconventional resource development, liquefied natural gas (LNG) commercialization, midstream operations, crude refining, and oilfield services.  From 2008 to just prior to joining the Company, Mr. Pina was the Managing Partner and co-founder of Pimuro Capital Partners, a boutique financial advisory firm dedicated to publicly traded, emerging-growth companies in the Energy sector.   From 2007 to 2008, Mr. Pina led the Energy group at Chiron Financial Advisors, an Investment Banking firm in Houston that provided merchant banking, capital raising and advisory services to public and private Oil & Gas companies.  Mr. Pina began his career by working in the Houston office of the Energy Investment Banking Group at Jefferies Inc.   Mr. Pina received a Bachelor of Arts degree from Rice University in 2003 and a Master of Business Administration from the Jesse H. Jones School of Management at Rice University in 2005.  Mr. Pina was selected as the 2008 Emerging Businessman of the Year (Houston Hispanic Chamber of Commerce) and he is a member of the Association of Corporate Growth, the Turnaround Management Association and the Houston Hispanic Chamber of Commerce.

Jayme Wollison (Vice President of Operations)

Mr. Wollison has spent the last 38 years in the oil and gas business and is a third-generation oil and gas driller and producer. He has extensive drilling, water flood, well service and facility experience in the Mid-Continent and Permian Basin regions of North America.  Prior to working for Circle Star Energy Corp., he was the Director of Operations for Cano Petroleum, Inc. (formerly NYSE MKT:CFW) from 2004-2011, a publicly traded oil and gas E&P company focused on producing oil in the mid-continent region of the United States.  From 1980 to 2004, he owned and operated several privately-held oil and gas production and services companies with production assets in Oklahoma and Kansas, where he successfully drilled and put into production over 100 Mississippian wells.  One of these companies, Ladder Energy was sold to Cano Petroleum Inc.  He also owned and operated Patriot Petroleum, another privately-held oil and natural gas producer that was sold to a private company in 2004.  Mr. Wollison was the Founder and CEO of Stratford Well Services Company, a privately-held oilfield services company that provided drilling rig and roustabout services.

Elmer Reed (Director)

Mr. Reed has over four decades of oil field service & operational experience.  Mr. Reed is currently Vice President, Executive Sales for Select Energy Services, a privately-held oil field services company that has over $1 billion in revenues, more than 5,000 employees, and provides services to more than 400 customers in every major shale play throughout the United States and Canada.  Mr. Reed previously worked as the Senior Sales Manager for BJ Services Company (formerly NYSE:BJS), a Texas-based provider of pressure pumping and oilfield services for the petroleum industry.  BJ Services Company was bought by Baker Hughes Incorporated (NYSE:BHI) in 2009 for $5.5 Billion.  Mr. Reed also worked at Newpark Drilling Fluids, a division of Newpark Resources Inc. (NYSE:NR), where he served as the Executive Sales Manager.  Newpark Resources Inc. provides drilling fluid products and technical services to companies in North America, Brazil, Europe and North Africa.  Mr. Reed spent 28 years with Halliburton Energy Services, a division of Halliburton Company (NYSE:HAL), where his last management role was of Business Development Manager, where he reported directly to the President.  During his time with Halliburton, Mr. Reed spent time overseeing projects through South America, Mexico, Russia and parts of Europe.  Mr. Reed has served as Director and Secretary and Treasurer of the International Oilmen’s Golf Association for over 30 years. Mr. Reed is active in IPAA and is a lifetime member of Society of Petroleum Engineers, Houston Livestock Show and Rodeo, and Houston Farm and Ranch.  Mr. Reed is a graduate of Texas Tech University with a BBA in Management.

Thomas Merrill Richards (Director)

Mr. Richards is the Managing Member of Tom M Richards & Associates, a law firm servicing oil and gas companies focused on the mid-continent region, and the Managing Partner and Owner of Richards Cattle Company, a privately-held working ranch in West Texas.  Between 2008 and 2010, he served as the Land and Lease Manager of Cano Petroleum, Inc., (formerly NYSE MKT:CFW), a publicly traded oil and gas E&P company focused on producing oil in the mid-continent region of the United States.  Mr. Richards graduated with a B.A. in Finance at Texas Tech University and earned his Doctorate of Law at Baylor University.  Between 1986 and 1990 he was a member of the Chancellor's Council at Texas Tech University, an advisory board of alumni that provides leadership support for the University by funding student scholarships and faculty awards.  Mr. Richards is the Founder and President of “Books for Belize”, a Texas company that provides children’s books to Central America Countries.

Morris “Sam” B. Smith (Director)

Mr. Smith is the former CEO and Director of Woodbine Acquisition Corporation, a privately-held oil and natural gas company focused on the acquisition, development, and exploitation of crude oil and natural gas properties in Texas.  He is also the former CFO of Cano Petroleum, Inc., (formerly NYSE MKT:CFW), a publicly traded oil and gas E&P company focused on producing oil in the mid-continent region of the United States.  He previously served as the CFO of Encore Acquisition Co. (formerly NYSE:EAC), a company engaged in oil and natural gas acquisitions and development and acquired by Denbury Resources Inc. (NYSE:DNR) for $4.3 billion.  He is the former CFO for Union Pacific Resources Group (NYSE:UPR) an oil and gas company that was spun out Union Pacific Corporation (NYSE:UNP) in 1995.  Union Pacific Corporation merged with Anadarko Petroleum Corporation (NYSE:APC) in 1999.  He was the former Financial Controller for Union Pacific Corporation (NYSE:UNP), a railroad transportation company with 44,000 employees and covering 23 states across the western two-thirds of the United States.  Mr. Smith has a B.B.A. in Accounting from McMurry University and Advanced Management Program from Harvard.

The Offering

Units:
Units offered	[●] Units, at $[●] per Unit
Each Unit consists of [●] share(s) of common stock, $0.001 par value (a “Share”), and [●] common stock warrant(s) (a “Warrant”).
Common Stock:
Common stock offered	[●] shares
Common stock outstanding before the offering (1)	[42,304,571] shares
Common stock outstanding after the offering (2)	[●] shares
Quoting	Our common stock is currently listed on the Over-the-Counter Bulletin Board under the symbol “CRCL”.
Warrants:
Exercisability	Each Warrant is exercisable for [●] share(s) of common stock.
Exercise Price	$[●]
Exercise Period	The Warrants become exercisable [●] days from the date of this prospectus. The Warrants will expire at [●] p.m., [●] time, on [●].
Use of Proceeds:
The net proceeds from the sale of the common stock in this offering are estimated to be approximately $6,291,510 after deducting the Ladenberg Thalmann & Co. Inc.’s commissions and fees and estimated offering expenses.  We intend to use the net proceeds from this offering to acquire properties in western Kansas, to fund drilling programs in western Kansas, to fund working capital needs and other general corporate purposes and to retire certain accounts payable, accrued expenses and other short-term liabilities.

Risk Factors:	Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page 6 of this prospectus.

(1)
Based on the number of shares outstanding as of [●]. Does not include the following currently exercisable or convertible outstanding securities: 116,666 shares of common stock issuable upon exercise of currently exercisable options to purchase our common stock, 250,000 shares issuable upon exercise of currently exercisable warrants to purchase our common stock, and 3,444,444 shares issuable upon the conversion of $4,387,500 in aggregate principal amount of our convertible debentures and notes.

(2)
Based on the number of shares outstanding as of [●], plus the [●] Shares offered as part of the Units under this prospectus. Does not include the following currently exercisable or convertible outstanding securities: 116,666 shares of common stock issuable upon exercise of currently exercisable options to purchase our common stock, 250,000 shares issuable upon exercise of currently exercisable warrants to purchase our common stock, and 3,444,444 shares issuable upon the conversion of $4,387,500 in aggregate principal amount of our convertible debentures and notes. Also excludes [●] shares of common stock issuable upon exercise of the Warrants offered as part of the Units under this prospectus.

RISK FACTORS

An investment in our common stock involves a high degree of risk.  You should carefully consider the risk factors described below together with all of the other information contained in this prospectus, including our consolidated financial statements and the notes thereto, before deciding whether to invest in shares of our common stock.  Each of these risks could have a material adverse effect on our business, operating results, financial condition and/or growth prospects.  As a result, the trading price of our common stock could decline and you might lose all or part of your investment.  Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our operations.

Much of the information included in this registration statement includes or is based upon estimates, projections or other "forward looking statements".  Such forward looking statements include any projections or estimates made by us and our management in connection with our business operations.  While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein.

Such estimates, projections or other "forward looking statements" involve various risks and uncertainties as outlined below.  We caution the reader that important factors in some cases have affected, and in the future could materially affect actual results and cause actual results to differ materially from the results expressed in any such estimates, projections or other "forward looking statements".

Risk Factors Relating to Our Company

We will need significant additional capital, which we may be unable to obtain.

Our capital requirements in connection with our early stage activities and transition to commercial operations have been and will continue to be significant. We estimate our contractual obligations from December 1, 2012 to April 30, 2013 to be approximately $2,935,000 .  We anticipate we will fund these obligations by issuing equity and/or debt securities. There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all.  There is no assurance additional funds will be available from any source; or, if available, such funds may not be on terms acceptable to us.  In either of the aforementioned situations, we may not be able to fully implement its growth plans.

We may not be able to effectively manage the demands required of a new business in our industry, such that we may be unable to successfully implement our business plan or achieve profitability.

We have earned limited revenues to date and we have never been profitable. Our current business strategy is to grow through acquisitions of oil and gas properties. We may not be able to effectively execute our business plan or manage growth, if any, of our business. Future development and operating results will depend on many factors, including access to adequate capital, the demand for oil and gas and price competition. Many of these factors are beyond our control. In addition, our future prospects must be considered in light of the risks, expenses and difficulties frequently encountered in establishing a new business in the oil and gas industry, which is characterized by intense competition, rapid technological change, and significant regulation. If we are unable to address these matters, or any of them, then we may not be able to successfully implement our business plan or achieve profitability.

Because we have earned limited revenues from operations, all our capital requirements have been met through financing and we may not be able to continue to find financing to meet our operating requirements.

We will need to obtain additional financing in order to pursue our business plan. As of April 30, 2012 we had cash on hand of $60,626 and a working capital deficit $3,163,141. As of October 31, 2012 we had cash on hand of $66,988 and a working capital deficit $3,371,222 .  We estimate we will require approximately $3,000,000 during the next twelve months to fund development costs, corporate overhead, payment of debt and payment of all other of our contractual obligations. As such, we estimate that we will need to raise additional funds to fund our planned operations over the next twelve months. We may not be able to obtain such financing at all or in amounts that would be sufficient for us to meet our current and expected working capital needs. It is not anticipated that any of our officers, directors or current stockholders will provide any significant portion of our financing requirements. Furthermore, in the event that our plans change, our assumptions change or prove inaccurate, we could be required to seek additional financing in greater amounts than is currently anticipated. Any inability to obtain additional financing when needed would have a material adverse effect on us, including possibly requiring us to significantly curtail or possibly cease our operations. In addition, any future equity financing may involve substantial dilution to our existing stockholders.

Our auditors have expressed substantial doubt about our ability to continue as a going concern.

Our audited financial statements for the years ended April 30, 2012 and 2011 have been prepared assuming that we will continue as a going concern.  Since inception to October 31, 2012, we have incurred an accumulated net loss of $19,054,400 and our auditors have expressed substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Because we have a history of losses and anticipate continued losses unless and until we are able to generate sufficient revenues to support our operations, we may lack the financial stability required to continue operations.

Since inception we have suffered recurring losses. The current level of oil and gas production from our assets is not sufficient to completely fund our budget or working capital requirements going forward, such that we will require additional financing in order to pursue our plan of operations. We anticipate that our losses will continue until such time, if ever, as we are able to generate sufficient revenues to support our operations. Our ability to generate revenue primarily depends on the success in developing the properties we have an interest in and our ability to acquire new assets. If the properties do not attain sufficient revenues or do not achieve profitable operations, our business may fail.

Oil and gas resources on all properties may not continue to be commercially viable, which would cause our business to fail.

We may not be able to achieve commercial production at a level that will be sufficient to pay drilling and completion costs. In addition, the cost of drilling, completing and operating wells is often uncertain. Drilling operations on our properties or on properties we may acquire in the future may be curtailed, delayed or cancelled as a result of numerous factors, including title problems, weather conditions, compliance with governmental requirements and shortages or delays in the delivery of equipment. Furthermore, completion of a well does not assure a profit or a recovery of drilling, completion and operating costs. As a result, our business, results of operations and financial condition may be materially adversely affected.

Actual production, revenues and expenditures with respect to reserves will likely vary from estimates, which could have a material adverse effect on our business, results of operations and financial condition.

There are numerous uncertainties inherent in estimating oil and gas reserves and their estimated values, including many factors beyond the control of the producer. Reservoir engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact manner. Estimates of economically recoverable oil and gas reserves and of future net cash flows necessarily depend upon a number of variable factors and assumptions, such as historical production from the area compared with production from other producing areas, the assumed effects of regulations by governmental agencies and assumptions concerning future oil and gas prices, future operating costs, severance and excise taxes, development costs and work-over and remedial costs, all of which may in fact vary considerably from actual results. For these reasons, estimates of the economically recoverable quantities of oil and gas attributable to any particular group of properties, classifications of such reserves based on risk of recovery, and estimates of the future net cash flows expected therefrom prepared by different engineers or by the same engineers but at different times may vary substantially, and such reserve estimates may be subject to downward or upward adjustment based upon such factors. Actual production, revenues and expenditures with respect to reserves will likely vary from estimates, when and if made, and such variances may be material, which could have a material adverse effect on our business, results of operations and financial condition.

Future oil and gas production from our properties is highly dependent upon the ability to find or acquire reserves.

In general, the volume of production from oil and gas properties declines as reserves are depleted, with the rate of decline depending on reservoir characteristics. Except to the extent oil and gas operators conduct successful development activities or we acquire properties containing proved reserves, or both, our proved reserves, if any, will decline as reserves are produced. Our future oil and gas production is, therefore, highly dependent upon our level of success in developing or acquiring additional oil and gas reserves. The business of developing or acquiring reserves is capital intensive. To the extent cash flow from operations is reduced and external sources of capital become limited or unavailable, our ability to make the necessary capital investment to maintain or expand our asset base of oil and gas reserves would be impaired. The failure of an operator of our wells to adequately perform operations, or such operator’s breach of the applicable agreements, could adversely impact us. In addition, we may not obtain additional proved reserves or be able to drill productive wells at acceptable costs, in which case our business would fail.

Oil and gas resources may contain certain hazards which may, in turn, create certain liabilities or prevent the resources from being commercially viable.

Our properties may contain hazards such as unusual or unexpected formations and other conditions. Projects on our properties may become subject to liability for pollution, fire, explosion, blowouts, cratering and oil spills, against which we cannot or will not insure. Such events could result in substantial damage to oil and gas wells, producing facilities and other property and/or result in personal injury. Costs or liabilities related to those events would have a material adverse effect on our business, results of operations, financial condition and cash flows.

Oil and gas prices are highly volatile, and a decline in oil and gas prices could have a material adverse effect on our business, results of operations, financial condition and cash flows.

Oil and gas prices and markets are highly volatile. Prices for oil and gas are subject to significant fluctuation, market uncertainty and a variety of additional factors. Our profitability will be substantially dependent on prevailing prices for gas and oil. The amounts of and prices obtainable for our oil and gas production may be affected by market factors beyond our control, such as:

•	the extent of domestic production;
•	the amount of imports of foreign oil and gas;
•	the market demand on a regional, national and worldwide basis;
•	domestic and foreign economic conditions that determine levels of industrial production;
•	political events in foreign oil-producing regions; and
•	variations in governmental regulations and tax laws or the imposition of new governmental requirements upon the oil and gas industry.

These factors or any one of them could result in the decline in oil and gas prices, which could have a material adverse effect on our business, results of operations, financial condition and cash flows.

The oil and gas market is heavily regulated, and existing or subsequently enacted laws or regulations could limit our production, increase compliance costs or otherwise adversely impact our operations or revenues.

Properties in which we own an interest are subject to various federal, state and local laws and regulations. These laws and regulations govern safety, development, taxation and environmental matters that are related to the oil and gas industry. To conserve oil and gas supplies, regulatory agencies may impose price controls and may limit production. Certain laws and regulations require drilling permits, govern the spacing of wells and the prevention of waste and limit the total number of wells drilled or the total allowable production from successful wells. Other laws and regulations govern the handling, storage, transportation and disposal of oil and gas and any by-products produced in oil and gas operations. These laws and regulations could materially adversely impact our revenues.

Laws and regulations that affect oil and gas operators may change from time to time in response to economic or political conditions. Thus, they must also consider the impact of future laws and regulations that may be passed in the jurisdictions where our properties are located. We anticipate that future laws and regulations related to the oil and gas industry will become increasingly stringent and cause oil and gas operators to incur substantial compliance costs, which may adversely affect their operations.

The nature of the operations on our properties exposes us to environmental liabilities.

The operations on the properties can create the risk of environmental liabilities. Although, currently, we do not serve as an operator on our properties, our operating partners may incur liability to governments or to third parties for any unlawful discharge of oil, gas or other pollutants into the air, soil or water, which could potentially discharge oil or gas into the environment in any of the following ways:

•	from a well or drilling equipment at a drill site;
•	from a leak in storage tanks, pipelines or other gathering and transportation facilities;
•	from damage to oil or gas wells resulting from accidents during normal operations; or
•	from blowouts, cratering or explosions.

Environmental discharges may move through the soil to water supplies or adjoining properties, giving rise to additional liabilities. Some laws and regulations could impose liability for failure to obtain the proper permits for, to control the use of, or to notify the proper authorities of a hazardous discharge. Such liability could have a material adverse effect on our financial condition and our results of operations and could possibly cause our operations to be suspended or terminated on such property.

We could lose or fail to attract the personnel necessary to run our business.

Our success depends, to a large extent, on our ability to attract and retain key management and personnel. Jeff Johnson, Jonathan Pina and Jayme Wollison are each key management personnel, which we depend on for our success. As we develop additional capabilities and expand the scope of our business, we will require more skilled personnel. Recruiting personnel for the oil and gas industry is highly competitive. We may not be able to attract and retain qualified executive, managerial and technical personnel needed for our business. Our failure to attract or retain qualified personnel could delay or result in our inability to complete our business plan.

Our directors and officers may experience conflicts of interest which may detrimentally affect our profitability.

Some of our directors and officers are currently and may also become directors, officers, contractors, shareholders or employees of other companies engaged in oil and natural gas development. To the extent that such other companies may participate in ventures in which we may participate, our directors may have a conflict of interest in negotiating and concluding terms respecting the extent of such participation. In the event that such a conflict of interest arises at a meeting of our directors, a director who has such a conflict will declare his interest and abstain from voting for or against the approval of such participation or such terms. In appropriate cases, we will establish a special committee of independent directors to review a matter in which several directors, or management, may have a conflict. From time to time, several companies may participate in the acquisition, and development of oil and natural gas properties thereby allowing for their participation in larger programs, permitting involvement in a greater number of programs and reducing financial exposure in respect of any one program. A particular company may assign all or a portion of its interest in a particular program to another of these companies due to the financial position of the company making the assignment.

Delays in development or production curtailment affecting our material properties may adversely affect our financial position and results of operations.

Depending on the nature of our property interests we may be required to fund our pro rata share of costs related to the development. These costs may be significant. The size of our operations and our capital expenditure budget limits the number of wells that we can develop in any given year. Complications in the development of any single material well may result in a material adverse effect on our financial condition and results of operations.

Because of our lack of assets and geographic diversification, adverse developments in the operating area of our properties would adversely affect our results of operations.

Our assets are currently located in the Texas and Kansas and we intend to acquire additional assets in Kansas. As a result, our business is disproportionately exposed to adverse developments affecting these States. These potential adverse developments could result from, among other things, changes in governmental regulation, capacity constraints with respect to the pipelines connected to our wells, curtailment of production, natural disasters or adverse weather conditions in or affecting these States. Due to our lack of diversification in asset type and location, an adverse development in our business or these operating areas would have a significantly greater impact on our financial condition and results of operations than if we maintained more diverse assets and operating areas.

Currently, we do not serve as operator on all of our oil and gas properties, therefore we must rely on our operating partners for the operation of a portion of our properties.

We have acquired less than the controlling working interest in some of our producing oil and natural gas properties, thus those oil and gas properties are not be operated by us. As we do not have controlling interest, the operator or the other co-owners might take actions we do not agree with and possibly increase costs or reduce production income in ways we do not agree with. We are also not responsible for or involved in decisions related to costs, operating efficiencies, personnel, permitting as well as other necessary and important decisions made regarding the properties that we hold a minority interest in.

Operations in the oil and natural gas industry subject us to complex laws and regulations that can have a material adverse effect on the cost, manner and feasibility of doing business.

Companies that develop, produce and sell oil and natural gas in the United States are subject to extensive federal, state and local laws and regulations, including complex tax and environmental laws and the corresponding regulations, and are required to obtain various permits and approvals from federal, state and local agencies. If these permits are not issued or unfavorable restrictions or conditions are imposed on our drilling activities, oil and gas operators may not be able to conduct the operations as planned. Oil and gas operators may be required to make large expenditures to comply with governmental regulations. Matters subject to regulation include:

•	water discharge and disposal permits for drilling operations;
•	drilling bonds;
•	drilling permits;
•	reports concerning operations;
•	air quality, noise levels and related permits;
•	spacing of wells;
•	rights-of-way and easements;
•	unitization and pooling of properties;
•	gathering, transportation and marketing of oil and natural gas;
•	taxation; and
•	waste transport and disposal permits and requirements.

Failure to comply with these laws may result in the suspension or termination of operations and subject us to liabilities under administrative, civil and criminal penalties. Compliance costs can be significant. Moreover, these laws could change in ways that substantially increase the costs of doing business. Any such liabilities, penalties, suspensions, terminations or regulatory changes could materially and adversely affect our business, financial condition and results of operations.

The unavailability or high cost of drilling rigs, equipment, supplies, personnel and oilfield services could adversely affect the cost of operations of our properties or our ability to execute our plans on a timely basis.

Due to drilling activity increases, a general shortage of drilling rigs, equipment, supplies and personnel has developed. As a result, the costs and delivery times to oil and gas operators of rigs, equipment, supplies or personnel are substantially greater than in previous years. From time to time, these costs have sharply increased and could do so again. The demand for and wage rates of qualified drilling rig crews generally rise in response to the increasing number of active rigs in service and could increase sharply in the event of a shortage. Shortages of drilling rigs, equipment, supplies or personnel could delay or adversely affect the development operations, which could have a material adverse effect on our business, financial condition and results of operations.

Risks Relating To Our Common Stock

Our common stock has a limited trading history and has experienced price volatility.

Our common stock trades on the OTC Bulletin Board. The volume of trading in our common stock varies greatly and may often be light, resulting in what is known as a "thinly-traded" stock.  The closing price for our common stock has ranged from $0.16 to $2.38 during our first two fiscal quarters ending October 31, 2012. Until a larger secondary market for our common stock develops, the price of our common stock may fluctuate substantially. The price of our common stock may also be impacted by any of the following, some of which may have little or no relation to our company or industry:

•	the breadth of our stockholder base and extent to which securities professionals follow our common stock;
•	investor perception of our Company and the oil and natural gas industry, including industry trends;
•	domestic and international economic and capital market conditions, including fluctuations in commodity prices;
•	responses to quarter-to-quarter variations in our results of operations;
•	announcements of significant acquisitions, strategic alliances, joint ventures or capital commitments by us or our competitors;
•	additions or departures of key personnel;
•	sales or purchases of our common stock by large stockholders or our insiders;
•	accounting pronouncements or changes in accounting rules that affect our financial reporting; and
•	changes in legal and regulatory compliance unrelated to our performance.

In addition, the stock market in general and the market for natural gas and oil development companies in particular have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating results or asset values of those companies. These broad market and industry factors may seriously impact the market price and trading volume of our common shares regardless of our actual operating performance.

We have not paid cash dividends on our common stock and do not anticipate paying any dividends on our common stock in the foreseeable future.

We do not anticipate paying cash dividends on our common stock in the foreseeable future. Payment of future cash dividends, if any, will be at the discretion of our board of directors and will depend on our financial condition, results of operations, contractual restrictions, capital requirements, business prospects and other factors that our board of directors considers relevant. Accordingly, investors may only see a return on their investment if the value of our securities appreciates.

A decline in the price of our common stock could affect our ability to raise further working capital and adversely impact our operations.

A prolonged decline in the price of our common stock could result in a reduction in the liquidity of our common stock and a reduction in our ability to raise capital. Because our operations have been primarily financed through the sale of equity securities, a decline in the price of our common stock could be especially detrimental to our liquidity and our continued operations. Any reduction in our ability to raise equity capital in the future would force us to default on our debt obligations and forfeit our property interests or to reallocate funds from other planned uses.  Either of these would have a significant negative effect on our business plans and operations, including our ability to acquire new property interests or fund our obligations for development of our current property interests. If our stock price declines, we may not be able to raise additional capital or generate funds from operations sufficient to meet our obligations.

Our stock is a penny stock. Trading of our stock may be restricted by the Securities and Exchange Commission's penny stock regulations which may limit a stockholder's ability to buy and sell our stock.

Our stock is a penny stock. The SEC has adopted Rule 15g-9 which generally defines "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

The Financial Industry Regulatory Authority, or FINRA, has adopted sales practice requirements which may also limit a stockholder's ability to buy and sell our stock.

In addition to the "penny stock" rules described above, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

We may be deemed a shell company which could affect liquidity in our common stock

Prior to our acquisition of JHE Holdings, LLC, we were engaged in the business of on-line customer support and software development. Due to the downturn in the economy arising out of the debt crisis and increased competition, we had very limited success developing clients to purchase our systems and failed to raise sufficient capital to effectively implementing our business plan. As a result, we examined opportunities to diversify our business including complementary technology businesses and resource based business including oil and gas business opportunities. As a result, we may have been deemed a “shell company.” A shell company is defined as a registrant “that has: (1) no or nominal operations; and (2) either: (i) no or nominal assets; (ii) assets consisting solely of cash and cash equivalents; or (iii) assets consisting of any amount of cash and cash equivalents and nominal other assets.” If we are deemed a shell company there will be (i) additional restrictions on the resale of restricted shares, (ii) additional disclosure required on an acquisition and (iii) increased cost related to disclosure and reporting compliance. On July 25, 2011 we received a comment letter dated June 30, 2011 from the SEC related to our Form 8-K filed on June 21, 2011, requesting that we amend the Form 8-K to provide information required by shell companies. We received subsequent comment letters dated August 12, 2011 and October 6, 2011. Our response to these comment letters is that we do not believe that we are or have ever been a shell company.

If we are deemed a shell company, shareholders holding restricted, non-registered shares will not be able to use the exemptions provided under Rule 144, for twelve months, for the resale of their shares of common stock.

Risks Relating To the Offering

We will have broad discretion as to the use of the net proceeds from this offering, and we may not use the proceeds effectively.

Although we plan to use the net proceeds from this offering to fund lease acquisition and drilling in Northwest Kansas and for other general corporate purposes, our management will have broad discretion as to the application of the net proceeds.  Our shareholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds.  Moreover, our management may use some of the net proceeds for corporate purposes that may not increase our market value or profitability.

You will experience immediate and substantial dilution in the book value of the shares you purchase in this offering.

Investors purchasing shares of our common stock in this offering will pay more for their shares than the amount paid by most existing shareholders who acquired shares prior to this offering.  Based upon the issuance and sale of [●] shares of our common stock at an initial public offering price of $[●] per share, you will incur immediate dilution of approximately $[●]  in the net tangible book value per share if you purchase common stock in this offering. Further dilution may occur in the future, as holders of 10% Convertible Notes issued on February 8, 2012 in the principal amount of $2,750,000, and holders of the 6% Convertible Notes in the principal amount of $1,500,000 issued on September 14, 2011 may convert such convertible notes at $1.50 per share of common stock and the holder a $550,000 convertible note on August 15, 2012 may convert such note at the lesser of $0.55 or at a share value of 75% of the lowest closing share price for the 25 days preceding a conversion.

If we are not the subject of securities analyst reports or if any securities analyst downgrades our common stock or our sector, the price of our common stock could be negatively affected.

Securities analysts may publish reports about us or our industry containing information about our Company that may affect the trading price of our common stock.  In addition, if a securities or industry analyst downgrades the outlook for our stock or one of our competitors’ stock, the trading price of our common stock may also be negatively affected.

Future sales of our common stock by our existing stockholders may negatively impact the trading price of our common stock.

If a substantial number of our existing stockholders decide to sell shares of their common stock in the public market following the completion of this offering, the price at which our common stock trades could decline.  Additionally, the public market’s perception that such sales might occur may also depress the price of our common stock.  Certain existing stockholders have entered into lockup agreements pursuant to which they have agreed not to sell shares of our common stock in the public market for a period of 180 days following the completion of this initial public offering.  Of the [●] shares outstanding upon the completion of this initial public offering, [●] shares will be freely tradeable without restriction and [●] shares will be freely tradeable following the expiration of the 180-day lockup period.

If we are not able to close a $5,000,000 financing the convertible notes issued on February 8, 2012 will not be extended to September 30, 2014 but instead will be due on February 8, 2013.

On February 8, 2012, we issued 10% convertible notes in the aggregate principal amount of $2,750,000, subject to the terms of the Inter-Creditor Agreement. The 10% notes bear interest at the rate of 10% per annum on the unpaid principal balance, which is payable monthly in arrears on the first business day of each calendar month.  The 10% notes are due and payable on February 8, 2013 or at the election of the applicable holder on the earlier of (i) our closing of a financing transaction for aggregate proceeds in excess of $5,000,000, which excess amount shall be applied to the principal balance of the applicable holder’s note (based on the ratio of the principal amount of such holder’s note relative to the aggregate principal amount of all the notes issued on February 8, 2012); (ii) the sale or partial sale of JHE Holdings, LLC; (iii) the sale of all or substantially all of the assets of JHE Holdings, LLC; or (iv) an Event of Default (as defined in the notes issued on February 8, 2012).  The notes are convertible at the option of the holders into shares of our common stock on February 8, 2013 or upon the occurrence of one or more of the triggering events set forth in clauses (i), (ii), and (iii) above, at a conversion price of $1.50 per share. On October 9, 2012 we entered into note extension agreements with the holders of the 10% notes whereby the holders agreed to extend the maturity date of the notes to September 30, 2014 on the closing of a $5,000,000 financing within ninety days of execution of the note extension agreements, or as extended by additional thirty day periods, which are to be granted at the sole discretion of the holders of the notes. As an incentive to enter into the note extension agreements, the holders of the notes were issued an aggregate amount of 250,000 shares of our common stock on execution of the note extension agreement and they will receive an additional aggregate amount of 250,000 shares of our common stock on closing of the $5,000,000 financing. Pursuant to the note extension agreements accrued interest under the notes from May 1, 2012 until the closing of the financing, shall be paid on closing of the financing and subsequent to the financing interest shall be paid on a monthly basis.  Should the financing not occur within the ninety day period or within an extension period, then the original terms of the notes shall remain in effect.

The foregoing description of the note extension agreements is qualified in its entirety by reference to the copy of the form of note extension agreement included as Exhibit 10.29 to the Form S-1 filed with the SEC on October 10, 2012.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements concern our anticipated results and developments in our operations in future periods, planned exploration and development of its properties, plans related to its business and other matters that may occur in the future.  These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of our management.

Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as “expects” or “does not expect”, “is expected”, “anticipates” or “does not anticipate”, “plans”, “estimates” or “intends”, or stating that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved) are not statements of historical fact and may be forward-looking statements.  Forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors which could cause actual events or results to differ from those expressed or implied by the forward-looking statements, including, without limitation:

•	risks related to the competition from large number of established and well-financed entities that are actively involved in the oil and gas development business;
•	risks related to drilling, completion and facilities costs;
•	risks related to abandonment and reclamation costs;
•	risks related to the performance and characteristics of our oil and gas properties;
•	risks related to expected royalty rates, operating and general administrative costs, costs of services and other costs and expenses;
•	risks related to our oil and gas production levels;
•	risks related to fluctuations in the price of oil and gas, interest and exchange rates;
•	risks related to the oil and gas industry, such as risks in developing and producing crude oil and natural gas and market demand;
•	risks related to actions taken by governmental authorities, including increases in taxes and changes in government regulations and incentive programs;
•	risks related to geological, technical, drilling and processing problems;
•	risks and uncertainties involving geology of oil and gas deposits;
•	risks related to our ability to locate satisfactory properties for acquisition or participation;
•	risks related to shut-ins of connected wells resulting from extreme weather conditions;
•
risks related to hazards such as fire, explosion, blowouts, cratering and spills, each of which could result in substantial damage to wells, production facilities, other property and the environment or in personal injury;

•	risks related to encountering unexpected formations or pressures, premature decline of reservoirs and the invasion of water into producing formations;
•	risks related to the possibility that government policies or laws, including laws and regulations related to the environment, may change or governmental approvals may be delayed or withheld;
•	risks related to competition for and/or inability to retain drilling rigs and other services;
•	risks related to competition for, among other things, capital, acquisition of reserves, undeveloped land and skilled personnel;
•	risks related to our history of operating losses, our limited financial resources and our needs for additional financing;
•	risks related to the integration of our new management and implementation of our expanded business strategy in the oil and gas development business;
•	other risks related to the thinly traded market for our securities; and
•
risks related to holding non-operated interests in properties operated by third-party operators, including our lack of control on the schedule of development, budgeting and production decisions and our reliance on third-party operators.

This list is not exhaustive of the factors that may affect our forward-looking statements.  Some of the important risks and uncertainties that could affect forward-looking statements are described further under the sections titled “Risk Factors”, “Business” and “Management’s Discussion and Analysis of Financial Condition and Operating Results” of this prospectus.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected.  We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.  We disclaim any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as required by law.

Our financial statements are stated in United States dollars and are prepared in accordance with United States generally accepted accounting principles.

In this prospectus, unless otherwise specified, all dollar amounts are expressed in United States dollars and all references to "common stock" refer to the common shares in our capital stock.

We qualify all the forward-looking statements contained in this prospectus by the foregoing cautionary statements.

USE OF PROCEEDS

We estimate that our net proceeds, after deducting the estimated expenses related to this offering, including commissions and accountable and non-accountable expenses of the Placement Agent, will be approximately $6,291,510 .

We intend to use the estimated net proceeds as follows:

	Approximate Amount	Percent of Net Proceeds
To acquire properties in Western Kansas or other areas	$4,190,000	65%
To fund drilling programs	$2,000,000	31%
To fund working capital needs and other general corporate purposes	$125,000	2%
To retire certain accounts payable, accrued expenses and other short-term liabilities	$125,000	2%

The foregoing represents our current intentions based upon our current plans and business condition.  Management will have broad discretion in the application of our net proceeds from this offering, and the occurrence of unforeseen events or changes in business conditions could result in the application of our net proceeds from this offering in a manner other than as described in this prospectus.  Pending application of our net proceeds, we intend to invest the net proceeds in short-term, interest- bearing, investment-grade securities.

PRICE RANGE OF COMMON STOCK

We are traded on the OTCBB under the ticker symbol “CRCL.”  We had previously been trading under the symbol “DTLV” but changed its ticker symbol to “CRCL” effective July 1, 2011.

PERIOD	LOW ($)	HIGH ($)
First Quarter of Fiscal Year 2011 (ended July 31, 2010)	0.005	0.005
Second Quarter of Fiscal Year 2011 (ended October 31, 2010)	0.005	0.1
Third Quarter of Fiscal Year 2011 (ended January 31, 2011)	0.1	0.13
Fourth Quarter of Fiscal Year 2011 (ended April 30, 2011)	0.13	0.50
First Quarter of Fiscal Year 2012 (ended July 31, 2011)	0.5	2.25
Second Quarter of Fiscal Year 2012 (ended October 31, 2011)	1.87	2.00
Third Quarter of Fiscal Rear 2012 (ended January 31, 2012)	1.87	2.15
Fourth Quarter of Fiscal Year 2012 (ended April 30, 2012)	2.00	2.75
First Quarter of Fiscal Year 2013 (ended July 31, 2012)	0.45	2.38
Second Quarter of Fiscal Year 2012 (ended October 31, 2012)	0.16	0.58

The closing price per share for our common stock on January 11, 2013 as reported by the OTCBB was $0.35 .

CAPITALIZATION

The following table sets forth our: (i) cash and cash equivalents; (ii) restricted cash and marketable securities; (iii) total assets; (iv) total liabilities; (v) components of stockholders’ equity; (vi) total capitalization; and (vi) outstanding shares of common stock as of October 31, 2012, as follows:

·	on an actual basis; and

·
on a pro forma as adjusted basis to reflect the sale by us of [●] shares of common stock in this offering, based on an assumed initial public offering price of $[●] per share, which is the midpoint of the range shown on the cover of this prospectus, and after deduction estimated placement agent fees, commissions and advisory fees and estimated offering expenses payable by us.

You should read this table together with the sections of this prospectus entitled “Use of Proceeds”, as well as our consolidated financial statements and related notes and the other financial information appearing elsewhere in this prospectus.

	As of October 31, 2012
	Actual	Pro Forma as Adjusted
Cash and cash equivalents	$66,988	$	[ - ]

Total Assets	$4,689,621	$	[•]

Convertible notes payable, net of discount	$3,742,498	$	[•]

Stockholders’ Equity:
Common stock:$0.001 par value, 41,754,571 shares issued and outstanding (actual), and [●] as adjusted	41,755
Additional paid-in capital	18,817,298		[●]
Accumulated deficit	(19,054,400)		([●]	)
Total Stockholders' Equity (Deficit)	(195,347)		[●]

Total Capitalization	$3,547,151		[●]

The outstanding share information set forth above as of October 31, 2012, excludes:

•	Up to 3,000,000 shares of common stock reserved for future issuance under our 2011 Stock Option Plan ;

•	250,000 shares of common stock underlying outstanding warrants as of August 16, 2012;

•	450,000 shares of common stock reserved for issuance to our independent directors;

•	10,437,000 shares of common stock reserved for issuance to our employees and officers;

•	1,833,333 shares of common stock reserved for issuance upon conversion of 10% convertible notes we issued on February 8, 2012;

•	250,000 shares of common stock reserved for issuance to the holders of 10% convertible notes due February 8, 2013 on closing on closing of a $5,000,000 financing;

•	1,000,000 shares of common stock reserved for issuance upon conversion of the 6% convertible notes due September 14, 2014;

•	1,145,833 shares of common stock reserved for issuance upon conversion of a Promissory Note issued on August 15, 2012;

•	325,000 shares of common stock issued to Big Sky Management Ltd. for payment of consulting services; and

•	225,000 shares of common stock issued to Wevco Production Inc. for settlement of issues arising from a leasehold purchase agreement, as amended.

DILUTION

If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the as adjusted net tangible book value per share of our common stock immediately after this offering. Net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding at October 31, 2012.

Our historical net tangible book value at October 31, 2012 was $(●), or  $(●) per share. After giving effect to the sale of our common stock in this offering at an assumed public offering price of $[•] per share, which is the mid-point of the offering range indicated on the cover page of this prospectus and after deducting estimated placement agent fees and commissions and estimated offering expenses payable by us, our adjusted net tangible book value at October 31, 2012 would have been $[•] million or $[•] per share. This represents an immediate increase in net tangible book value per share of $[•] to existing stockholders and dilution in net tangible book value per share of $[•] to new investors who purchase shares in the offering. The following table illustrates this per share dilution to new investors:

Assumed public offering price per share	$	[●]
Historical net tangible book value per share at July 31, 2012	$	(●)
Increase in net tangible book value per share attributable to new investors	$	[●]
Adjusted net tangible book value per share	$	[●]
Dilution per share to new investors	$	[●]

The following table sets forth, on the as adjusted basis described above, at October 31, 2012, the difference between the number of shares of common stock purchased from us, the total consideration paid, and the average price per share paid by the existing stockholders and by investors purchasing shares in this offering, before deducting estimated placement agent fees and commissions and estimated offering expenses.

	Shares Purchased			Total Consideration
	Number	Percent		Amount		Percent		Average Price Per Share
Existing stockholders	[●]	[●]	%	$	[●]	[●]	%	$	[●]
New investors	[●]	[●]	%		[●]	[●]	%		[●]
Total	[●]	100%		$	[●]	100%		$	[●]

The discussions and tables above are based on the number of shares of common stock outstanding at October 31, 2012. The outstanding share information set forth above excludes:

•	Up to 3,000,000 shares of common stock reserved for future issuance under our 2011 Stock Option Plan ;

•	250,000 shares of common stock underlying outstanding warrants as of August 16, 2012;

•	450,000 shares of common stock reserved for issuance to our independent directors;

•	10,437,000 shares of common stock reserved for issuance to our employees and officers;

•	1,833,333 shares of common stock reserved for issuance upon conversion of 10% convertible notes we issued on February 8, 2012;

•	250,000 shares of common stock reserved for issuance to the holders of 10% convertible notes due February 8, 2013 on closing on closing of a $5,000,000 financing;

•	1,000,000 shares of common stock reserved for issuance upon conversion of the 6% convertible notes due September 14, 2014;

•	1,145,843 shares of common stock reserved for issuance upon conversion of the promissory note we issued on August 15, 2012;

•	325,000 shares of common stock issued to Big Sky Management Ltd. for payment of consulting services; and

•	225,000 shares of common stock issued to Wevco Production Inc. for settlement of issues arising from a leasehold purchase agreement, as amended.

DIVIDEND POLICY

We have not paid any cash dividends on our common stock and have no present intention of paying any dividends on the shares of our common stock.  Our future dividend policy will be determined from time to time by our Board.

HOLDERS OF OUR COMMON STOCK

On January 11, 2013 the shareholders’ list of our common stock had 66 registered shareholders and 42,304,571 shares outstanding.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND OPERATING RESULTS

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and related notes appearing elsewhere in this prospectus.  This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions.  Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, those set forth under “Risk Factors” and elsewhere in this prospectus.

Our consolidated financial statements are stated in United States dollars and are prepared in accordance with United States generally accepted accounting principles.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of our consolidated financial statements requires us to make estimates and assumptions that affect our reported results of operations and the amount of reported assets, liabilities and proved oil and gas reserves. Some accounting policies involve judgments and uncertainties to such an extent that there is reasonable likelihood that materially different amounts could have been reported under different conditions, or if different assumptions had been used. Actual results may differ from the estimates and assumptions used in the preparation of our consolidated financial statements. Described below are the most significant policies we apply in preparing our consolidated financial statements, some of which are subject to alternative treatments under GAAP. We also describe the most significant estimates and assumptions we make in applying these policies. See Note 1 to our consolidated financial statements.

Segment reporting is not applicable to us as we have a single, company-wide management team that administers all properties as a whole rather than by discrete operating segments. We track only basic operational data by area. We do not maintain complete separate financial statement information by area. We measure financial performance as a single enterprise and not on an area-by-area basis. We use the successful efforts method of accounting for our oil and gas activities.

Successful Efforts Method of Accounting

We follow the successful efforts method of accounting for our oil and gas producing activities. Costs to acquire mineral interests in oil and gas properties and to drill and equip development wells and related asset retirement costs are capitalized. Costs to drill exploratory wells are capitalized pending determination of whether the wells have proved reserves. If we determine that the wells do not have proved reserves, the costs are charged to expense. There were no exploratory wells capitalized pending determination of whether the wells have proved reserves at April 30, 2012 or 2011. Geological and geophysical costs, including seismic studies and costs of carrying and retaining unproved properties are charged to expense as incurred. We capitalize interest on expenditures for significant exploration and development projects that last more than six months while activities are in progress to bring the assets to their intended use. Through April 30, 2012, we have capitalized no interest costs because our exploration and development projects generally last less than six months. Costs incurred to maintain wells and related equipment are charged to expense as incurred.

Proved Reserves

For the year ended April 30, 2012 we engaged LaRoche Petroleum Consultants, Ltd., independent petroleum engineers, to prepare independent estimates of the extent and value of 100% of our reported proved reserves, in accordance with guidelines established by the SEC, including the Final Rule.

Estimates of proved oil and gas reserves directly impact financial accounting estimates including depletion, depreciation and amortization expense, evaluation of impairment of properties and the calculation of plugging and abandonment liabilities.  Proved oil and gas reserves are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible from a given date forward, from known reservoirs, and under existing economic conditions, operating methods and government regulations. The process of estimating quantities of proved reserves is very complex, requiring significant subjective decisions in the evaluation of all geological, engineering and economic data for each reservoir. The data for any reservoir may change substantially over time due to results from operational activity. Proved reserve volumes at April 30, 2012, were estimated based on the average of the closing price on the first day of each month for the 12-month period prior to April 30, 2012, for oil, and natural gas in accordance with the Final Rule. Changes in commodity prices and operations costs may increase or decrease estimates of proved oil and natural gas reserves. Depletion expense for our oil and gas properties is determined using our estimates of proved oil and gas reserves.

Share-based Compensation

We measure and record compensation expense for all share-based payment awards to employees and directors based on estimated grant-date fair values.  Compensation costs for share-based awards are recognized over the requisite service period based on the grant-date fair value. We measure grant-date fair value of share awards using the closing stock price on the date of the award.  For stock option awards, we estimate fair value using the Black-Scholes method.  Inputs to that estimate subject to our judgment include volatility and the expected life of the awards.  For volatility, we use the historic volatility for public companies comparable to our company in size and operations, measured over a period similar to the expected lives of our grants.  Expected lives are based on our judgment of the amount of time that the award will be outstanding prior to its exercise.  We do not include estimated forfeiture rates because we do not expect the persons subject to option awards to leave the company prior to the awards vesting.  Actual outcomes can differ significantly from our estimates.

Carrying Value of Oil and Gas Properties

In determining impairments, we assess undiscounted cash flow for a field relative to its carrying value. If a field's undiscounted cash flow is less than its carrying value, the field will be impaired. If a field's undiscounted cash flow is less than its fair market value but exceeds its carrying value, the field may be impaired as a result of lower commodity prices. Fair market value is generally considered to be the price that a willing buyer would pay and a willing seller would accept for a property that has been exposed to the market for a reasonable period, with neither party being under compulsion to buy or sell, and both having a reasonable knowledge of the relevant facts. Estimates of fair market value are based on our knowledge of current trading values of petroleum properties correlated with projected producing rates and the quality of reserves. Our calculation of the fair market value for each field area used our internal interpretation of proved, probable and possible reserves and consider various price and cost scenarios to recovery these reserves. The key assumptions we used in our evaluation were the NYMEX futures price strip as of the valuation date and the current cost to produce the properties. The net present value for each reserve category was then risked. This total risked net present value calculation was compared to generally known trading values on a reserve and production basis. In addition, we considered most recent cash flow multiples and future project cash flows to estimate a reasonable fair market value for each property.

As in all aspects of oil and gas evaluation, there are uncertainties inherent in the interpretation of engineering and geoscience data; therefore, our conclusions necessarily represent only informed professional judgment. Our estimation of fair market value has been influenced by our understanding of the technological, economic, political, and other factors that may affect the value of the properties.

Estimates of reserves may increase or decrease as a result of market conditions, future operations, changes in regulations, or actual reservoir performance. In addition to certain economic assumptions, our estimates are based on other assumptions including, but not limited to, that the properties will be developed consistent with current development plans, that the properties will be operated in a prudent manner, that no governmental regulations or controls will be put in place that would impact the ability of the interest owner to recover the reserves, and that our projections of future production will prove consistent with actual performance. If the reserves are recovered, the revenues therefrom and the costs related thereto could be more or less than the estimated amounts. Because of governmental policies and uncertainties of supply and demand, the sales rates, prices received for the reserves, and costs incurred in recovering such reserves may vary from assumptions used in our evaluation.

Activities to Date

On June 16, 2011, we completed the Acquisition of JHE Holdings, LLC in accordance with terms of a purchase agreement.  Pursuant to the purchase agreement, we acquired all of the membership interests in JHE Holdings, LLC and accordingly, JHE Holdings, LLC became our wholly-owned subsidiary.  JHE Holdings, LLC owns royalty, non-operated working interests and mineral interests in certain oil and gas properties in Texas. The properties that we hold through our subsidiary JHE Holdings, LLC include producing wells in the TXL Extension, Crane County, TX (1.00% working interest and 0.75% revenue interest in two wells); Bullard Prospect, Scurry County, TX (1.25% – 2.50% working interest and 0.94% – 2.08% revenue interest in nine wells); Nursery Prospect, Victoria County, TX (2.75% working interest and 2.00% – 2.10% revenue interest in two wells); Pearsall Prospect, Dimmit and Zavala Counties, TX (0.24% - 5.00% working interest and 0.17% – 3.75% revenue interest in 25 wells); Madison Woodbine, Grimes and Madison Counties, TX (0.00% - 2.90% working interest and 0.0190% – 2.90% revenue interest in seven wells); Giddings Field, Fayette and Lee Counties, TX (0.00% - 3.00% working interest and 0.76% – 2.28% revenue interest in six wells).

See Section entitled “Business” below for more information on our activities.

Results of Operations for the Three and Six Months Ended October 31, 2012

The financial information with respect to the three and six months ended October 31, 2012 and 2011, as discussed below is unaudited. In the opinion of management, such information contains all adjustments (consisting primarily of normal recurring accruals) necessary for a fair presentation of the results for such periods.  The results of operations for interim periods are not necessarily indicative of the results of operations for the full fiscal years. The table below presents the results of operations for the three and six months ended October 31, 2012.

	Three Months Ended		Six Months Ended
	October 31, 2012	October 31, 2011	October 31, 2012	October 31, 2011
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Consolidated Statement of Operations:
Revenues	$211,454	$293,677	$362,058	$509,971
Lease operating, production and other	28,777	40,003	53,887	66,742
General and administrative	1,333,693	997,136	2,760,479	2,476,881
Depreciation depletion and amortization	133,761	191,738	216,226	270,164
Impairment of oil and gas properties	3,566,497	-	3,566,497	3,397,693
Exploration costs	55,072	-	80,579	2
Loss from operations	(4,906,346)	(935,200)	(6,315,610)	(5,701,511)

Net loss	(5,875,213)	(1,365,448)	(7,805,917)	(6,461,759)

The following table sets forth summary information regarding oil gas production, average sales prices and average production costs for the three and six months ended October 31, 2012. We determined the Boe using the ratio of six Mcf of natural gas to one Boe. The ratios of six Mcf of natural gas to one Boe does not assume price equivalency and, given price differentials, the price for a Boe for natural gas may differ significantly from the price for a barrel of oil.

	Three Months Ended		Six Months Ended
	October 31, 2012	October 31, 2011	October 31, 2012	October 31, 2011
Revenues:
Oil	$195,997	$174,336	$343,398	$247,552
Gas	15,457	119,341	18,660	262,419
Total oil and gas sales	$211,454	$293,677	$362,058	$509,971
Production:
Oil (Bbls)	2,132	2,084	3,710	4,459
Gas (Mcf)	3,067	24,304	4,542	52,121
Total (Boe)	2,643	6,134	4,467	13,146
Total (Boe/d)	29	67	24	71

Average Prices
Oil (per bbls)	$91.93	$83.67	$92.56	$55.52
Gas (Per Mcf)	1.99	4.91	2.17	5.03
Total (Per Boe)	$80.01	$47.88	$81.05	$38.79

Production Costs (Per Boe)	$10.89	$6.52	$12.06	$5.04

Revenue and Operating Trends

For the three and six months ended October 31, 2012, we did not generate sufficient revenues to cover our operating expenses. We do not anticipate generating sufficient revenue from operations to cover our operating expenses in the near term.

Company Overview for the three and six months ended October 31, 2012

Our net loss for the three and six months ended October 31, 2012 was $5,875,213 and $7,805,917, respectively.  From our inception through October 31, 2012, we have received nominal revenues from our oil and natural gas activities, while incurring substantial acquisition and impairment costs and overhead expenses which have resulted in an accumulated deficit through October 31, 2012 of $19,054,400. We anticipate that we will incur net losses through fiscal 2013 and beyond until we can significantly increase production and revenue.

Comparison of Results of Operations for the three months ended October 31, 2012 and 2011

Oil and gas sales. Oil and gas sales decreased $82,223, or 28%, for the three months ended October 31, 2012, to $211,454 from $293,677 for the three months ended October 31, 2011. The $82,223 decrease in oil, NGL, and gas sales was primarily attributable to a decrease in production volumes, partially offset by increases in the average price per Boe.  Production volumes decreased primarily due to the sales of certain interests in properties held by JHE Holdings, LLC that were operated by Encana (the “Encana Properties”) and the average price per Boe increased due to an increase in oil production as a percentage of total oil, NGL, and gas production.

Oil and gas production. Production for the three months ended October 31, 2012 totaled 2,643 Boe (29Boe/d), compared to 6,134Boe (67Boe/d) in the prior year period, a decrease of 57%.  The decrease in production in the 2012 period is the result primarily of the sale of the Encana properties.  Subject to commodity prices, which could impact drilling activity, we expect production to increase during the remainder of the fiscal year ending April 30, 2013.

Lease operating expenses. Our lease operating expenses decreased $10,836, or 38% to $18,011 for the three months ended October 31, 2012, from $28,847 for the three months ended October 31, 2011. The $6.81 per Boe LOE in 2012 as compared to $4.70 per Boe in the 2011 period was primarily attributable to decreases in production as described elsewhere herein resulting in a decrease in expense and an increase in expense on a Boe basis.

Severance and production taxes. Our severance and production taxes decreased $390, or 3% to $10,766 for the three months ended October 31, 2012, from $11,156 for the three months ended October 31, 2011. The decrease in severance and production taxes was primarily a function of both the decrease in overall sales and an increase in oil sales as a percentage of total oil and gas sales, as oil sales are taxed at a lower rate.  Severance and production taxes were approximately 5.0% and 3.8% of oil and gas sales for the respective periods.

General and administrative. Our general and administrative expenses (“G&A”) increased $336,557or 33.8%, to $1,333,693 for the three months ended October 31, 2012, from $997,136 for the three months ended October 31, 2011.  The increase in G&A was primarily due to lower share-based compensation partially offset by higher salaries and benefits resulting from increased staffing.  For the remainder of 2012, we expect G&A to remain reasonably stable.

Depletion, depreciation, and amortization. Our depletion, depreciation, and amortization expense (“DD&A”) decreased $57,977 or 30%, to $133,761 for the three months ended October 31, 2012, from $191,738 for the three months ended October 31, 2011.  Our DD&A per Boe for the three months ended October 31, 2012 was $50.61 per Boe as compared to $31.26 per Boe in the 2011 period. The decrease in DD&A expense over the prior year period was primarily due to lower production in 2012.

Impairment of Oil and Gas Properties.  Impairment charges incurred during the three months ended October 31, 2012 resulted from the loss of $17,500 of our deposit on the Greene Acquisition, and the loss of $3,548,997 of our deposits on the Wevco Production Inc. acquisition.

Exploration costs.  Our exploration costs increased $55,072 or 100% to $55,072 for the three months ended October 31, 2012, from $nil for the three months ended October 31, 2011. The increase in exploration costs over the prior year period was attributable to delay rentals.

Interest expense, net.  Our interest expense, net, increased $93,140, or 22%, to $523,388 for the three months ended October 31, 2012, from $430,248 for the three months ended October 31, 2011. This increase was primarily the result of a higher average debt level from the assumption of a note payable related to the acquisition of JHE and the issuance of convertible notes payable during the 2012 period coupled with one time interest charges related to the conversion of convertible notes payable and the origination of a convertible note payable. We expect our interest expense to remain higher for the remainder of the fiscal year than the prior year period as a result of increased borrowings during 2012.

Comparison of Results of Operations for the six months ended October 31, 2012 and 2011

Oil and gas sales. Oil and gas sales decreased $147,913, or 29%, for the six months ended October 31, 2012, to $362,058 from $509,971 for the six months ended October 31, 2011. The $147,913decrease in oil and gas sales was primarily attributable to a decrease in production volumes, partially offset by increases in the average price per Boe.  Production volumes decreased primarily due to the sales of the Encana Properties and the average price per Boe increased due to an increase in oil production as a percentage of total oil and gas production.

Oil and gas production. Production for the six months ended October 31, 2012 totaled 4,467Boe (24Boe/d), compared to 13,146Boe (71Boe/d) in the prior year period, a decrease of 66%.  The decrease in production in the 2012 period is the result primarily of the sale of the Encana properties offset slightly by increased production volumes in October 2012.  Subject to commodity prices, which could impact drilling activity, we expect continued production to increases during the remainder of the fiscal year ending April 30, 2013.

Lease operating expenses. Our lease operating expenses decreased $2,005, or 5% to $35,785 for the six months ended October 31, 2012, from $37,790 for the six months ended October 31, 2011. The $8.01 per Boe LOE in 2012 as compared to $2.87 per Boe in the 2011 period was primarily was primarily due reduced production volumes as described elsewhere herein.

Severance and production taxes. Our severance and production taxes decreased $10,850, or 37% to $18,102 for the six months ended October 31, 2012, from $28,952 for the six months ended October 31, 2011. The decrease in severance and production taxes was primarily a function of both the decrease in overall sales and an increase in oil sales as a percentage of total oil, NGL, and gas sales, as oil sales are taxed at a lower rate.  Severance and production taxes were approximately 5.0% and 5.7% of oil, NGL and gas sales for the respective periods.

General and administrative. Our general and administrative expenses (“G&A”) increased $283,598or 11%, to $2,760,479 for the six months ended October 31, 2012, from $2,476,881 for the six months ended October 31, 2011.  The increase in G&A was primarily due to lower share-based compensation partially offset by higher salaries and benefits resulting from increased staffing.  For the remainder of 2012, we expect G&A to remain reasonably stable.

Depletion, depreciation, and amortization. Our depletion, depreciation, and amortization expense (“DD&A”) decreased $53,938 or 20%, to $216,226 for the six months ended October 31, 2012, from $270,164 for the six months ended October 31, 2011. Our DD&A per Boe for the six months ended October 31, 2012 was $48.41 per Boe as compared to $20.55 per Boe in the 2011 period. The increase in Boe DD&A over the prior year period was primarily due to lower production in  2012.

Impairment of Oil and Gas Properties. Impairment charges incurred during the six months ended October 31, 2012 resulted from the loss of $17,500 of our deposit on the Greene Acquisition, and the loss of $3,548,997 of our deposits on the Wevco Production Inc. acquisition.  Impairment charges incurred during the six months ended October 31, 2011 resulted from our acquisition of JHE Holdings, LLC in which the consideration we paid for the net assets of JHE Holdings, LLC exceeded the fair value of the net assets acquired.  Accordingly, we recorded an impairment charge on the acquisition date.

Exploration costs.  Our exploration costs increased $80,579 or 100% to $80,579 for the six months ended October 31, 2012, from $nil for the six months ended October 31, 2011.   The increase in exploration costs over the prior year period was attributable to delay rentals.

Interest expense, net.  Our interest expense, net, increased $204,649, or 27%, to $964,897 for the six months ended October 31, 2012, from $760,248 for the six months ended October 31, 2011. This increase was primarily the result of a higher average debt level from the assumption of a note payable related to the acquisition of JHE Holdings, LLC and convertible notes payable during the 2012 period coupled with one time charges to interest expense related to the conversion of convertible notes payable and the origination of a convertible note payable.

 Results of Operations for the fiscal year ended April 30, 2012 compared to the fiscal year April 30, 2011

The following table sets forth summary information regarding oil and gas revenues, production, average product prices and average production costs and expenses for the fiscal year ended April 30, 2012.  We had no oil and gas operations prior to the fiscal year beginning May 1, 2011. We determined the Boe using the ratio of six Mcf of natural gas to one Boe. The ratios of six Mcf of natural gas to one Boe do not assume price equivalency and, given price differentials, the price for a Boe for natural gas or natural gas liquids (“NGLs”) may differ significantly from the price for a barrel of oil.

Year Ended April 30, 2012
Revenues
Oil	$758,798
Gas	183,352
Total oil and gas sales	$942,150
Production
Oil (Bbls)	9,792
Gas (Mcf)	51,036
Total (Boe)	18,298
Total (Boe/d)	50
Average prices
Oil (per Bbl)	$77.49
Gas (per Mcf)	3.59
Total (per Boe)	$51.49
Costs and expenses (per Boe)
Lease operating (1)	$4.41
Severance and production taxes	2.75
Exploration	5.04
Impairment	211.01
General and administrative	316.79
Depletion, depreciation, and amortization	31.48

(1)            Includes ad valorem taxes.

Oil and Gas Sales

Oil and gas sales were $942,150 for the fiscal year ended April 30, 2012.  There were no oil and gas sales in the fiscal year ended April 30, 2011.  The increase in sales was attributable to our acquisition of JHE Holdings, LLC and certain oil and gas properties within the Redfish 56 Prospect in Glasscock County, Texas (collectively the oil and gas assets of JHE Holdings, LLC and Redfish 56 Prospect are known as the “Texas Properties”).  In the fiscal year ended April 30, 2012, the average price we received for our production was $51.49 per Boe.  We believe that revenues will increase during the fiscal year ending April 30, 2013 as we implement our operating and drilling plan.

Net Loss

Net loss for the fiscal year ended April 30, 2012 was $11,078,248, or $0.34 per basic and diluted share, compared to a net loss of $31,718, or $0.00 per basic and diluted share for the fiscal year ended April 30, 2011. Net loss per basic and diluted share increased in the fiscal year ended April 30, 2012 over the fiscal year ended April 30, 2011 primarily due to higher total general and administrative expenses and impairment related to the acquisition of the Texas Properties. We believe that we will continue to incur net losses during the fiscal year ending April 30, 2013 although management believes they will decrease as we implement our operating and drilling plan.

Oil and Gas Production

Production for the fiscal year ended April 30, 2012 totaled 18,298 Boe (50 Boe/d).  There was no production in the fiscal year ended April 30, 2011.  Production for the fiscal year ended April 30, 2012 was 54% oil and 46% natural gas.  The increase in production in the fiscal year ended April 30, 2012 is the result of the acquisition of the Texas Properties.  We believe that production will increase during the fiscal year ending April 30, 2013 as we begin to implement our operating and drilling plan.

Lease Operating Expense

Our lease operating expenses (“LOE”) were 80,723 for the fiscal year ended April 30, 2012. The increase in LOE for the fiscal year ended April 30, 2012 was attributable to the acquisition of the Texas Properties.

The following table summarizes LOE per Boe.

Year Ended April 30, 2012
Non-op LOE	$3.59
Ad valorem taxes	0.83
Total	$4.42

Severance and Production Taxes

Our severance and production taxes for the fiscal year ended April 30, 2012 were $50,334 or 5.3% of revenues. There were no severance or production taxes for the fiscal year ended April 30, 2011. The increase in severance and production taxes was due to the acquisition of the Texas Properties.  We believe that production and severance taxes will increase during the fiscal year ending April 30, 2013 as sales increase as a result of the implementation of our operating and drilling plan.

We recorded $92,247 of exploration expense for the fiscal year ended April 30, 2012 and zero for the fiscal year ended April 30, 2011. Exploration expense for the fiscal year ended April 30, 2012 was primarily related to geological and geophysical services incurred for the acquisition of leases in Kansas.  We believe that exploration expenses will increase during the fiscal year ending April 30, 2013 as we implement our operating and drilling plan.

Impairment

We review our long-lived assets, including proved and unproved oil and gas properties accounted for under the successful efforts method of accounting. For the fiscal year ended April 30, 2012, our total impairment expense was $3,861,083. Of this amount, $3,397,693 was related to the acquisition of JHE Holdings, LLC and based on the fair value of assets acquired. The remaining $463,390 relates to the acquisition of certain oil and gas properties within the Redfish 56 Prospect in Glasscock County, Texas and was a result of the evaluation of carrying value of oil and gas properties at year-end.  We do not believe that our assets will be subject to further impairment during the fiscal year ending April 30, 2013 due to the expected future increase in both oil and gas prices.

General and Administrative Expenses

Our general and administrative expenses (“G&A”) increased to $5,796,640 in the fiscal year ended April 30, 2012 from $31,718 in the fiscal year ended April 30, 2011.  The increase in G&A is due to the hiring of a Chief Executive Officer and Chief Financial Officer whose compensation includes share-based compensation of $4,099,558 and professional fees of $1,010,180 incurred related to acquisitions and SEC reporting support.  We expect G&A expenses to continue to rise during the fiscal year ending April 30, 2013 as we incur costs to support our operating and drilling plan and share-based compensation continues to be a significant component of G&A expenses.

The following table summarizes.

	Year Ended April 30,
	2012	2011
Share-based compensation	$4,099,558	$-
Professional fees	1,018,357	31,718
Salaries and benefits	377,348	-
Other	301,377	-
Total	$5,796,640	$31,718

Depletion, Depreciation and Amortization Expense

Our depletion, depreciation and amortization expense (DD&A) was $575,990 in the fiscal year ended April 30, 2012 and zero in the fiscal year ended April 30, 2011. The increase in DD&A was attributable to the acquisition of the Texas Properties.  We expect DD&A to increase during the fiscal year ending April 30, 2013 as we implement our operating and drilling plan and our asset base increases.

Interest Expense, net

Our interest expense, net, was $1,693,084 for the fiscal year ended April 30, 2012 and zero for the fiscal year ended April 30, 2011. This increase was the result of higher average notes payable balances outstanding. The weighted average interest rate applicable to our outstanding borrowings during 2012 was 27.4%.  A note payable in the amount of $7,500,000 was made by us for the purchase of JHE Holdings, LLC to the Edsels, the former owners of JHE Holdings, LLC.  Upon closing of the transaction on June 16, 2011 and effective June 1, 2011, the note was reduced to $6,500,000 as a result of the payment of the initial installment of $1,000,000.  As required by GAAP, the note was discounted, after payment of the initial installment of $1,000,000, using a market discount rate of 28%, to a fair value of $5,517,536. The resulting discount of $982,464 was accreted over the life of the note using the effective yield method and recognized as interest expense. We expect interest expense to increase during the fiscal year ended April 30, 2013 as we seek funding to implement our operating and drilling plan.

Purchase or Sale of Equipment

To date there have not been any purchases or sales of equipment except as associated with our acquisitions of oil and gas properties. We anticipate that we will acquire equipment as we expand our offices in Texas. We may acquire other equipment in connection with our oil and gas business.

Liquidity and Capital Resources

We generally rely on cash generated from operations and, to the extent that credit and capital market conditions will allow, future public equity and debt offerings to satisfy our liquidity needs. Our ability to fund planned capital expenditures and to make acquisitions depends upon our future operating performance and more broadly, on the availability of equity and debt financing, which is affected by prevailing economic conditions in our industry and financial, business and other factors, some of which are beyond our control. We cannot predict whether additional liquidity from equity or debt financings will be available on acceptable terms, or at all, in the foreseeable future.

Our cash flow from operations is driven by commodity prices, production volumes and the effect of commodity derivatives – if we choose to purchase any such derivatives. Prices for oil and gas are affected by national and international economic and political environments, national and global supply and demand for hydrocarbons, seasonal influences of weather and other factors beyond our control. Cash flows from operations are primarily used to fund exploration and development of our oil and gas properties and corporate general and administrative expenses.

Recognizing we do not have adequate liquidity from cash generated from operations for current working capital needs and maintenance of our current drilling and acquisition program, we will need to access the public or private equity or debt markets for future development of reserves, acquisitions, additional working capital or other liquidity needs, if such financing is available on acceptable terms. We cannot guarantee that such financing will be available on acceptable terms or at all.

Going Concern Consideration

Our auditors included an explanatory paragraph in their report on the accompanying financial statements regarding expressing substantial doubt about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that lead to this disclosure by our registered independent auditors.

Due to this doubt about our ability to continue as a going concern, management was open to new business opportunities which may prove more profitable to our shareholders.  Historically, we have been able to raise a limited amount of capital through private placements of our equity stock, but have been more successful as a result of the expanded business strategy. However, we are uncertain about our continued ability to raise funds privately. If we are unable to secure adequate capital to continue operations, our business may fail and our stockholders may lose some or all of their investment.

Liquidity and Capital Resources

We had a working capital deficit of $3,371,222 at October 31, 2012 versus $3,163,141 at April 30, 2012.  Our working capital deficit increased during six months ended October 31, 2012 due primarily to losses incurred in connection with operations partially offset by the conversion of a $500,000 note payable. Our loss from operations amounted to $6,315,610 for the six months ended October 31, 2012.
Our cash balance at October 31, 2012 was $66,988 as compared to $60,626 at April 30, 2012. The change in our cash balance is summarized as follows:

Cash balance at April 30, 2012	$60,626
Sources of cash:
Cash provided by financing activities	825,000
Total sources of cash including cash on hand	885,626
Uses of cash:
Cash used in operating activities	(625,040)
Cash used in investing activities	(193,598)
Total uses of cash	(818,638)
Cash balance at October 31, 2012	$66,988

Net cash used in operating activities of $625,040 for the six months ended October 31, 2012 was attributable to our net loss adjusted for non-cash charges as presented in the consolidated statements of cash flows and changes in working capital as discussed above.

We have historically financed our business activities principally through issuances of common shares, promissory notes, convertible notes and common share purchase warrants issued in private placements. These financings are summarized as follows:

	Six Months Ended
	October 31, 2012	October 31, 2011
Proceeds from sale of common shares	$1,950,000	$1,560,000
Proceeds from promissory notes	—	1,500,000
Repayments of promissory notes	(1,250,000)	(1,500,000)
Proceeds from convertible notes	125,000	—
Partner distributions	—	(72,435)
Net cash provided by (used in) financing activities	$825,000	$(1,487,565)

The net proceeds of our equity and debt financings have been primarily used to satisfy working capital requirements and invest in oil and natural gas properties as well as to fund the operations of the Company.  These investments totaled $203,953 and $1,066,233 for the six months ended October 31, 2012 and 2011, respectively.

As of October 31, 2012, the Company had current assets of $198,616 consisting of $66,988 cash, $124,611 trade accounts receivable, $7,017 prepaid expenses and current liabilities of $3,569,838. The current liabilities consist of the convertible note payable of $2,427,368, accounts payable of $626,364, accrued liabilities of $109,877, amounts due to related party of $24,521, and interest payable of $255,890 and $125,818 in liabilities associated with our convertible notes payable. As of the Company’s year ended April 30, 2012, the Company had current assets of $1,428,470 and current liabilities of $4,591,611. The decrease in current liabilities between these two periods is primarily the result of the payment of a sellers note related to the acquisition of JHE Holdings, LLC.

As of October 31, 2012, the Company had a working capital deficit of $3,371,222 compared to a deficit of $3,163,141 as at April 30, 2012. We estimate that cash requirements of approximately $6,400,000 will be required for development and administration costs, and to fund working capital during the next twelve months. There can be no assurance that we will be successful in raising the required capital or that actual cash requirements will not exceed our estimates. Failure to raise needed financing could result in our having to discontinue our mining oil and gas development business.

As at October 31, 2012, we had a cumulative deficit of $19,054,400 compared to $11,248,483 as at April 30, 2012. We expect to incur further losses during the remainder of our fiscal year ending April 30, 2013.

On June 16, 2011, we raised $1,200,000 in a private placement of units. Each unit consists of one share of our common stock and one common share purchase warrant, which may be exercised to acquire one share of our common stock at an exercise price of $0.50 through June 15, 2013. The proceeds from the private placement were used to fund the acquisition of JHE Holdings, LLC from High Plains Oil, LLC and pay certain transaction costs.

In conjunction with the June 16, 2011 capital raise, we acquired JHE Holdings, LLC from High Plains Oil, LLC with a combination of cash and a seller finance note.  The promissory note had a principal balance of $7,500,000, $1,000,000 of which was paid at closing as consideration for our acquisition of JHE Holdings, LLC.  The note incurred an interest rate of 5% per annum.  Following the payment of $1,000,000 at the closing of our acquisition of JHE Holdings, LLC, and the promissory note included principle payments of $1,500,000 on September 1, 2011, $2,000,000 on December 31, 2011, and $1,500,000 on each of March 1, 2012 and the maturity date of June 1, 2012. The promissory note was paid in full effective June 1, 2012

On August 17, 2011, we closed a private placement of shares. Under the terms of the private placement, we issued 1,440,000 shares of our common stock at a price of $0.25 per share to Accredited Investors for total proceeds of $360,000.  The proceeds from the share issuance were used for general corporate purposes.

On September 14, 2011, we issued the 6% convertible notes in the total amount of $1,500,000. The notes are due and payable on September 14, 2014, with interest at the rate of 6% per annum accruing on the unpaid principal amount, compounded annually. The notes are convertible at the option of the holder into shares of our common stock at a conversion price of $1.50 per share.  The notes are redeemable prior to maturity at our option and can be prepaid  in whole or in part at any time without a premium or penalty, upon 5 business days’ notice; prior to which the holder of the 6% Note may convert the principal and interest into shares of our common stock.  The proceeds of the notes went to pay the balance of the $1,500,000 installment due on September 1, 2011 for the promissory note held by the James H. Edsel, Nancy Edsel, and James H. Edsel, Jr. (collectively, the “Edsels”) that we assumed pursuant to our acquisition of JHE Holdings, LLC (see Edsel Promissory Note below for more additional information).

On February 8, 2012, we issued 10% convertible notes in the aggregate principal amount of $2,750,000, subject to the terms of the Inter-Creditor Agreement. The 10% notes bear interest at the rate of 10% per annum on the unpaid principal balance, which is payable monthly in arrears on the first business day of each calendar month.  The 10% notes are due and payable on February 8, 2013 or at the election of the applicable holder on the earlier of (i) our closing of a financing transaction for aggregate proceeds in excess of $5,000,000, which excess amount shall be applied to the principal balance of the applicable holder’s note (based on the ratio of the principal amount of such holder’s note relative to the aggregate principal amount of all the notes issued on February 8, 2012); (ii) the sale or partial sale of JHE Holdings, LLC; (iii) the sale of all or substantially all of the assets of JHE Holdings, LLC; or (iv) an Event of Default (as defined in the notes issued on February 8, 2012).  The notes are convertible at the option of the holders into shares of our common stock on February 8, 2013 or upon the occurrence of one or more of the triggering events set forth in clauses (i), (ii), and (iii) above, at a conversion price of $1.50 per share. The proceeds of the note issuance were used to make a payment to the Edsels under the promissory note that we assumed pursuant to the acquisition of JHE Holdings, LLC, and the balance of the proceeds of the issuance were used for other general corporate purposes. (See Edsel Promissory Note below for additional information). On October 9, 2012 we entered into note extension agreements with the holders of the 10% notes whereby the holders agreed to extend the maturity date of the notes to September 30, 2014 on the closing of a $5,000,000 financing within ninety days of execution of the note extension agreements, or as extended by additional thirty day periods, which are to be granted at the sole discretion of the holders of the notes. As an incentive to enter into the note extension agreements, the holders of the notes were issued an aggregate amount of 250,000 shares of our common stock on execution of the note extension agreement and they will receive an additional aggregate amount of 250,000 shares of our common stock on closing of the $5,000,000 financing. Should the financing not occur within the ninety day period or within an extension period, then the original terms of the notes shall remain in effect.

On March 14, 2012, we issued 10% convertible notes for cash in the aggregate principal amount of $500,000, subject to the terms of the Addendum to March 2012 Convertible Note Subscription Agreement with the holder of the 10% convertible notes issued on March 14, 2012.  The note bears interest at the rate of 10% per annum on the unpaid principal balance, which is payable monthly in arrears on the first business day of each calendar month.  The note is due and payable on March 14, 2013 or at the election of the holder on the earlier of (i) our closing of a financing transaction for aggregate proceeds in excess of $5,000,000, which excess amount shall be applied to the principal balance of the holder’s note ; (ii) the sale or partial sale of JHE Holdings, LLC; (iii) the sale of all or substantially all of the assets of JHE Holdings, LLC; or (iv) an Event of Default (as defined in the note).  The note is convertible at the option of the holder into shares of our common stock on March 14, 2013 or upon the occurrence of one or more of the triggering events set forth in clauses (i), (ii), and (iii) above, at a conversion price of $1.50 per share. The proceeds of the note were used to make payments to Wevco Production, Inc.  The balance of the proceeds of the note was used for other general corporate purposes.

Effective March 14, 2012, we entered into an Addendum to March 2012 Convertible Note Subscription Agreement with the holder of the 10% convertible notes issued on March 14, 2012. The Addendum provides for, among other items that we use our best efforts to (i) the grant to the holder of the convertible note of a subordinated security interest in JHE Holdings, LLC, upon termination of the currently existing pledge and security interest JHE Holdings, LLC and any creditor with a senior security interest or right to a security interest in JHE Holdings, LLC existing as of the date of the Addendum, (ii) grant a security interest in our interest in certain oil and gas properties within the Redfish 56 Prospect in Glasscock County, Texas, and (iii) upon issuance of our shares of common stock to Mr. Pina under his employment agreement with us, as may be amended from time to time, Mr. Pina will pledge the shares that he receives under his employment agreement to secure payment of the note that we issued on March 14, 2012.

As of May 3, 2012, we issued 4,800,000 shares of common stock in connection with the exercise of 4,800,000 share purchase warrants as $0.50 per share. We received $2,400,000 in proceeds. We issued the warrants on June 15, 2011 in a private placement of 4,800,000 units at a price of $0.25 per unit; each unit consisted of one share of common stock and one common stock purchase warrant, exercisable to acquire one share of our common stock at an exercise price of $0.50 through June 15, 2013.

On May 15, 2012, we closed a private placement of units to an Accredited Investor. Under the terms of the private placement, we issued 500,000 units at a price of $1.50 per unit. Each unit consists of one share of our common stock and one half common share purchase warrant, each full warrant exercisable to purchase one share of our common stock at $2.75 for a period of three years. We raised $750,000 in the private placement. The proceeds were partially used to pay the final payment of the promissory note held by the Edsels, a payment to Wevco Production, Inc. and general corporate purposes.

On August 22 , 2012, we entered into a Debt Conversion Agreement with the holder of a $500,000, 10% convertible note due March 14, 2013 and G. Jonathan Pina. The note was convertible at $1.50 per share of our common stock. This note along with accrued interest in the amount of $15,615 was converted in exchange for 1,100,000 shares of our common stock. In connection with this conversion we have recorded a charge of $102,687 to interest expense related to the un-accreted portion of the debt discount as of the date of the conversion. We have recorded a loss of $406,334 on conversion related to the issuance of the 1,100,000 shares at $0.53. The conversion feature contained in the note as of the date of the notes inception indicated that the note was convertible into 333,333 shares of the Company’s company stock. To induce the conversion additional shares were issued to the noteholder and the value associated with these additional shares has resulted in the loss on conversion.

The foregoing description of the Debt Conversion Agreement is qualified in its entirety by reference to the copy of the Debt Conversion Agreement included as Exhibit 10.28 to the Form S-1 filed with the SEC on October 10, 2012.

On August 15, 2012, we entered into $550,000 convertible note agreement. The note matures on August 15, 2014. The terms of the note contain a 10% or $55,000 original issuance discount, to be pro-rated based on actual cash drawn in connection with the instrument. As of October 31, 2012, we have drawn $125,000 under the terms of the note and recorded an original issuance discount in the amount of $12,500 to be amortized over the term of the note resulting in a principal amount due the lender of $137,500. The note bore no interest for the first 90 days. The terms of the note indicate that if principal and interest are not re-paid within 90 days of the initial funding a onetime 10% interest charge was to be applied related to amounts borrowed. As of October 31, 2012, we accrued interest payable in the amount of $12,500. The note is convertible into shares of our common stock at the lesser of $0.55 or at a share value of 75% of the lowest closing share price for the 25 days preceding a conversion.

On October 9, 2012 the terms of our February 8, 2012 10% convertible notes were modified whereby interest payments were delayed through February, 2013, further should the Company close on a $5,000,000 financing the maturity date of these notes will be extended through September 30, 2014. In exchange for these modifications the Company issued the note-holders 250,000 shares of the Company’s common stock. In connection with the issuance of these common shares we have recognized a discount to the notes in the amount of $57,500. The discount related to this share issuance will be amortized over the remaining term of the notes. The remaining unamortized discount related to the beneficial conversion price and the share issuance of as of October 31, 2012 amounted to $322,632.

On November 15, 2012 we entered into a turnkey participation and operating agreement related to the drilling of an exploratory well in Trego County Kansas. The well is located within the Jayhawk prospect area in the Central Kansas uplift. The 1,440 acres on which the exploratory well is located, the “Lynd Acreage”, was acquired through an assignment from Wevco for consideration paid in the form of cash and common stock. In connection therewith we have drilled and are in the process of completing the well at this location.

On December 18, 2012, we entered into a Release and Settlement Agreement with Wevco Production Inc. Pursuant to the Release and Settlement Agreement, we issued 225,000 shares of our common stock  to Wevco Production Inc. and Wevco Production Inc released us from our obligations to return certain leases that had previously been assigned to us pursuant to our agreements with Wevco Production Inc. and released us from the requirement to pay certain delay rental payments as set forth in our agreements with Wevco Production Inc.

On December 18, 2012 we entered into a Payment Agreement with Big Sky Management Ltd. pursuant to which we issued 325,000 of our shares or common stock Common Shares to Big Sky Management Ltd. in lieu of making $100,000 worth of payments owed to Big Sky Management Ltd. for consulting services received since November 1, 2012 pursuant to a Consulting Agreement effective as of 15th day of June, 2011.

On January 2, 2013 we entered into a second turnkey participation and operating agreement related to the drilling of a second well on 160 acres in Trego County Texas.

We anticipate generating losses in the near term, and therefore, may be unable to continue operations in the future.  To secure additional capital, we will have to issue debt or equity or enter into a strategic arrangement with a third party.  There can be no assurance that additional capital will be available to us.  We currently have no agreements, arrangements, or understandings with any person to obtain funds through bank loans, lines of credit, or any other sources.

Working Capital for the fiscal year ended April 30, 2012 compared to the fiscal year April 30, 2011

Our working capital is affected primarily by our cash and cash equivalents balance, short term debt obligations, and our capital spending program. At April 30, 2012, we had a working capital deficit of $3,163,141, compared to a working capital deficit of $42,800 at April 30, 2011. The change in working capital for the fiscal year ended April 30, 2012 is primarily attributable to capital expended on drilling, operations, and acquisition support.

Cash Flows  for the fiscal year ended April 30, 2012 compared to the fiscal year April 30, 2011

The following table summarizes our sources and uses of funds for the periods noted.

	2012	2011
Cash flows used in operating activities	$(625,707)	$(17,994)
Cash flows used in investing activities	(1,757,928)	-
Cash flows provided by financing activities	2,437,565	21,850
Net increase in cash and cash equivalents	$53,930	$3,856

For fiscal year ended April 30, 2012, our primary sources of cash were from financing activities.  Approximately $7,510,000 of cash from financing activities were used to fund a portion of our drilling program and the various acquisitions executed during the fiscal year.

For fiscal year ended April 30, 2011, our primary sources of cash were from financing activities given we were a development stage company. Cash was invested on an as-needed basis by our shareholders or our management to continue company development efforts.

Operating Activities for the fiscal year ended April 30, 2012 compared to the fiscal year April 30, 2011

For the fiscal year ended April 30, 2012, cash flows used in operating activities increased by $607,713 from cash flows used in operating activities of $17,994 in the fiscal year ended April 30, 2011, primarily due to an increase in G&A expenses in the fiscal year ended April 30, 2012.

For the fiscal year ended April 30, 2011, our limited cash flows from operations and available cash were used primarily for developing the business plan and our strategy.

Investing Activities for the fiscal year ended April 30, 2012 compared to the fiscal year April 30, 2011

Cash used in investing activities increased by $1,757,928 for the fiscal year ended April 30, 2012, compared to the fiscal year ended April 30, 2011, which primarily reflects asset and lease acquisitions and extensions.  The majority of our cash flows used in investing activities for the fiscal years ended April 30, 2012 and April 30, 2011 have been used for drilling and acquisitions in Texas and Kansas.

The following table is a summary of capital expenditures related to our oil and gas properties.

2012
JHE Holdings	$1,000,000
Redfish Prospect	193,717
Leasehold	344,328
Cash from investment	(5,449)
Other	225,332
Total	$1,757,928

Financing Activities  for the fiscal year ended April 30, 2012 compared to the fiscal year April 30, 2011

We borrowed $11,250,000 under various credit agreements in the fiscal year ended April 30, 2012, compared to zero in the fiscal year ended April 30, 2011. We repaid a total of $5,000,000 of outstanding under our credit agreements during the fiscal year ended April 30, 2012.

Our goal is to manage our borrowings to help us maintain financial flexibility and liquidity.

2012 Capital Expenditures

In March 2012, we announced an agreement to acquire certain leasehold acreage from Wevco Production, Inc. Based upon subsequent amendments, we were obligated to pay $4,500,000 to Wevco Production, Inc. no later than September 28, 2012, to acquire these properties. We failed to make these payments and are currently in discussion with Wevco Production Inc. to amend the terms of the agreement.

In April 2012, we announced an agreement to acquire certain leasehold acreage from BlueRidge. Based upon subsequent amendments, we have the option to purchase additional acreage from BlueRidge in exchange for approximately $10,108,875 in cash and $1,000,000 of common stock payable to BlueRidge on or before September 28, 2012. The option expired unexercised.

As of April 30, 2012, we have authorizations for expenditure (“AFEs”) totaling $81,314 for our share in completion costs of new wells in which we share a working interest.  At present cash flow levels, we do not expect to have sufficient funds available for our share of both the outstanding AFEs and any additional acreage, seismic and/or drilling cost requirements that might arise from our existing opportunities.  We may alter or vary all or part of any planned capital expenditures for reasons including, but not limited to changes in circumstances, unforeseen opportunities, the inability to negotiate favorable acquisition, farm-out, joint venture or divestiture terms, commodity prices, lack of cash flow, and lack of additional funding.

We are continually evaluating drilling and acquisition opportunities for possible participation.  Typically, at any one time, several opportunities are in various stages of evaluation.  Our policy is to not disclose the specifics of a project or prospect, nor to speculate on such ventures, until such time as those various opportunities are finalized and undertaken.  We caution that the absence of news and/or press releases should not be interpreted as a lack of development or activity.

Our capital budget the fiscal year ended April 30, 2013 is subject to change depending upon a number of factors, including additional data on offsetting well results to our Kansas acreage drilling and recompletion results in our Texas operations, economic and industry conditions, prevailing and anticipated prices for oil, gas and NGLs, the availability of sufficient capital resources, our financial results and the availability of lease extensions and renewals on reasonable terms.

Contractual Obligations

On October 31, 2012, our contractual obligations include short-term debt, long-term debt, service contracts, operating lease obligations, acquisition contracts and employment agreements with our executive officers.

As of October 31, 2012 we had outstanding employment agreements with each of our two executive officers.  Our maximum cash commitment under the employment agreements was approximately $340,321 as of October 31, 2012, assuming the agreements were honored through the initial term and the executive was entitled to a change of control severance.

We took over a note payable in the amount of $7,500,000 for the purchase of JHE Holdings, LLC the former owners of JHE Holdings, LLC.  Upon closing of the transaction on June 16 and effective June 1, the note was reduced to $6,500,000 as a result of the payment of the initial installment of $1,000,000.  The note was further reduced to $5,000,000 after the payment of the September 1, 2011 installment of $1,500,000. The remaining installment payments due under the note payable are as follows: $2,000,000 on December 31, 2011; $1,500,000 on March 1, 2012; and 1,500,000 on June 1, 2012.  The note bears simple interest at 5.0%, which is payable quarterly.  The note was discounted, after payment of the initial installment of $1,000,000, using a rate of 28%, resulting in a fair value of $5,517,536. We received an extension from the note holder pursuant to the $1,500,000 payment due September 1, 2011 until September 15, 2011.  Full payment of the September 1 payment in the amount of $1,500,000 was made prior to September 15, 2011.

On July 26, 2011, we signed a 12-month contract beginning August 1, 2011, with Consolidated Asset Management Services (Texas), LLC (CAMS), to provide certain asset management support services with respect to business planning, accounting or other issues arising with respect to certain oil and gas assets. The payment schedule was structured as follows: a monthly payment of $11,000 for August – September; a monthly payment of 13,500 for October – December; a monthly payment of $16,000 for January; and a monthly payment of $13,500 for February and March.  The agreement was modified in March to reflect a monthly payment of $13,500 per month for the remaining term of the contract.

On September 14, 2011, we issued 6% convertible notes in the total amount of $1,500,000. The notes are due and payable on September 14, 2014, with interest at the rate of 6% per annum accruing on the unpaid principal amount, compounded annually.

On September 20, 2011, we signed a 12-month contract beginning October 1, 2011, with ChangeWave, Inc. dba NBT Communications, to provide:  shareholder acquisition and marketing consulting by means of a project roadmap; institutional investor targeting and presentation review and recommendations; NBT Research reports and updates; social media site management; Web Site/E-letter Sponsorships; NBT and broker dealer conferences; and financial media article/coverage program.  We pay a monthly fee of $6,000 per month.

On February 1, 2012, we signed a two-year lease with Wells Rental Properties LTD for approximately 1,325 square feet of office space located at 7065 Confederate Park Rd., Suite 102, Fort Worth, Texas. Our total lease payment is $1,300 per month.  The lease will expire January 31, 2014.

On February 8, 2012, we issued 10% convertible notes in the aggregate principal amount of $2,750,000.  These notes bear interest at the rate of 10% per annum on the unpaid principal balance; interest is to be paid monthly in arrears on the first business day of each calendar month. Pursuant to the note extension agreements, the accrued interest from June 1, 2012 until the closing of a $5,000,000 financing will be paid on closing of the financing.  Should the financing not close within ninety days or within the subsequent thirty day extension periods, the terms of the notes shall revert to their original terms.

On March 14, 2012, we issued a 10% convertible note for cash in the aggregate principal amount of $500,000, subject to the terms of the Addendum.  The note bears interest at the rate of 10% per annum on the unpaid principal balance; interest is to be paid monthly in arrears on the first business day of each calendar month. This note was converted into 1,100,000 shares of our common stock on August 22 , 2012.

The following chart provides an overview of our contractual obligations during the period from December 1 , 2012 through April 30, 2013, and from May 1, 2013 through April 30, 2015.

Obligations	Amount	Amount
	December 1 , 2012 to April 30, 2013 ($)	May 1, 2013 through April 30, 2015 ($)
6% Convertible Notes due September 14, 2014 (i)	-	1,500,000
10% Convertible Notes due February 8, 2013 (ii)	2,750,000	-
Salary payments to G. Jonathan Pina (iii)	75,000	35,322
Salary Payments to S. Jeffrey Johnson (iv)	83,333	83,333
Confederate Park Office Space (v)	6,500	11,700
Consulting Agreement with Big Sky Management Ltd.	20,000	40,000
Total	$2,934,833	$1,670,355

(i) The 6% Convertible Notes are due and payable on September 14, 2014 and accrue interest at a rate of 6% per annum and payable at maturity.

(ii) The 10% Convertible Notes are due and payable on February 8, 2013 and pay interest at a rate of 10% per annum, payable monthly.

(iii) Monthly installments of $15,000 for a two-year term, beginning July 11, 2011.

(iv) Annual salary in the amount of 200,000 starting on October 1, 2011 with no set payment intervals for a two-year term.

(v) Two year lease for 1,325 square feet of office space commencing from January 1, 2012 through January 31, 2014 at $1,300 per month.

(vi) Monthly payments of $5,000 for a one year term starting January 1, 2013.

Off-Balance Sheet Arrangements

None.

General Trends and Outlook

Our financial results depend upon many factors, particularly our ability to raise capital and fund debt. The price of oil and gas also impacts our financial results.  Commodity prices are affected by changes in market demand, which is impacted by domestic and foreign supply of oil and gas, overall domestic and global economic conditions, commodity processing, gathering and transportation availability and the availability of refining capacity, price and availability of alternative fuels, price and quantity of foreign imports, domestic and foreign governmental regulations, political conditions in or affecting other gas producing and oil producing countries, weather and technological advances affecting oil and gas consumption. As a result, we cannot accurately predict future oil and gas prices, and therefore, we cannot determine what effect increases or decreases will have on our capital program, production volumes and future revenues. A substantial or extended decline in oil and gas prices could have a material adverse effect on our business, financial condition, results of operations, quantities of oil and gas reserves that may be economically produced and liquidity that may be accessed through the capital markets.

In addition to production volumes and commodity prices, finding and developing sufficient amounts of oil and gas reserves at economical costs are critical to our long-term success. Future finding and development costs are subject to changes in the industry, including the costs of acquiring, drilling and completing our projects. We focus our efforts on increasing oil and gas reserves and production while controlling costs at a level that is appropriate for long-term operations. Our future cash flow from operations will depend on our ability to manage our overall cost structure.

Like all oil and gas production companies, we face the challenge of natural production declines. Oil and gas production from a given well naturally decreases over time. Additionally, our reserves have a rapid initial decline. We attempt to overcome this natural decline by drilling to develop and identify additional reserves, farm-ins or other joint drilling ventures, and by acquisitions. However, during times of severe price declines, we may from time to time reduce current capital expenditures and curtail drilling operations in order to preserve liquidity. A material reduction in capital expenditures and drilling activities could materially reduce our production volumes and revenues and increase future expected costs necessary to develop existing reserves.

To fund our current working capital needs and maintain our current drilling and acquisition program, we must access the public or private equity or debt markets.  Also, additional capital is necessary for future development of reserves, acquisitions, additional working capital or other liquidity needs. We cannot guarantee that such financing will be available on acceptable terms or at all.

We anticipate generating losses in the near term, and therefore, may be unable to continue operations in the future.  To secure additional capital, we will have to issue debt or equity or enter into a strategic arrangement with a third party.  There can be no assurance that additional capital will be available to us.  We currently have no agreements, arrangements, or understandings with any person to obtain funds through bank loans, lines of credit, or any other sources.

BUSINESS

Name and Incorporation

We were formed under the laws of the State of Nevada on May 21, 2007.

Our principal business office is located in the United States at 7065 Confederate Park Road, Suite 102, Forth Worth, Texas, 76109 and our telephone number is (817) 744-8502.

Overview of the Company

We are an early stage company that was incorporated on May 21, 2007. Up until June 2011, we had been a limited operations entity, primarily focused on organizational matters and developing an online help desk customer support system to assist service companies to improve their customer relationship management. In fiscal 2011, we continued to explore opportunities to diversify our business.

In June 2011, we changed our focus and undertook an acquisition of interests in oil and gas producing properties.  As a result of the acquisition, we are no longer in the development stage.  On June 2, 2011, David Brow replaced Felipe Pati, as our sole officer and was appointed as the President, Treasurer and Secretary. On June 6, 2011, Mr. Brow was elected as our sole director at the annual and special meeting of our shareholders. At the annual and special meeting, our shareholders voted in favor of changing our name to Circle Star Energy Corp. and amending and restating our bylaws.

On June 16, 2011, we filed a Certificate of Amendment to its articles of incorporation with the Secretary of State of Nevada changing our name from Digital Valleys Corp. to Circle Star Energy Corp., effective July 1, 2011. Effective July 1, our ticker symbol on the OTCBB was changed from “DTLV” to “CRCL.”

Current Operations

We are an oil and gas exploration and production company with minority stakes in several oil producing assets in Texas and Kansas . We have minority stakes include producing and non-producing oil and gas mineral interests, royalty interests, and working interests. In Kansas we are the operator of an exploratory drilling program.

We currently have minority stakes in several producing assets, located in several areas throughout Texas and Kansas :
•	Madisonville Woodbine Field (Madison/Grimes, County, Texas) – Woodbine;
•	Pearsall Field (Dimmit/Zavala County, Texas) – Austin Chalk , Eagle Ford Shale;
•	Permian Basin (Scurry/Crane/Glasscock et. al. County, Texas) – Wolfcamp, Clearfork, Spraberry, Fusselman, Cline Shale
Central Kansas Uplift (Trego County, Kansas)

These properties are operated on our behalf by several highly skilled companies:
•	Apache Corp. - NYSE: APA
•	Chesapeake Energy – NYSE: CHK
•	CML Exploration (formerly Patterson Exploration) – Private company
•	Leexus Oil & Gas– Private company;
•	Woodbine Acquisition Corp.- Private company

We are the operator of record in Kansas.

We intend to pursue acquisitions of property in Northwest Kansas, in the Mississippian Lime formation, located in South-central Kansas and North-central Oklahoma.  The Mississippian Lime is an older producing field with more than 30 years of production that is now being redeveloped using horizontal drilling and fracking techniques.  The play is estimated to span 17 million acres with oil in place estimates ranging from 5.4 to 5.9 billion barrels of oil equivalent (BBOE).

The formation is a shallow carbonate play (mostly Limestone) with depths ranging from 3,000' to 6,000'.  Because the Lime is shallower than other formations (such as the Bakken and Eagle Ford),  companies can use smaller drilling rigs, leading to significantly lower drilling and completion costs to commercially develop new producing wells.

JHE Acquisition

On June 16, 2011, we closed an acquisition under the terms of a Membership Interest Purchase Agreement, effective as of June 1, 2011 among High Plains Oil, LLC and JHE Holdings, LLC, pursuant to which we acquired all of the membership interests in JHE Holdings, LLC, a Texas limited liability company from High Plains Oil, LLC High Plains Oil, LLC is an entity controlled by S. Jeffrey Johnson, who was appointed as one of our directors on June 16, 2011 and Chairman of the Board on July 6, 2011. We were at arm’s length with Mr. Johnson prior to his appointment as a director.

In consideration for the acquisition of JHE Holdings, LLC, we agreed to among other requirements to: (a) issue 1,000,000 shares of our common stock to High Plains Oil, LLC; (b) pay the $1,000,000 installment payment due June 1, 2011, under a promissory note in the aggregate amount of $7,500,000 issued by High Plains Oil, LLC to the Edsels; (c) assume all future obligations and liabilities under the such promissory note; and (d) pledge our interest in JHE Holdings, LLC as collateral for full payment of the promissory note.

Redfish Properties Acquisition

On December 6, 2011, we entered into a letter agreement with Ingebritson Energy LLC, GTP Energy Partners, LLC, Wind Rush Energy, LLC, Gabriel Barerra and Charles T. Brackett with a stated execution date of December 1, 2011. The letter agreement is effective November 1, 2011. Pursuant to the letter agreement, we purchased certain interests in oil and gas properties within the Redfish 56 Prospect in Glasscock County, Texas. In return, the sellers received 203,571 shares of our common stock and we assumed the responsibility for payment of certain operating expenses and capital expenditures.

The foregoing description of the letter agreement is qualified in its entirety by reference to the copy of the letter agreement which is included as Exhibit 10.13 to the Form S-1 filed with the SEC on October 10, 2012

Wevco Acquisition

We entered into a leasehold purchase agreement with Wevco Production, Inc., whereby Wevco Production, Inc. will sell to us all of its rights, title, and working interest in and to certain oil and gas leases, containing up to 64,575 net acres, more or less, situated in Gove and Trego Counties, Kansas, described more fully in Exhibit A to our purchase agreement with Wevco Production, Inc. Under our purchase agreement with Wevco Production, Inc., we will pay to Wevco Production, Inc. $5,000,000 on or before closing and issue 1,000,000 shares of our common stock to Wevco Production, Inc. Contemporaneously with the signing of the purchase agreement, we paid Wevco Production, Inc., $100,000 and we paid Wevco Production, Inc. an additional $200,000 on or before March 13, 2012 (as amended to March 15, 2012). The aggregate payments of $300,000 are non-refundable and are considered an advance on the $5,000,000 purchase price. We issued the 1,000,000 shares of our common stock to Wevco Production, Inc. on March 15, 2012.

On April 24, 2012, we entered into an amendment to the purchase agreement with Wevco Production, Inc. extending the closing date from April 30, 2012 until May 31, 2012. We paid Wevco Production, Inc. a non-refundable $100,000 extension fee which is considered an advance on the $5,000,000 purchase price.

On June 13, 2012, we entered into the Second Amendment to Leasehold Purchase Agreement extending the closing date from May 31, 2012 until September 28, 2012. Pursuant to this amendment, we paid Wevco Production, Inc. a non-refundable $100,000 extension fee, and issued 600,000 shares of our common stock to Wevco Production, Inc. If the full purchase price of $5,000,000 is paid on or before the September 28, 2012 then the $500,000 that has already been paid to Wevco Production, Inc. will be credited towards the $5,000,000 Purchase Price.

We were not able to make the required $4,500,000 payment by September 28, 2012 and the option to purchase properties from Wevco Production Inc. expired. We are currently in discussion with Wevco Production, Inc. to amend the terms of our agreement.

The foregoing descriptions of the purchase agreement, amending agreement and second amendment to the purchase agreement with Wevco Production, Inc. are qualified in their entirety by reference to copies of such documents included as Exhibits 10.21, 10.24 and 10.25 to our Form S-1 filed with the SEC on October 10, 2012.

On December 18, 2012, we entered into a Release and Settlement Agreement with Wevco Production Inc. Pursuant to the Release and Settlement Agreement, we issued 225,000 shares of our common stock  to Wevco Production Inc. and Wevco us from our obligations to return certain leases that had previously been assigned to us pursuant to our agreements with Wevco Production Inc. and released us from the requirement to pay certain delay rental payments as set forth in our agreements with Wevco Production Inc.

BlueRidge Acquisition

On July 9, 2012, we entered into an amendment to a purchase and sale agreement with BlueRidge Petroleum Corporation, Walter F. Brown, Kirk T. and/or Rebecca L. Rundle as JTRS, First Equity Resources, LLC, G. Jeff Mowry and Marsha S. Mowry Trust Dated July 9, 2007, Harold C. Porter Family Trust, Bobbie D. Porter Living Trust dated December 13, 2004, Porter Oil Properties, LLC, OA Operating, Inc., and Swann Resources, Inc. The amendment amends the purchase and sale agreement entered into by the same parties on April 17, 2012.

Pursuant to the BlueRidge Purchase Agreement, we agreed to purchase certain interests in oil and gas leases in Rawlins, Sheridan and Graham Counties, Kansas, as more fully described in Exhibit A to the BlueRidge Purchase Agreement in return for $5,308,375 and 560,000 shares of our common stock, with a closing date of July 1, 2012. Pursuant to the purchase agreement dated April 17, 2012, we agreed to purchase interests in 17,168 acres in Rawlins County, 12,518 acres in Sheridan County 12,781 acres in Graham County.

The amendment modified the terms of the purchase agreement dated April 17, 2012 by reducing the acreage of the leases in Graham County by 1,760 acres, and by granting us an option to purchase the properties in Rawlins and Graham Counties. The amending agreement further modified the terms of the purchase agreement dated April 17, 2012, whereby we paid an aggregate of $50,000 to the sellers and issued 2,611,000 shares of our common stock to the sellers for their interests in Sheridan County.

Pursuant to the amending agreement dated July 9, 2012, we possess an option to purchase the remaining acreage owned by the respective sellers on or before September 28, 2012.  We will exercise this option only upon receiving sufficient funding.  We are pursuing all available funding alternatives including but not limited to a convertible debenture or unit (common stock with warrants) offering or a sale of assets; however, we cannot be sure our efforts will be successful in raising the necessary capital.

Pursuant to the amending agreement dated July 9, 2012, we have the option to purchase interests in 80,871 acres in Kansas (including the properties in the Rawlins and Graham Counties noted above), by making a cash payment of $10,108,875 and by delivering the number of our shares of common stock equal to $1,000,000, based on the market price of our shares of common stock on the date before closing of the option, on or before September 28, 2012.

We were not able to make the required payment by September 28, 2012, and the option to purchase properties pursuant to the BlueRidge Purchase Agreement expired.

The foregoing description of the purchase agreement and the amending agreement are qualified in their entirety by reference to copies of such documents included as Exhibits 10.26 and 10.27 to our Form S-1 filed with the SEC on October 10, 2012.

Edsel Promissory Note

Pursuant to the Amended and Restated Pledge and Security Agreement, we, effective as of the June 1, 2011, pledged 100% of the membership interests in JHE Holdings, LLC to the Edsels, including all rights and assets relating to such membership interests, as security for the payment and satisfaction of our obligations under the promissory note that we assumed as part of the acquisition of JHE Holdings, LLC.

Effective June 1, 2012, the Edsels and us entered into a Note Payment Agreement, whereby, we paid the Edsels $1,250,000 and conveyed to Orbis Energy, Ltd. certain interests in properties held by JHE Holdings, LLC that were operated by Encana.  The payment of $1,250,000 and the conveyance of the Encana Properties resulted in the promissory note held by the Edsels to be fully paid, and we were released from any further obligations to the Edsels under the promissory note, the Amended and Restated Pledge and Security Agreement and the Novation Agreement. See Note 7 to our Consolidated Financial Statements for the year ended April 30, 2012 for more information on the promissory note held by the Edsels.

Financings

See section entitled “Liquidity” above for information on our financing activities.

Employees

Mr. Pina was appointed as Chief Financial Officer, effective July 11, 2011.  Mr. Johnson was appointed as Chief Executive Officer on October 11, 2012. We retained consultants to assist with general and administrative support and anticipates it will hire additional employees during the fiscal year ending April 30, 2013. We also employ one administrative staff member and a vice-president of operations for a total of four employees.

Competition

The oil and gas industry is intensely competitive. We compete with numerous individuals and companies, including many major oil and gas companies, which have substantially greater technical, financial and operational resources. Accordingly, there is a high degree of competition for desirable oil and gas assets, as well as for access to funds. There are other competitors that have operations in our focus areas and the presence of these competitors could adversely affect our ability to acquire additional assets.

Government Regulations

The development of oil and gas properties is subject to various United States federal, state and local governmental regulations. The properties in which we own an interest may, from time to time, be required to obtain licenses and permits from, or to pay certain bonds to, various governmental authorities in regards to the development of the properties. We currently do not serve as an operator on any of the oil and gas properties held by JHE Holdings, LLC. Instead, JHE Holdings, LLC holds non-operated working interests, royalty, and mineral interests on properties operated by others. The descriptions below relate to regulations as they may affect the operations of these operators and our interests in these properties.

Regulations affecting production

Texas and Kansas, the states that are properties are located in and where we intend to acquire additional properties, generally require drilling permits for drilling operations, bonds and reports concerning operations and imposes other requirements relating to the development, drilling and production of oil and gas.  Texas and Kansas also have statutes or regulations addressing conservation matters, including provisions for the unitization or pooling of oil and gas properties, the establishment of maximum rates of production from oil and gas wells, the spacing, plugging and abandonment of such wells, restrictions on venting or flaring natural gas and requirements regarding the oil and gas industry.

These laws and regulations may limit the amount of oil and natural gas we can produce from our wells and may limit the number of wells or the locations at which we can drill. Moreover, many states impose a production or severance tax with respect to the production and sale of oil and natural gas within their jurisdiction. States do not generally regulate wellhead prices or engage in other, similar direct economic regulation of production, but there can be no assurance they will not do so in the future.

In the event operations are conducted on federal, state or Indian oil and natural gas assets, oil and gas operations may be required to comply with additional regulatory restrictions, including various nondiscrimination statutes, royalty and related valuation requirements, and on-site security regulations and other appropriate permits issued by the Bureau of Land Management (“BLM”) or other relevant federal or state agencies.

Regulations affecting sales

The sales prices of oil, natural gas liquids and natural gas are not presently regulated, but rather are set by the market. We cannot predict, however, whether new legislation to regulate the price of energy commodities might be proposed, what proposals, if any, might actually be enacted by Congress or the various state legislatures, and what effect, if any, the proposals might have on the operations of the underlying properties.

Under the Energy Policy Act of 2005, the Federal Energy Regulatory Commission (“FERC”) possesses regulatory oversight over natural gas markets, including the purchase, sale and transportation of natural gas by “any entity.” The Commodity Futures Trading Commission (“CFTC”) also holds authority to monitor certain segments of the physical and futures energy commodities market pursuant to the Commodity Exchange Act. With regard to physical purchases and sales of natural gas, natural gas liquids and crude oil, gathering of these energy commodities, and any related hedging activities, operators are required to observe these anti−market manipulation laws and related regulations enforced by FERC and/or the CFTC. These agencies hold substantial enforcement authority, including the ability to assess civil penalties of up to $1 million per day per violation, to order disgorgement of profits and to recommend criminal penalties.  Should operators violate the anti−market manipulation laws and regulations, they could also be subject to related third-party damage claims by, among others, sellers, royalty owners and taxing authorities.

The price from the sale of oil and natural gas liquids is affected by the cost of transporting those products to market. The FERC regulates interstate natural gas transportation rates and service conditions, which affect the marketing of gas we produce, as well as the revenues we receive. The price and terms of access to pipeline transportation are subject to extensive federal and state regulation. The FERC is continually proposing and implementing new rules and regulations affecting interstate transportation. These initiatives also may affect the intrastate transportation of natural gas under certain circumstances. The stated purpose of many of these regulatory changes is to promote competition among the various sectors of the natural gas industry.

Interstate transportation rates for oil, natural gas liquids and other products are also regulated by the FERC. The FERC has established an indexing system for such transportation, which allows such pipelines to take an annual inflation−based rate increase. We are not able to predict with any certainty what effect, if any, these regulations will have on us, but, other factors being equal, the regulations may, over time, tend to increase transportation costs which may have the effect of reducing wellhead prices for oil and natural gas liquids.

Environmental Matters

Oil and Gas Development Business

Operations pertaining to oil and gas development, production and related activities are subject to numerous and constantly changing federal, state and local laws governing the discharge of materials into the environment or otherwise relating to environmental protection.  These laws and regulations may require the acquisition of certain permits prior to or in connection with operations, restrict or prohibit the types, quantities and concentration of substances that oil and gas operators can release into the environment, restrict or prohibit activities that could impact wetlands, endangered or threatened species or other protected areas or natural resources, require some degree of remedial action to mitigate pollution from former operations, such as pit cleanups and plugging abandoned wells, and impose substantial liabilities for pollution resulting from operations. Such laws and regulations may substantially increase the cost of operations and may prevent or delay the commencement or continuation of a given project and thus generally could have a material adverse effect upon our revenue.

We believe that the oil and gas operators for our interests are in substantial compliance with current applicable environmental laws and regulations, and the cost of compliance with such laws and regulations has not been material and is not expected to be material during 2012-2013.

Nevertheless, changes in existing environmental laws and regulations or in the interpretations thereof could have a significant impact on the operations of our properties, as well as the oil and gas industry in general. For instance, any changes in environmental laws and regulations that result in more stringent and costly waste handling, storage, transport, disposal or clean−up requirements could have a material adverse impact on our revenue.

Hazardous Substances

The Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), also known as the “Superfund” law, imposes liability, without regard to fault or the legality of the original conduct, on certain classes of persons that are considered to have contributed to the release of a “hazardous substance” into the environment. These persons include the owner or operator of the disposal site or the site where the release occurred and companies that disposed or arranged for the disposal of the hazardous substances at the site where the release occurred. Under CERCLA, such persons may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment and for damages to natural resources, and it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment.

Currently we do not act as operator on any of our assets. Notwithstanding our lack of direct control over wells operated by others, the failure of an operator other than us to comply with applicable environmental regulations may, in certain circumstances, be attributed to us. We are not aware of any liabilities for which we may be held responsible that would materially and adversely affect us.

Waste Handling

The Resource Conservation and Recovery Act (“RCRA”), and analogous state laws, impose detailed requirements for the handling, storage, treatment and disposal of hazardous and solid wastes. RCRA specifically excludes drilling fluids, produced waters, and other wastes associated with the development or production of crude oil, natural gas or geothermal energy from regulation as hazardous wastes.  However, these wastes may be regulated by the U.S. Environmental Protection Agency (“EPA”) or state agencies as solid wastes. Moreover, many ordinary industrial wastes, such as paint wastes, waste solvents, laboratory wastes and waste compressor oils, are regulated as hazardous wastes.  Oil and gas operators are subject to compliance risks under RCRA in connection with their operations.

Air Emissions

The Federal Clean Air Act and comparable state laws and regulations impose restrictions on emissions of air pollutants from various industrial sources, including compressor stations and natural gas processing facilities, and also impose various monitoring and reporting requirements. Such laws and regulations may require that operators obtain pre−approval for the construction or modification of certain projects or facilities expected to produce air emissions or result in the increase of existing air emissions, obtain and strictly comply with air permits containing various emissions and operational limits, or utilize specific emission control technologies to limit emissions. An operator's failure to comply with these requirements could subject it to monetary penalties, injunctions, conditions or restrictions on operations, and potentially criminal enforcement actions.  Capital expenditures for air pollution equipment may be required in connection with maintaining or obtaining operating permits and approvals relating to air emissions at facilities in which our properties are located. The cost of compliance could have a material adverse consequence on our revenue.

Water Discharges

The Federal Water Pollution Control Act (“Clean Water Act”) and analogous state laws impose restrictions and strict controls with respect to the discharge of pollutants, including spills and leaks of oil and other substances, into waters of the United States.  The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by EPA or an analogous state agency. Federal and state regulatory agencies can impose administrative, civil and criminal penalties for non−compliance with discharge permits or other requirements of the Clean Water Act and analogous state laws and regulations. In addition, the United States Oil Pollution Act of 1990 (“OPA”) and similar legislation enacted in Texas, Louisiana and other coastal states impose oil spill prevention and control requirements and significantly expand liability for damages resulting from oil spills. OPA imposes strict and, with limited exceptions, joint and several liabilities upon each responsible party for oil spill response and removal costs and a variety of public and private damages.

Global Warming and Climate Change

In response to recent studies suggesting that emissions of carbon dioxide and certain other gases may be contributing to warming of the Earth’s atmosphere, the U.S. Congress is considering adoption of climate change−related legislation that would restrict emissions of “greenhouse gases.” One bill approved by the Senate Committee on Environment and Public Works would require a 70% reduction in emissions of greenhouse gases from sources within the United States between 2012 and 2050. In addition, at least 20 states have already taken legal measures to reduce emissions of greenhouse gases, primarily through the planned development of greenhouse gas emission inventories and/or regional greenhouse gas cap and trade programs. In California, for example, the California Global Warming Solutions Act of 2006 required the California Air Resources Board to adopt regulations by 2012 that would achieve an overall reduction in greenhouse gas emissions from all sources in California of 25% by 2020. Also, as a result of the U.S. Supreme Court’s decision on April 2, 2007 in Massachusetts, et al. v. EPA, the EPA may be required to regulate carbon dioxide and other greenhouse gas emissions from mobile sources (e.g., cars and trucks) even if Congress does not adopt new legislation specifically addressing emissions of greenhouse gases.

Depending on the legislation or regulatory program that may be adopted to address emissions of greenhouse gases, oil and gas operators could be required to reduce greenhouse gas emissions resulting from its operations or oil and gas operators could be required to purchase and surrender allowances for greenhouse gas emissions associated with its operations or the oil and gas it produces.

Business Strategy

Our business strategy is to continue to expand our reserve base and increase production and cash flow through the continued development of our assets and the possible acquisition of producing oil and natural gas properties.

PROPERTIES

Executive Offices

Our principal executive office is at 7065 Confederate Park Road, Suite 102, Forth Worth, Texas 76108.  We pay $1,300 per month. We do not currently own investments in real estate, real estate mortgages or securities of persons primarily engaged in real estate activities, nor do we expect to do so in the foreseeable future.

Oil and Gas Properties

We own royalty, non-operated working interests and mineral interests in certain oil and gas properties in Texas. The Oil and Gas Properties include producing wells in the TXL Extension, Crane County, TX (1.00% working interest and 0.75% revenue interest in two wells); Bullard Prospect, Scurry County, TX (1.25% – 2.50% working interest and 0.94% – 2.08% revenue interest in nine wells); Nursery Prospect, Victoria County, TX (2.75% working interest and 2.00% – 2.10% revenue interest in two wells); Pearsall Prospect, Dimmit and Zavala Counties, TX (0.24% - 5.00% working interest and 0.17% – 3.75% revenue interest in 25 wells); Madison Woodbine, Grimes and Madison Counties, TX (0.00% - 2.90% working interest and 0.0190% – 2.90% revenue interest in seven wells); Giddings Field, Fayette and Lee Counties, TX (0.00% - 3.00% working interest and 0.76% – 2.28% revenue interest in six wells); and the Glass Prospect in Glasscock County, TX (3.17% working interest in four wells).

County and Well Information

Texas County	Producing Wells*	Net Well Count
Crane	2.00	0.02
Dimmit	11.00	0.08
Fayette	6.00	0.15
Glasscock	4.00	0.13
Grimes	3.00	0.02
Madison	4.00	0.11
Scurry	9.00	0.19
Victoria	3.00	0.07
Zavala	14.00	0.05
Total*	56.00	0.82

*Does not include interests in saltwater disposal wells.

Permian Basin:

The Permian Basin is an oil field located in West Texas and the adjoining area of southeastern New Mexico. The Permian Basin Oil Field covers an area approximately 250 miles wide and 300 miles long. Various zones and terms such as the Avalon Shale, Leonard Shale, Spraberry Formation, Yeso Oil Play, Bone Spring Formation &Wolfcamp Shale are all part of the Permian Basin.

Bullard Prospect (Scurry County, TX) is a producing oil/gas field located in Scurry County, Texas which is located in the Permian Basin in West Texas. We own a 1.25% - 2.50% working interest (0.9375% - 2.0833% net revenue interest) in nine oil/gas wells producing out of the Clear Fork and Glorietta formations at an approximate depth of 3,800 to 3,900 feet. Further, the operator may drill in 5-6 more locations in the Bullard Prospect in the next 12 months. As of January 3, 2011, the operator had identified approximately 6-10 undeveloped locations in the Bullard Prospect. We have interests in wells located in the Bullard Prospect operated by Unitex Oil & Gas. We hold interests in 2,962.7 gross acres, 762.7 of which is undeveloped, and 73.1 net acres, 69.1 of which is undeveloped.

TXL Extension (Crane County, TX) is a producing oil/gas field located in Crane County, Texas, which is located in the Permian Basin in West Texas. We have interests in wells located in the TXL Extension operated by CML Exploration, LLC. We own a 1.00% working interest (0.75% net revenue interest) in two wells producing out of the Wolfcamp formation at an approximate depth of 8,000 to 9,000 feet. We hold interests in 80.00 gross acres and 0.80 net acres in the TXL Extension.

Eagle Ford Shale

The Eagle Ford Shale is located in South Texas.  The formation produces from various depths between 4,000 and 12,000 feet. The Eagle Ford Shale takes its name from the town of Eagle Ford Texas where the shale outcrops at the surface in clay form.

The Eagle Ford Shale is a geological formation directly beneath the Austin Chalk limestone and it is considered to be the “source rock”, or the original source of hydrocarbons that are contained in the Austin Chalk.

We have interests in wells in the Pearsall Prospect which is a producing oil field located around and between Crystal City and Carrizo Springs, Texas, located in south Texas  The wells in which we have an interest are located in Dimmit and Zavala counties.

Dimmit County, TX

Dimmit County is situated in South Texas where companies are targeting oil, condensate, and gas. Dimmit County produces from both the condensate rich and oil prone areas of the Eagle Ford.

Zavala County, TX

Zavala County is in South Texas and forms part of the Eagle Ford Shale Oil Play. The county lies within the Maverick Basin where oil & gas companies are targeting the Eagle Ford Shale and the Pearsall Shale Gas Play.  Drilling in the Eagle Ford targets depths of 4,000 ft to 6,000 feet in the central and southern portions of the county.

Pearsall Prospect

The Pearsall field was originally discovered in the 1930’s and is part of a major oil-producing trend that stretches from near the Texas/Mexico border to the Texas/Louisiana border. Our Eagle Ford interests in the Pearsall Prospect are operated by Chesapeake Energy Corporation (“Chesapeake”). We own interests in various non-producing overriding royalty interest in the Eagle Ford Shale, which is a deeper, productive formation located in the same geographic area below the Austin Chalk formation and is generally considered to be the “source rock” for much of the regional production. Chesapeake has permitted 13 Eagle Ford wells on the acreage in which we own an average overriding royalty interest of 0.16% across 25,000 acres, and 7 wells have been, or are currently being drilled on the aforementioned asset. In addition, we own a 1.00% overriding royalty interest in 3,200 acres operated by Chesapeake.  Chesapeake has permitted 13 Eagle Ford wells on the acreage in which we own an average overriding royalty interest of 0.16% across 25,000 acres, and 7 wells have been, or are currently being drilled on the aforementioned asset.  In addition, we own a 1.0% overriding royalty interest in 3,200 acres operated by Chesapeake.

Approximately 50% of the horizontal drill wells in the world have been drilled in the Austin Chalk.  The Austin Chalk is a prolific reservoir that has been developed with vertical and horizontal drilling techniques. Our Austin Chalk wells in the Pearsall Prospect are operated by CML Exploration, LLC. We own a 0.24% - 5.00% working interest (0.17% - 3.75% net revenue interest) in 18 oil wells producing out of the Austin Chalk and Buda formations at an approximate depth of 6,000 to 7,100 feet. We hold interests in gross acres of 36,687.53 and net acres of 90.2365 in the Pearsall Prospect. Oil and natural gas production from this area is 40 degrees-gravity oil and 1,200 - 1,600 BTU natural gas. We also own interests in various non-producing overriding royalty interests in the Eagle Ford Shale, which is a deeper, productive formation located in the same geographic area (see Eagle Ford Pearsall Prospect).

Nursery Prospect

Nursery Prospect (Victoria County, TX) is a producing gas field located in Victoria County, Texas. The Nursery Prospect is situated in an area that has exhibited excellent gas and very good associated condensate production. We own a 2.75% working interest (2.00% - 2.10% net revenue interest) in two gas wells producing out of the Frio and Miocene formations at an approximate depth of 4,400 to 6,000 feet. Our wells located in the Nursery Prospect are operated by CML Exploration, LLC. We hold interests in 8,000 gross acres and 220 net acres in the Nursery Prospect.

Madisonville Woodbine Prospect

Madisonville Woodbine Prospect (Grimes and Madison Counties, TX) is a producing oil field located south of Madisonville, Texas. We own a 0.00% - 2.90% working interest (0.019% - 2.90% net revenue interest) in seven oil wells producing out of the Woodbine formation at an approximate depth of 7,800 to 9,000 feet. We acquired these interests via an acquisition which enjoins mineral and working interests in the Madisonville Woodbine Prospect through perpetual mineral deeds. Our wells located in the Madisonville Woodbine Prospect are currently operated by CML Exploration and Woodbine Acquisition Corp.  We hold interests in 3,466.23 gross acres and 43.97 net acres in the Madisonville Woodbine Prospect. We own approximately a 5.00% net revenue interest in the Oltmann Unit #1. Oil and natural gas production from this area is 40 degrees - gravity oil and 1,200 - 1,400 BTU natural gas. We also owns an interest in WAC's Camp #1 well which is undergoing completion and in several undeveloped horizontal Woodbine locations.

Giddings Field

Giddings Field (Fayette and Lee Counties, TX) is a producing oil field across several counties in South Central Texas. The Giddings field was rapidly exploited in the 1970’s and eventually expanded to include a long, narrow trend which extends from the Texas-Mexico border up through northeast Texas into Louisiana. The primary producing reservoir is the Austin Chalk which produced over 1 Billion BOE through vertical development and then underwent massive horizontal development beginning in the early 1990’s, with secondary production from the Taylor and deeper Buda and Georgetown formations. We own a 0.00% - 3.00% working interest (0.76% - 2.28% net revenue interest) in six oil wells producing out of the Austin Chalk formation at an approximate depth of 7,800 to 9,000 feet. Our wells in Giddings field are operated by Leexus Oil LLC. We hold interests in 1,766.13 gross acres and 54.25 net acres in Giddings field.

Glass Prospect

Glass Prospect (Glasscock County, TX) is project area encompasses 1,280 gross acres and 640 net mineral acres located in the oil-rich Permian basin region and is operated by Apache Corporation (“Apache”). The operator has already drilled 4 Spraberry wells and is evaluating the potential for additional development. Covering 2,500 square miles and six Texas counties, the Spraberry Formation is one of the largest in the nation for total proved reserves. The formation produces oil from a single enormous sedimentary unit located between the depths of 5,100 and 8,300 feet. In 2007, the U.S. Department of Energy ranked the Spraberry Trend third in the United States by total proved reserves and seventh in total production. Estimated reserves for the entire Spraberry-Dean unit exceed 10 billion barrels. To-date the formation has produced an estimated one billion barrels of oil. While development on the Glass Prospect leases has focused on the Spraberry formation to-date, the project is prospective for both Fusselmen and Cline Shale opportunities.  Apache is actively drilling horizontal Cline shale wells in the same field as the Glass prospect, and a recent Cline well drilled by Apache produced 8,800 Bbl of oil equivalent in the first 30 days on-line.

Central Kansas Uplift

Central Kansas Uplift (Trego County, Kansas), “Jayhawk” is a project area that encompasses 1,440 net acres located in the Central Kansas uplift. We are the operator of record for this project. To date we have drilled one exploratory well and are in the process of completing this well.

Delivery Commitments

We are not obligated to provide a fixed and determinable quantity of oil or gas in the future under existing contracts or agreements.

Competition

The oil and gas industry is intensely competitive, particularly with respect to the acquisition of prospective oil and natural gas properties and oil and natural gas reserves. Our ability to effectively compete is dependent on our geological, geophysical and engineering expertise, and our financial resources. We must compete against a substantial number of major and independent oil and natural gas companies that have larger technical staffs and greater financial and operational resources than we do. Many of these companies not only engage in the acquisition, development and production of oil and natural gas reserves, but also have refining operations, market refined products and generate electricity. We also compete with other oil and natural gas companies to secure drilling rigs and other equipment necessary for drilling and completion of wells. Consequently, drilling equipment may be in short supply from time to time. Currently, access to additional drilling equipment in certain regions is difficult.

Commodity Price Environment

Generally, the demand and the price of natural gas increases during the colder winter months and decreases during the warmer summer months.  Pipelines, utilities, local distribution companies and industrial users utilize natural gas storage facilities and purchase some of their anticipated winter requirements during the summer, which can lessen seasonal demand fluctuations. Crude oil and the demand for heating oil are also impacted by seasonal factors, with generally higher prices in the winter. Seasonal anomalies, such as mild winters, sometimes lessen these fluctuations.

Our results of operations and financial condition are significantly affected by oil and natural gas commodity prices, which can fluctuate dramatically. Commodity prices are beyond our control and are difficult to predict. We do not currently hedge any of our production.

The prices received for domestic production of oil and natural gas have been volatile and have resulted in increased demand for the equipment and services that we need to drill, complete and operate wells. Shortages have developed, and we have seen an escalation in drilling rig rates, field service costs, material prices and all costs associated with drilling, completing and operating wells. If oil and natural gas prices remain high relative to historical levels, we anticipate that the recent trends toward increasing costs and equipment shortages will continue.

Oil and Gas Reserves

Estimates of Proved Oil and Gas Reserves

Estimates of our proved reserves included in this report are prepared in accordance with U.S. generally accepted accounting principles, or GAAP, and SEC guidelines. The accuracy of a reserve estimate is a function of:

•	the quality and quantity of available data;

•	the interpretation of that data;

•	the accuracy of various mandated economic assumptions;

•	the judgment of the persons preparing the estimate.

Our proved reserve information included in this report was based on evaluations prepared by independent petroleum engineers. Estimates prepared by other third parties may be higher or lower than those included herein. Because these estimates depend on many assumptions, all of which may substantially differ from future actual results, reserve estimates will be different from the quantities of oil and gas that are ultimately recovered. In addition, results of drilling, testing and production after the date of an estimate may justify material revisions to the estimate.

In accordance with SEC requirements, we based the estimated discounted future net cash flows from proved reserves on the un-weighted arithmetic average of the prior 12-month commodity prices as of the first day of each of the months constituting the period and costs on the date of the estimate. In prior years, such estimates had been based on year end prices and costs. Future prices and costs may be materially higher or lower than these prices and costs which would impact the estimated value of our reserves.

The estimates of proved reserves materially impact DD&A expense. If the estimates of proved reserves decline, the rate at which we record depreciation and depletion expense will increase, reducing future net income. Such a decline may result from lower market prices, which may make it uneconomic to drill for and produce higher cost fields.

Proved Oil and Gas Reserves

The following table sets forth summary information regarding our estimated proved reserves, PV-10, and a reconciliation of PV-10 to the Standard Measure as of April 30, 2012. See Note 11 to our consolidated financial statements in this report for additional information. Our reserve estimates and our calculation of Standard Measure and PV-10 are based on the 12-month average of the first day of the month pricing of $94.23 per Bbl of West Texas Intermediate posted oil price and $3.54 per MMBtu Henry Hub spot natural gas price from May 1, 2011 through April 30, 2012.  Our estimated total proved reserves of oil and natural gas as of April 30, 2012 were 71,900 Boe, made up of 97% oil and 3% natural gas. The proved developed portion of total proved reserves at year end 2011 was 87.6%. Natural gas is converted at a rate of six Mcf of gas to one barrel of oil equivalent (“Boe”).

Reserves Category	Oil (Bbls)	Gas (Mcf)	Boe	Percent (%)	PV-10
Proved Developed
JHE	32,990	168,240	61,030	84.9%	$1,720,140
Redfish Properties	1,655	1,890	1,970	2.7%	69,940
Proved Undeveloped
JHE	7,970	5,580	8,900	12.4%	361,630
Total Proved Reserves	42,615	175,710	71,900	100.0%	2,151,710

Standardized measure of discounted future net cash flows					$2,151,710

PV-10 is our estimate of the present value of future net revenues from proved oil and gas reserves after deducting estimated production and ad valorem taxes, future capital costs and operating expenses, but before deducting any estimates of future income taxes. PV-10 is a non-GAAP, financial measure and generally differs from the Standardized Measure, the most directly comparable GAAP financial measure, because it does not include the effects of income taxes on future cash flows. PV-10 should not be considered as an alternative to the Standardized Measure as computed under GAAP.

We believe PV-10 to be an important measure for evaluating the relative significance of our oil and gas properties and that the presentation of PV-10 provides useful information to investors because it is widely used by professional analysts and sophisticated investors in evaluating oil and gas companies. Because there are many unique factors that can impact an individual company when estimating the amount of future income taxes to be paid, we believe the use of a pre-tax measure is valuable for evaluating our company. We believe that most other companies in the oil and gas industry calculate PV-10 on the same basis.

Changes to Proved Reserves

The following table sets forth the changes in our proved reserve volumes by operating area during the year ended April 30, 2012 (in Boe).

Operating Area	Production	Extensions and Discoveries	Purchases of Minerals in Place	Revisions to Previous Estimates
JHE	(18,104)	17,003	101,257	(30,214)
Redfish Properties	(194)	-	1,131	1,021
Total	(18,298)	17,003	102,388	(29,193)

We produced 18,298 Boe during 2012, 99% of which is attributable to the assets in JHE Holdings, LLC. Extensions and discoveries for 2012 of 16,853 Boe are all attributable to the assets in JHE Holdings, LLC. During 2012, we purchased approximately 102,388 Boe of proved reserves through our acquisition of JHE and certain oil and gas properties within the Redfish 56 Prospect in Glasscock County, Texas. We also recorded downward revisions in 2012 of 29,193 Boe, including 30,214 attributable to JHE Holdings, LLC, partially offset by 1,021 Boe of positive revisions attributable to certain oil and gas properties within the Redfish 56 Prospect in Glasscock County, Texas.

Preparation of Proved Reserves Estimates

Internal Controls Over Preparation of Proved Reserves Estimates

Our policies regarding internal controls over the recording of reserve estimates require reserve estimates to be in compliance with SEC rules, regulations and guidance.  All of our reported oil and natural gas reserves have been estimated as of April 30, 2012, by the LaRoche Petroleum Consultants, Ltd. (“LRPC”) of Richardson, Texas.  As of April 30, 2011, LRPC estimated reserves for all properties owned by us, which were located in Texas, comprising 100% of the PV-10 of our oil and gas reserves as of that date.  LRPC is an independent petroleum engineering consulting firm that has been providing petroleum consulting services throughout the world for over thirty years.  The average experience level of the staff at LPRC exceeds 35 years with major and independent oil company backgrounds.  LRPC is employee owned and maintains offices in Richardson, Texas.  The office of LRPC that prepared our reserves estimates is registered in the state of Texas (License # F-1360).  LRPC prepared our reserve estimate based upon a review of property interests being appraised, historical production, lease operating expenses and price differentials for our wells.  Additionally, authorizations for expenditure ("AFEs"), geological and geophysical data, and other engineering data that complies with SEC guidelines are among that which we provide to such engineer for consideration in estimating our underground accumulations of crude oil and natural gas.  This information was reviewed by G. Jonathan Pina, our Chief Financial Officer and S. Jeffrey Johnson, our President and Chief Executive Officer, to ensure accuracy and completeness of the data prior to and after submission to LRPC.  Mr. Pina received a Bachelor of Arts degree from Rice University and a Master of Business Administration from the Jesse H. Jones School, Rice University and has worked in the oil and gas industry for over seven years.  Mr. Johnson has worked in the oil and gas industry for over 23 years and has been a chief executive of a public oil and gas company for over six years.

The reports of LRPC dated June 8, 2012 and June 29, 2012, which contains further discussions of the reserve estimates and evaluations prepared by LRPC as well as the qualifications of LRPC’s technical personnel responsible for overseeing such estimates and evaluations, included as Exhibits 99.1 and 99.2 to our Form S-1 filed with the SEC on October 10, 2012.

Technologies Used in Preparation of Proved Reserves Estimates

All of the proved producing reserves attributable to producing wells and/or reservoirs were estimated by performance methods.  These performance methods used are limited to decline curve analysis which utilized extrapolations of historical production and pressure data available through April 30, 2012.  The data used in this analysis was obtained from public data sources and was considered sufficient for calculating producing reserves.  The proved undeveloped reserves were estimated by the analogy method.  The analogy method uses pertinent well data obtained from public data sources that were available through April 30, 2012.

Oil and gas reserves and the estimates of the present value of future net revenues were determined based on prices and costs as prescribed by SEC and FASB guidelines.  Reserve calculations involve the estimate of future net recoverable reserves of oil and gas and the timing and amount of future net revenues to be received.  Such estimates are not precise and are based on assumptions regarding a variety of factors, many of which are variable and uncertain.  Proved oil and gas reserves are the estimated quantities of oil and gas that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.  Proved developed oil and gas reserves are those expected to be recovered through existing wells with existing equipment and operating methods.  Proved reserves were estimated in accordance with guidelines established by the SEC and FASB, which require that reserves estimates be prepared under existing economic and operating conditions with no provision for price and cost escalations except by contractual arrangements.

Oil and Gas Production, Production Prices and Production Costs

The following table sets forth summary information regarding oil gas production, average sales prices and average production costs for 2012. We determined the Boe using the ratio of six Mcf of natural gas to one Boe. The ratios of six Mcf of natural gas to one Boe does not assume price equivalency and, given price differentials, the price for a Boe for natural gas may differ significantly from the price for a barrel of oil.

Year Ended April 30, 2012
Production
Oil (Bbls)	9,792
Gas (Mcf)	51,036
Total (Boe)	18,298
Total (Boe/d)	50
Average prices
Oil (per Bbl)	$77.49
Gas (per Mcf)	3.59
Total (per Boe)	$51.49
Production Costs per BOE	$4.41

Drilling Activity

The following table sets forth information on our drilling activity for the last year. The information should not be considered indicative of future performance, nor should it be assumed that there is necessarily any correlation between the number of productive wells drilled, quantities of reserves found or economic value.

	Gross	Net
Exploratory Wells:
Productive	21.00	0.19
Dry	1.00	0.01
Total	22.00	0.20

Of the 22 gross (.20 net) wells drilled in 2012, all were completed as of April 30, 2012.

Although a well may be classified as productive upon completion, future changes in oil and gas prices, operating costs and production may result in the well becoming uneconomical.

Drilling Activity — Current

As of the date of this report, two wells are currently being drilled; one by CML and one by Chesapeake.  As a non-operator, we are we are unaware of drilling activity until we receive an AFE.

Delivery Commitments

We are not committed to provide a fixed and determinable quantity of oil, NGLs, or gas in the near future under existing agreements.

Producing Wells

The following table sets forth the number of producing wells in which we owned a working interest at April 30, 2012. Wells are classified as natural gas or oil according to their predominant production stream.

	Gross	Net
Oil	49.00	0.70
Gas	7.00	0.13
Total	56.00	0.83

Acreage

The following table summarizes our developed and undeveloped acreage as of April 30, 2012.

	Developed Acres		Undeveloped Acres		Total Acres
	Gross	Net	Gross	Net	Gross	Net
JHE	19,371	131	46,023	69	65,394	200
Redfish Prospect	1,280	41	-	-	1,280	41
Total	20,651	172	46,023	69	66,674	241

Undeveloped Acreage Expirations

As of April 30, 2012 all of our acreage was held by production (“HBP”) and not subject to expiration.

LEGAL PROCEEDINGS

Other than as listed below, we know of no material, active, or pending legal proceeding against our company, nor are we involved as a plaintiff in any material proceeding or pending litigation there such claim or action involves damages for more than 10% of our current assets. There are no proceedings in which any of our company’s directors, officers, or affiliates, or any registered or beneficial shareholders, is an adverse party or has a material interest adverse to our company’s interest.

Landers

On June 16, 2011, we acquired all of the outstanding equity interest in JHE Holdings, LLC. JHE Holdings, LLC was party to a litigation related to a mineral interest in the well known as Landers #1 (“Landers #1”) that was initiated in November 2008 in the District Court 82nd Judicial District, Robertson County, Texas. The litigation involved a multi-party trespass to try title suit to determine the ownership of Landers #1. Ross L. Martella III originally sought a temporary restraining order, but the lawsuit evolved into a trespass to try title action under Chapter 22 of the Texas Property Code. A Final Judgment was rendered in the suit in November, 2010 and it became final and non-appealable in December, 2010. Subsequently, two additional litigation matters involving Landers #1 were initiated. As of June 10, 2011, one of the suits was dismissed and Orbis Energy, Ltd. has agreed to indemnify JHE Holdings, LLC in connection with the remaining litigation related to Landers #1.

The parties consider the lawsuits to be a nuisance and we do not believe the Landers #1 litigation to be material due to Orbis Energy, Ltd’s agreement to indemnify us, hold harmless and defend us and our respective successors and assigns from any and all claims and/or costs associated with these lawsuits or any other claim which might be made against the interests that are subject to such litigation, at Orbis Energy, Ltd’s sole cost and expenses.

The property that is subject to the litigation was assigned to Orbis Energy, Ltd. on June 12, 2012 pursuant to the Note Payment Agreement.

In December 2012, a dismissal without prejudice judgment related to the Landers #1 litigation was executed.

Cottonwood

On or about June 18, 2012, our registered agent was served with a complaint (Civil Action No. 12-CV-327-CVE-PJC) filed in the United States District Court for the Northern District of Oklahoma by Cottonwood Natural Resources, Ltd. (“Cottonwood”).  Cottonwood alleges breach of contract and fraud in connection with a Purchase and Sale Agreement dated April 19, 2012 between us and Cottonwood (the “Cottonwood Purchase Agreement”) related to the purchase of certain oil and gas interests in approximately 14,640 acres in Finney County, Kansas (the “Finney Property”).  Cottonwood filed the complaint after we terminated the Cottonwood Purchase Agreement after we determined that Cottonwood had options to title to less than 12,908.46 net acres and Cottonwood failed to disclose all material facts related to the Finney Property. Cottonwood is seeking damages of at least $4,324,180. We believe that the allegations by Cottonwood are without merit and we intend to vigorously defend against the claims.  We are evaluating potential counterclaims against Cottonwood.

Greene Litigation

On June 19, 2012, we filed a petition with the District Court of Clark County, Kansas, Sixteenth Judicial District (Case No. 2012-CV-12) against Green Brothers Land Company, LLC, Greene Ranch Enterprises, Inc., David M. Greene, Jr., Marcia Greene, Thomas E. Greene, Janice C. Greene, Joseph B. Greene and Billie Greene (collectively the “ Greene Defendants”), requesting the return of a deposit pursuant to the termination of a certain Land Real Estate Sales Contract (the “Greene Agreement”) entered into between ourselves and the Greene Defendants on March 6, 2012, pursuant to which we would have acquired from the Greene Defendants certain interests in 6,518 acres of land in Kansas. Pursuant to the Greene Agreement, we delivered a $50,000 deposit that was refundable due a default by the sellers. We terminated the Green Agreement as a result of defects in title which the Greene Defendants did not cure within the time period set forth in the Greene Agreement. Prior to the litigation, we pursued an out of court settlement but was unsuccessful.

On November 13, 2012, the Company and the Greene Defendants entered into a Settlement Agreement and Release, whereby the parties agreed to split the Greene Deposit, $32,500 of which was to be delivered to the Company and $17,500 was to be delivered to the Greene Defendants, less any fees charged by the holder of the escrow account. On release of the funds from escrow, the parties agreed to dismiss the lawsuit and release each other from any future claims.

MANAGEMENT, CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS,

Arrangements between Directors and Officers

Other than the transactions discussed below, we have not entered into any transaction nor are there any proposed transactions in which any of our Directors, executive officers, stockholders or any member of the immediate family of any of the foregoing had or is to have a direct or indirect material interest.

On June 16, 2011, we completed the acquisition of JHE Holdings, LLC in accordance with terms of the JHE Purchase Agreement. Pursuant to the JHE Purchase Agreement, we acquired, effective on the June 1, 2011, all of the membership interests in JHE Holdings, LLC and accordingly, JHE Holdings, LLC became our wholly-owned subsidiary.  JHE Holdings, LLC was wholly owned by Mr. Johnson who was elected to our Board of Directors, subsequent to our acquisition of JHE Holdings, LLC, on June 16, 2011.  Mr. Johnson was appointed as Chairman of our Board of Directors on July 6, 2011 and appointed as Chief Executive Officer on October 11, 2011. As part of our acquisition of JHE Holdings, LLC, High Plains Oil, LLC, which was wholly owned by Mr. Johnson was issued 1,000,000 shares of our common stock and we paid the $1,000,000 installment payment due June 1, 2011, under a promissory note in the aggregate amount of $7,500,000 issued by High Plains Oil, LLC to James H. Edsel, Nancy Edsel, and James H. Edsel, Jr. in connection with the High Plains Acquisition. We were at arms’ length with Mr. Johnson prior to his appointment as a director.

On July 6, 2011, Mr. Brow, one of our directors, was granted an option to purchase 100,000 shares of our common stock under our stock option plan at an exercise price of $0.50 per share, which stock option was fully-vested on the date of grant. These stock options granted to Mr. Brow have expired.

In addition, as part of our acquisition of JHE Holdings, LLC, we were required to pay of Pimuro Capital Partners, LLC, a consultant who advised High Plains Oil, LLC with regards to the High Plains Acquisition and the JHE Purchase Agreement, the fees, commissions, and expenses  in the amount of $240,000 relating to such consulting arrangement between High Plains Oil, LLC and of Pimuro Capital Partners, LLC under the terms of an Installment Agreement, payable of $100,000 on the closing date and thereafter in monthly installments of $50,000, $50,000, and $40,000 commencing when JHE Holdings, LLC receives $75,000 in monthly aggregate distribution from JHE Holdings, LLC’s oil and gas properties. To date these fees have all been paid. Mr. Pina, our current Chief Financial Officer, is a former managing director of Pimuro Capital Partners, LLC. Mr. Pina was appointed as our Chief Financial Officer on July 11, 2011. We were at arms’ length with Mr. Pina prior to his appointment as Chief Financial Officer.  See section entitled “Executive Compensation.”

On October 11, 2011, Mr. Johnson was appointed as our Chief Executive Officer. Mr. Johnson was our Chairman of the Board when he was appointed as our Chief Executive Officer. See the section entitled “Executive Compensation.” below for more details of our employment agreement with Mr. Johnson.

In March 2012, we granted 150,000 shares of our common stock to each of our independent directors, which vest one year after the grant date. See section entitled “Director Compensation” below.

In June 2012, we conveyed to the Edsels, certain properties held by JHE Holdings, LLC as part of the Note Payment Agreement we entered into with the Edsels.  Pursuant to the Retained Profits Interest, High Plains Oil, LLC, an entity wholly owned by our Chairman and CEO, was entitled to 10% of the proceeds of the transaction and we paid High Plains Oil, LLC $25,000.

In July 2012, we granted 150,000 shares of common stock to Reed, an independent director, which vest one year after the grant date. See section entitled “Director Compensation” below.

Legal Proceedings, Cease Trade Orders and Bankruptcy

As of the date of this prospectus, no director or executive officer and no shareholder holding more than 5% of any class of our voting securities, or any associate of any such director, officer or shareholder is a party adverse to us or any of our subsidiaries or has an interest adverse to us or any of our subsidiaries.

No director or executive officer of our company is, as at the date of this prospectus, or was within 10 years before the date of this prospectus, a director, chief executive officer or chief financial officer of any company (including us), that:

(a)
was subject to a cease trade order, an order similar to a cease trade order or an order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days, that was issued while the director or executive officer was acting in the capacity as director, chief executive officer or chief financial officer; or

(b)
was subject to a cease trade order, an order similar to a cease trade order or an order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days, that was issued after the director or executive officer ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer.

No director or executive officer of our company, and no shareholder holding a sufficient number of securities of our company to affect materially the control of our company:

(a)
is, as at the date of this prospectus, or has been within the 10 years before the date of this prospectus, a director or executive officer of any company (including us) that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets;

(b)
has, within 10 years before the date of this prospectus, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the director, executive officer or shareholder;

(c)
has, within 10 years before the date of this prospectus, been the subject of, or a party to, any U.S. federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:  (i) any U.S. federal or state securities or commodities law or regulation; or (ii) any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or (iii) any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

(d)
has, within 10 years before the date of this prospectus, been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”) (15 U.S.C.78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C.1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

No director or executive officer of our company, and no shareholder holding a sufficient number of our securities to affect materially the control of us has been subject to:

(a)
any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or

(b)	any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision.

EXECUTIVE COMPENSATION

Employment Agreements

G. Jonathan Pina

On July 11, 2011, we entered into an employment agreement with Mr. Pina, pursuant to which Mr. Pina will serve as our Chief Financial Officer effective as of July 11, 2011. Pursuant to the terms of the employment agreement, Mr. Pina will receive an initial annual base salary of $180,000, which may be increased at the discretion of our Board of Directors, and Mr. Pina will also receive a signing bonus of 1,500,000 shares of our common stock, of which 500,000 shares of our common vest and were payable on execution of the employment agreement, 500,000 shares of our common stock vest and were payable on July 11, 2012 and 500,000 shares of our common stock vest and are payable on July 11, 2013. The term of the employment agreement is for two years and shall be automatically extended by one year unless notice is given 30 days prior to the expiration of the employment period or the agreement is otherwise terminated.

Mr. Pina’s employment agreement provides that in the event of Mr. Pina’s termination for any reason other than for Cause (as defined in Mr. Pina’s employment agreement) or a resignation for  Good Reason (as defined in Mr. Pina’s employment agreement), Mr. Pina will be entitled to severance payments (i) if the termination is after six months of employment, but less then twelve months, we shall pay severance, based upon Mr. Pina’s base salary and medical and dental insurance, if any, equal to six months' salary and reimburse Mr. Pina for medical and dental insurance as we are then obligated to pay, if any, for a period of six months, or (ii), if the termination is after twelve months or more of employment, we shall pay severance, based upon Mr. Pina’s base salary and medical and dental insurance, if any, equal to twelve months salary and reimburse Mr. Pina for medical and dental insurance as we are then obligated to pay, if any, for a period of twelve months.

In connection with Mr. Pina’s employment agreement, Mr. Pina was granted stock options under our stock option plan, consisting of options to purchase up to an aggregate of 350,000 shares of our common stock with 116,666 stock options vesting on July 11, 2012, 116,667 stock options vesting on July 11, 2013 and 116,667 stock options vesting on July 11, 2014. The exercise price for the stock options is $0.50, which is based upon the current price at which our shares of common stock was trading on the OTCBB, the lack of an active trading market of the common stock and the exploratory stage of our business.

On December 21, 2011, we entered into an amending agreement with Pina to amend his employment agreement. The amending agreement modifies the vesting of the shares of common stock Mr. Pina will received under his employment agreement, whereby Mr. Pina would receive 1,000,000 shares of our common stock on July 11, 2012 and 500,000 shares of our common stock on July 11, 2013. We rescinded and cancelled the original issuance of the 500,000 shares of our common stock issued to Mr. Pina on July 11, 2011.

The foregoing description of the Mr. Pina’s employment agreement and amending agreement are qualified in their entirety by reference to copies of such documents included as Exhibits 10.9 and 10.14 to our Form S-1 filed with the SEC on October 10, 2012.

S. Jeffrey Johnson

On October 11, 2011, we entered into an employment agreement with Mr. Johnson, our director and Chairman of the Board. Pursuant to the Mr. Johnson’s employment agreement, Mr. Johnson was appointed as our Chief Executive Officer. The term of Mr. Johnson’s employment agreement is for a two-year period beginning on October 1, 2011 and ending October 1, 2013. Under the terms of Mr. Johnson’s employment agreement, Mr. Johnson shall be paid a salary of not less than $200,000, annually. We agreed to an incentive stock compensation arrangement with Mr. Johnson that is anticipated to be linked to our success and increase shareholder value. Under the terms of the equity compensation, Mr. Johnson will be issued shares of our common stock (each, a “Restricted Share”), upon satisfaction of the following performance based conditions:

(a)
Restricted Share Issuance 1: 1,514,500 Restricted Shares are payable and issued on the following schedule so long as Mr. Johnson is employed or Mr. Johnson’s employment agreement is still effective: 1/3 on March 1, 2012, 1/3 on June 1, 2012, 1/3 on September 1, 2012 (as amended on February 29, 2012 to 1/3 on March 1, 2013, 1/3 on June 1, 2013, and 1/3 on September 1, 2013);

(b)	Restricted Share Issuance 2: 1,514,500 Restricted Shares are payable and issued after satisfaction of the following conditions:

(1)	Our daily trading volume exceeds 300,000 for 20 of the last 30 days prior to issuance; and

(2)	Our EBITDA (as defined in Mr. Johnson’s employment agreement) exceeds $4,000,000 during any four consecutive quarter periods during the term of Mr. Johnson’s employment agreement;

(c)	Restricted Share Issuance 3: 3,029,000 Restricted Shares are payable and issued after satisfaction of the following conditions:

(1)	Our daily trading volume exceeds 450,000 for 20 of the last 30 days prior to issuance; and

(2)	Our EBITDA exceeds $6,000,000 during any four consecutive quarter periods during the term of Mr. Johnson’s employment agreement;

(d)
Restricted Share Issuance 4: 3,029,000 Restricted Shares are payable and issued after we enter into a single Transaction (as defined in Mr. Johnson’s employment agreement) which has a Transaction Value (as defined in Mr. Johnson’s employment agreement) equal to or in excess of $100,000,000.

Under the terms of Mr. Johnson’s employment agreement, Mr. Johnson’s employment may be terminated with or without cause by us or by Mr. Johnson with 30 days written notice. If we terminate Mr. Johnson’s employment agreement, Mr. Johnson will be entitled to earn the Restricted Shares for a period of twelve months following such termination. If Mr. Johnson terminates his employment agreement, Mr. Johnson shall forfeit any unvested Restricted Shares, except the Restricted Shares issuable under Restricted Share Issuance 1.

The foregoing descriptions of Mr. Johnson’s employment agreement and amending agreement are qualified in their entirety by reference to the copies of such documents which are included as Exhibits 10.12 and 10.6 to our Form S-1 filed with the SEC on October 10, 2012.

The following table sets forth the cash compensation paid to our executive officers for services rendered until April 30, 2012.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-equity deferred compensation earnings ($)	All other Compensation ($)	Total ($)
Mr. Felipe A. Pati (i) Former, President, Treasurer Secretary and Director	2010 2011 2012	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil

Mr. David Brow (ii) Former President, Secretary, Treasurer and Director	2012	Nil	Nil	Nil	143,000 (iv)	Nil	Nil	143,000

G. Jonathan Pina (iii) Chief Financial Officer and Secretary	2012	140,323	Nil	2,915,000 (iv)	500,500 (iv)	Nil	Nil	3,558,823

S. Jeffrey Johnson Chief Executive Officer, Chairman of the Board of Directors	2012	116,667	Nil	2,862,405 (iv)	Nil	Nil		2,981,072

(i) Mr. Pati resigned as President, Treasurer and Secretary, effective June 2, 2011. Pati did not stand for re-election as a director at the annual and special meeting of our shareholders held on June 6, 2011.

(ii) Mr. Brow was appointed, President, Treasurer and Secretary, effective June 2, 2011. Mr. Brow was elected as a director on June 6, 2011. Effective July 11, 2011, Mr. Pina took over the role as our Principal Financial Officer and affective December 16, 2011, Mr. Pina took over the role as Secretary.  Effective October 11, 2011, Mr. Johnson took over the role as our Chief Executive Officer. On March, 5, 2012, Mr. Brow resigned as one of our directors. See Option Grants below for more detail.

(iii) Mr. Pina was appointed as Chief Financial Officer, effective July 11, 2011. Mr. Pina receives an annual salary of $180,000 and received 500,000 shares of our common stock as a bonus on July 11, 2011. The shares issued on July 11, 2011 under Mr.  Pina’s employment agreement were later rescinded. Mr. Pina received 1,000,000 shares of common stock on July 16, 2012 and will receive 500,000 shares of common stock on July 11, 2013. See Option Grants and Employment Agreement below for more information.

(iv) See note 8 of our annual consolidated financial statements. The stock options granted to Mr. Brow have expired.

The information below is as of April 30, 2012.

	Option awards						Stock awards
Name	Number of securities underlying unexercised options (#) exercisable		Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options(#)	Option exercise price($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)		Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or others rights that have not vested ($)
Mr. Felipe A. Pati Former President, Secretary, (Treasurer and Director)	-		-	-	-	-	-	-		-	-
David Brow President, Secretary and Director (Former Treasurer)	100,000	(i)	-	-	0.50	July 6, 2021	-	-		-	-
G. Jonathan Pina Chief Financial Officer	-		350,000	350,000	0.50	(ii)	1,500,000	3,045,000	(iii)	-	-
S. Jeffrey Johnson Chief Executive Officer, Chairman of the Board of Directors	-		-	-	-	-	9,087,000	18,446,610	(iii)	-	-

(i) The stock options previously granted to Mr. Brow have expired.

(ii) Mr. Pina was granted stock options under our stock option plan, consisting of options to purchase up to an aggregate of 350,000 shares of our common stock with 116,666 stock options vesting on July 11, 2012, 116,667 stock options vesting July 11, 2013 and 116,667 stock options vesting July 11, 2014. The options will expire, July 11, 2022, July 11, 2023 and July 11, 2024 respectively.

(iii) Based on the closing price per share of our common stock on April 30, 2012, as reported by the OTCBB.

Option Grants and Exercises

On July 6, 2011, Mr. Brow was granted an option to purchase 100,000 shares of our common stock under our stock option plan at an exercise price of $0.50 per share, which stock option was fully-vested on the date of grant. The stock options granted to Mr. Brow have expired.

In connection with Mr. Pina’s employment agreement, Mr. Pina was granted stock options under our stock option plan, consisting of options to purchase up to an aggregate of 350,000 shares of our common stock with 116,666 stock options vesting on July 11, 2012, 116,667 stock options vesting July 11, 2013 and 116,667 stock options vesting July 11, 2014. The exercise price for the stock options is $0.50, which is based upon the current price at which shares of our common stock is trading on the OTCBB, the lack of an active trading market of the common stock and the exploratory stage of our business.

Compensation of Directors

All directors receive reimbursement for reasonable out-of-pocket expenses in attending board of directors meetings and for promoting our business.  From time to time we may engage certain members of the board of directors to perform services on our behalf.  In such cases, we compensate the members for their services at rates no more favorable than could be obtained from unaffiliated parties.

The chart below lists director’s compensation for the fiscal year ended April 30, 2012.

Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation earnings ($)	Nonqualified deferred compensation earnings ($)	All other Compensation ($)	Total ($)
Mr. Felipe A. Pati Former, President, Treasurer Secretary and Director	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Mr. David Brow Former President, Secretary, Treasurer and Director	Nil	Nil	143,000 (1)	Nil	Nil	Nil	143,000 (1)
Mr. Terry W. Dorris Former Director	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Mr. Thomas Merrill Richards Director	2,000	Nil	Nil	Nil	Nil	Nil	2,000
Mr. Morris “Sam” B. Smith Director	2,000	Nil	Nil	Nil	Nil	Nil	2,000

(1) On July 6, 2011, David Brow, our former President, Secretary, Treasurer and director, was granted an option to purchase 100,000 shares of our common stock under our stock option plan at an exercise price of $0.50 per share, which stock option was fully-vested on the date of grant. The options are valued based on the closing price of our shares of common stock on April 30, 2012. The stock options granted to Mr. Brow have expired.

On March 8, 2012, our Board approved a compensation package for independent directors which includes 150,000 shares of our common stock to vest one year after the grant date and terminate if the director is no longer a board member, (ii) $1,000 per month per director, and (iii) reimbursement of all out of pocket expenses. 150,000 shares of our common stock were granted to Mr. Richards and Mr. Smith effective March 8, 2012 and to Mr. Reed effective July, 16, 2012.

Compensation Committee

We do not have a Compensation Committee. Our Board as a whole makes decisions related to compensation.

Compensation Committee Report

We do not have a Compensation Committee. Each member of our Board has reviewed the Compensation and Discussion and Analysis and recommended it be included in this prospectus.

EQUITY COMPENSATION PLANS

Securities Authorized for Issuance Under Equity Compensation Plan

On July 6, 2011, our Board adopted our stock option plan.  Our stock option plan is subject to ratification by shareholders at our next annual meeting for the purpose of qualifying the issuance as incentive stock options.

Pursuant to our stock option plan, options to purchase shares of our common stock may be granted to any person who is performing or who has been engaged to perform services of special importance to our management, operation, development and growth.  The maximum number of shares with respect to which stock options may be granted under our stock option plan may not exceed 3,000,000 shares of our common stock.  Our stock option plan permits us to grant both incentive and non-incentive stock options and requires each such grant to be evidenced by a stock option agreement, which shall be subject to the applicable provisions of our stock option plan.  The foregoing description of our stock option plan is qualified in its entirety by reference to the full text of our stock option plan, a copy of which is included as Exhibit 10.8 to our Form S-1 filed with the SEC on October 10, 2012.

The following table sets forth information regarding our equity compensation plans as of August 13, 2012.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	-	-	-
Equity compensation plans not approved by security holders	450,000	$0.50	2,550,000
Total	450,000	$0.50	2,550,000

The following options grants have been made under our stock option plan, which has yet to be approved by the security holders: 100,000 stock options granted to David Brow, a former officer and director, which vested immediately (the stock options granted to Mr. Brow have expired); and 350,000 stock options granted to Mr. Pina on July 11, 2011, our Chief Financial Officer, which vest over a 3 year period.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Securities Ownership

The table below sets forth the number and percentage of shares of our common stock owned as of January 11, 2013 by the following persons: (i) stockholders known to us who own 5% or more of our outstanding shares, (ii) each of our Directors, and (iii) our officers and Directors as a group.  Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership Prior to Offering		Percentage of Class Prior to the Offering	Amount and Nature of Beneficial Ownership After the Offering	Percentage of Class After the Offering
Directors and Named Officers as a group
Common Stock	S. Jeffrey Johnson (2) 7065 Confederate Park Road, Suite 102 Fort Worth, Texas 76108	1,000,000	(1)	2.36%
Common Stock	G. Jonathan Pina (3) 7065 Confederate Park Road, Suite 102 Fort Worth, Texas 76108	607,621	(2)	1.43%
Common Stock	Morris “Sam” B. Smith 7065 Confederate Park Road, Suite 102 Fort Worth, Texas 76108	Nil	(3)	Nil
Common Stock	Thomas Merrill Richards 7065 Confederate Park Road, Suite 102 Fort Worth, Texas 76108	Nil	(4)	Nil
Common Stock	Elmer Reed 7065 Confederate Park Road, Suite 102 Fort Worth, Texas 76108	Nil	(5)	Nil
Total for all Directors and Named Officers		1,607,621		3.79%

(1) Mr. Johnson’s shares are held in the name of Mulligan Family LP, which is controlled by Mr. Johnson, our Chief Executive Officer and Chairman.

(2) Mr. Pina was appointed as Chief Financial Officer and took over the Principal Financial Officer duties from David Brow as of July 11, 2011. Mr. Pina was granted 350,000 stock options to acquire shares of our common stock, which can be acquired at $0.50 per share of common stock and vest 1/3 on July 11, 2012, 1/3 on July 11, 2013, and 1/3 on July 11, 2014. Pursuant to Mr. Pina’s employment agreement, he is entitled to 1,000,000 shares of our common stock on July 11, 2012 (which have been issued) and 500,000 on July 11, 2013. As a result of the vesting dates, 500,000 shares of common that vest on July 11, 2013 were not included; In addition, 116,666 and 116,667 stock options that vest on July 11, 2013 and July 11, 2014, respectively, were not included.

(3) Morris “Sam” B. Smith received a grant of 150,000 shares of our common stock that vests on March 8, 2013.  As a result of the vesting date the shares were not included in the chart.

(4) Thomas Merrill Richards received a grant of 150,000 shares of our common stock that vests on March 8, 2013.  As a result of the vesting date the shares were not included in the chart.

(5) Elmer Reed received a grant of 150,000 shares of our common stock that vests on July 16, 2013.  As a result of the vesting date the shares were not included in the chart.

Changes in Control

There are no existing arrangements that may result in a change in control of our company.

DIRECTOR INDEPENDENCE

We currently have four directors: S. Jeffrey Johnson, Thomas Merrill Richards, Morris “Sam” B. Smith and Elmer Reed. Mr. Richards, Mr. Smith, and Mr. Reed are considered independent based on the definition used in Section 803 of the NYSE MKT Company Guide.

DESCRIPTION OF SECURITIES

Our authorized capital stock of Circle Star consists of 100,000,000 shares of common stock, par value $0.001 per share.  No other class or series of capital stock is currently authorized under the Corporation’s articles of incorporation.

Common Stock

We had 42,304,571 shares of common stock outstanding as of January 11, 2013.

Holders of common stock are entitled to one vote per share on all matters subject to stockholder vote.  The common stock has no preemptive or other subscription rights.  All of the presently outstanding shares of common stock are fully paid and non assessable.  If the corporation is liquidated or dissolved, holders of shares of common stock will be entitled to share ratably in assets remaining after satisfaction of liabilities and subject to the rights, if any, of the holders of our preferred stock.

The holders of the common stock are entitled to receive dividends when and as declared by the board of directors, out of funds legally available therefore.  The corporation has not paid cash dividends with respect to its common stock in the past.  No share of common stock of the corporation which is fully paid is liable to calls or assessment by the corporation.

Nevada Laws

The Nevada Business Corporation Law contains a provision governing “acquisition of controlling interest.”  This law provides generally that any person or entity that acquires 20% or more of the outstanding voting shares of a publicly-held Nevada corporation in the secondary public or private market may be denied voting rights with respect to the acquired shares, unless a majority of the disinterested shareholders of the corporation elects to restore such voting rights in whole or in part.  The control share acquisition act provides that a person or entity acquires “control shares” whenever it acquires shares that, but for the operation of the control share acquisition act, would bring its voting power within any of the following three ranges:

•	20 to 33 1/3%;

•	33 1/3 to 50%; or

•	more than 50%.

A “control share acquisition” is generally defined as the direct or indirect acquisition of either ownership or voting power associated with issued and outstanding control shares.  The shareholders or board of directors of a corporation may elect to exempt the stock of the corporation from the provisions of the control share acquisition act through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation.  Our articles of incorporation and bylaws do not exempt our common stock from the control share acquisition act.

The control share acquisition act is applicable only to shares of “Issuing Corporations” as defined by the Nevada law.  An Issuing Corporation is a Nevada corporation, which:

•	has 200 or more shareholders, with at least 100 of such shareholders being both shareholders of record and residents of Nevada; and

•	does business in Nevada directly or through an affiliated corporation.

At this time, we do not have 100 shareholders of record resident of Nevada.  Therefore, the provisions of the control share acquisition act do not apply to acquisitions of our shares and will not until such time as these requirements have been met.  At such time as they may apply, the provisions of the control share acquisition act may discourage companies or persons interested in acquiring a significant interest in or control of us, regardless of whether such acquisition may be in the interest of our shareholders.

 The Nevada “Combination with Interested Shareholders Statute” may also have an effect of delaying or making it more difficult to effect a change in control of us.  This statute prevents an “interested shareholder” and a resident domestic Nevada corporation from entering into a “combination,” unless certain conditions are met.  The statute defines “combination” to include any merger or consolidation with an “interested shareholder,” or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an “interested shareholder” having:

•	an aggregate market value equal to 5 percent or more of the aggregate market value of the assets of the corporation;

•	an aggregate market value equal to 5 percent or more of the aggregate market value of all outstanding shares of the corporation; or

•	representing 10 percent or more of the earning power or net income of the corporation.

An “interested shareholder” means the beneficial owner of 10 percent or more of the voting shares of a resident domestic corporation, or an affiliate or associate thereof.  A corporation affected by the statute may not engage in a “combination” within three years after the interested shareholder acquires its shares unless the combination or purchase is approved by the board of directors before the interested shareholder acquired such shares.  If approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated with the approval of the board of directors or a majority of the voting power held by disinterested shareholders, or if the consideration to be paid by the interested shareholder is at least equal to the highest of:

•
the highest price per share paid by the interested shareholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which he became an interested shareholder, whichever is higher;

•	the market value per common share on the date of announcement of the combination or the date the interested shareholder acquired the shares, whichever is higher; or

•	if higher for the holders of preferred stock, the highest liquidation value of the preferred stock.

Warrants

As of the date of this prospectus, we had outstanding warrants to purchase an aggregate of 250,000 shares of our common stock at an exercise price of $2.75. These warrants expire on May 15, 2015.

The material terms and provisions of the warrants being offered pursuant to this prospectus are summarized below. This summary of some provisions of the warrants is not complete. For the complete terms of the warrants, you should refer to the form warrant filed as an exhibit to the registration statement of which this prospectus is a part.

Each unit issued in this offering includes [●] common stock warrant(s).  The warrants issued in this offering will be governed by the terms of a physical warrant certificate. Each whole warrant entitles its purchaser to purchase one share of our common stock at a price equal to [●] per share at any time for up to [●] after the closing of this offering. The holder of a warrant will not be deemed a holder of our underlying common stock until the warrant is exercised.

Subject to certain limitations as described below the warrants are immediately exercisable and expire on the [●] anniversary of the date of issuance. Subject to limited exceptions, a holder of warrants will not have the right to exercise any portion of its warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to such exercise.

The exercise price and the number of shares issuable upon exercise of the warrants is subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock, and also upon any distributions of assets, including cash, stock or other property to our stockholders. The warrant holders must pay the exercise price in cash upon exercise of the warrants, unless such warrant holders are utilizing the cashless exercise provision of the warrants. After the close of business on the expiration date, unexercised warrants will become void.

In addition, in the event we consummate a merger or consolidation with or into another person or other reorganization event in which our common shares are converted or exchange for securities, cash or other property, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets or we or another person acquire 50% or more of our outstanding common shares, then following such event, the holders of the warrants will be entitled to receive upon exercise of the warrants the same kind and amount of securities, cash or property which the holders would have received had they exercised the warrants immediately prior to such fundamental transaction. Any successor to us or surviving entity shall assume the obligations under the warrants. In addition, as further described in the form of warrant filed as an exhibit to this registration statement, in the event of any fundamental transaction completed for cash, as a transaction under Rule 13e-3 of the Exchange Act, or involving a person not trading on a national securities exchange, the holders of the warrants will have the right to require us to purchase the warrants for an amount in cash that is determined in accordance with a formula set forth in the warrants.

Upon the holder’s exercise of a warrant, we will issue the shares of common stock issuable upon exercise of the warrant within three business days following our receipt of notice of exercise and payment of the exercise price.

Prior to the exercise of any warrants to purchase common stock, holders of the warrants will not have any of the rights of holders of the common stock purchasable upon exercise, including the right to vote or to receive any payments of dividends on the common stock purchasable upon exercise.

Warrant holders may exercise warrants only if the issuance of the common shares upon exercise of the warrants is covered by an effective registration statement, or an exemption from registration is available under the Securities Act and the securities laws of the state in which the holder resides.  We intend to use commercially reasonable efforts to have the registration statement, of which this prospectus forms a part, effective when the warrants are exercised.

If an effective registration statement is not available at the time of exercise, a holder may exercise the warrants as follows:

•
A holder that is not a US person (as defined in Regulation S of the Securities Act) may exercise the warrant if all of the following conditions are met: (i) the holder is not in the United States; (ii) is not exercising the warrants for, or on behalf or benefit of, a US Person or person in the United States; (iii) does not execute or deliver the warrant exercise form in the United States; (iv) agrees not to engage in hedging transactions with regard to the common stock prior to the expiration of a one-year distribution compliance period; (v) acknowledges that the shares of common stock issuable upon exercise of the warrants are “restricted securities” as defined in Rule 144 of the Securities Act; and (vi) acknowledges that we shall refuse to register any transfer of the common stock not made in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration under the Securities Act.

•	Other holders may exercise the warrants only on a cashless or net exercise basis.

PLAN OF DISTRIBUTION

Ladenburg Thalmann& Co. Inc., which we refer to herein as the Placement Agent, has agreed to act as exclusive placement agent in connection with this offering subject to the terms and conditions of the Placement Agency Agreement dated January [●], 2013 . The Placement Agent is not purchasing or selling any units offered by this prospectus, nor is it required to arrange the purchase or sale of any specific number or dollar amount of units, but has agreed to use its best efforts to arrange for the sale of all of the units offered hereby. Therefore, we will enter into a purchase agreement directly with investors in connection with this offering and we may not sell the entire amount of units offered pursuant to this prospectus.  This is a “best efforts” offering and there can be no assurance that we will sell the entire amount of units pursuant to this prospectus.

We have agreed to (i) pay the Placement Agent a placement agent's fee equal to eight percent (8%) of the aggregate gross proceeds of this offering and (ii) grant the Placement Agent’s  the right to provide investment banking services to the Company on an exclusive basis for certain matters for which investment banking services are sought by the Company for a twelve month period .  Subject to compliance with FINRA Rule 5110(f)(2)(D), we have also agreed to reimburse the Placement Agent’s expenses in an amount not to exceed the lesser of (i) 2.5% of the aggregate gross proceeds raised in the offering or (ii) $60,000.The following table shows the per unit and total placement agent's fees that we will pay to the Placement Agent in connection with the sale of the shares and warrants offered pursuant to this prospectus assuming the purchase of all of the units offered hereby.

Per unit placement agent's fees	$	[- ]

Maximum offering total	$	[- ]

Because there is no minimum amount required as a condition to the closing in this offering, the actual total offering commissions, if any, are not presently determinable and may be substantially less than the maximum amount set forth above.

Our obligations to issue and sell units to the purchasers is subject to the conditions set forth in the securities purchase agreement, which may be waived by us at our discretion. A purchaser's obligation to purchase units is subject to the conditions set forth in the securities purchase agreement as well, which may also be waived.

We estimate the total offering expenses in this offering that will be payable by us, excluding the placement agent's fees, will be approximately $● which include legal, accounting and printing costs, various other fees and reimbursement of the placement agent's expenses. The foregoing does not purport to be a complete statement of the terms and conditions of the placement agent agreement and the securities purchase agreement. A copy of the placement agent agreement and the form of securities purchase agreement with investors are included as exhibits to the Registration Statement of which this prospectus forms a part.

The Placement Agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the units sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the Placement Agent would be required to comply with the Securities Act and the Exchange Act including without limitation, Rule 10b- 5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares of common stock and warrants by the Placement Agent acting as principal. Under these rules and regulations, the Placement Agent: may not engage in any stabilization activity in connection with our securities; and may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Indemnification

Pursuant to the Placement Agency Agreement, we have agreed to indemnify Ladenberg Thalmann & Co. Inc. against certain liabilities, including liabilities under the Securities Act, and liabilities arising from breaches of representations and warranties contained in the Placement Agency Agreement, or to contribute to payments which Ladenberg Thalmann & Co. Inc. or other indemnified parties may be required to make in respect of any such liabilities.

Determination of Offering Price

In determining the offering price for the shares of common stock and warrants, and the exercise price of the warrants, the Company will consider a number of factors including, but not limited to, the current market price of our common stock, trading prices of our common stock over a period of time, the illiquidity and volatility of our common stock prevailing market conditions, our historical performance, our future prospects and the future prospects of our industry in general, our capital structure, estimates of our business potential and earnings prospects, the present state of our development and an assessment of our management and the consideration of the above factors in relation to market valuation of companies engaged in businesses and activities similar to ours. Once the offering price has been determined, the common stock offering price and warrant offering price will remain fixed for the duration of the offering. In addition to prevailing market conditions, the factors considered in determining the initial public offering price were our financial information, our historical performance, our future prospects and the future prospects of our industry in general, our capital structure, estimates of our business potential and earnings prospects, the present state of our development and an assessment of our management and the consideration of the above factors in relation to market valuation of companies engaged in businesses and activities similar to ours.

It is also possible that after the offering, the shares of common stock will not trade in the public market at or above the offering price.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Effective on or about October 17, 2011, we terminated the services of its principal independent auditor, Silberstein Ungar, PLLC CPAs and Business Advisors of Bingham Falls, Michigan (the “Former Accountant”).

In the Former Accountant’s principal accountant reports on our financial statements for each of the past two years, no adverse opinion was issued and no opinion of the Former Accountant was modified as to audit scope or accounting principles.  Our principal accountant report on our financial statements for the years-ended April 30, 2010 and 2011, as reported in the registrant’s Form 10-K/A filed with the SEC on August 16, 2011, and Form 10-K filed with the SEC on June 18, 2010, contained a disclaimer paragraph concerning uncertainty as to our ability to continue as a going concern. The financial statements did not include any adjustments that might have resulted from the outcome of this uncertainty.

The change in auditor was recommended, approved and ratified by our Board of Directors.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by legal counsel.  Certain legal matters will be passed upon for us by legal counsel in the United States.  Ladenberg Thalmann & Co. Inc. was represented by Ellenoff Grossman &Schole LLP in the United States.

EXPERTS

Information relating to our oil and gas properties in this registration statement has been derived from reports prepared by LaRoche Petroleum Consultants, Ltd and has been included in reliance on company’s expertise. LaRoche Petroleum Consultants, Ltd is independent from us.

None of the aforementioned persons, and the directors, officers, employees and partners, as applicable, of each of the aforementioned persons received or has received a direct or indirect interest in our property or any associate or affiliate of our Company.

Our consolidated financial statements as of April 30, 2012, and April 30, 2011, included in this registration statement have been audited by Hein & Associates LLP and Silberstein Ungar, PLLC, respectively, independent registered public accounting firms, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports that we file with the Securities and Exchange Commission, or SEC, are available at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding reporting companies.

CIRCLE STAR ENERGY CORP.
UNAUDITED CONSOLIDATED BALANCE SHEETS

	October 31, 2012	April 30, 2012
ASSETS
CURRENT ASSETS
Cash	$66,988	$60,626
Trade accounts receivable	124,611	153,872
Warrant subscription receivable	-	1,200,000
Prepaid expenses and other assets	7,017	13,972
Total Current Assets	198,616	1,428,470
Oil and Gas Properties at cost, - using the successful efforts method
Unproved properties	1,956,430	-
Deposits on oil and gas properties subject to forfeiture	-	3,093,727
Proved properties	3,097,208	3,435,743
Less: accumulated depletion, depreciation and amortization	(729,409)	(574,341)
Oil and Gas properties-net	4,324,229	5,955,129

Investment in partnership	166,776	167,215
Furniture and fixtures, net	-	6,596
Total Assets	$4,689,621	$7,557,410

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable	$626,364	$253,759
Accrued liabilities	109,877	9,528
Bank overdrafts	-	409,544
Due to related party	24,521	24,521
Interest payable	255,890	86,472
Debt	2,427,368	3,807,787
Liabilities associated with convertible securities	125,818	-
Total Current Liabilities	3,569,838	4,591,611
Debt, net of current portion	1,315,130	1,207,379
Total Liabilities	4,884,968	5,798,990
STOCKHOLDERS' EQUITY (DEFICIT)
Common stock, 100,000,000, par value $0.001 shares authorized, 41,754,571 and 35,693,572 common shares issued and outstanding at October 31, 2012 and April 30, 2012, respectively.	41,755	35,694
Additional paid in capital	18,817,298	12,971,209
Accumulated deficit	(19,054,400)	(11,248,483)
Total Stockholders' Equity (Deficit)	(195,347)	1,758,420
Total Liabilities and Stockholders' Equity (Deficit)	$4,689,621	$7,557,410

  CIRCLE STAR ENERGY CORP.
 UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended October 31, 2012	Three Months Ended October 31, 2011
Revenues
Oil sales	$195,997	$174,336
Gas sales	15,457	119,341
Total Revenues	211,454	293,677

Operating Expenses
Lease operating	18,011	28,847
Production taxes	10,766	11,156
Depreciation, depletion, and amortization	133,761	191,738
Impairment of oil and gas properties	3,566,497	-
Exploration costs	55,072	-
General and administrative	1,333,693	997,136
Total Operating Expenses	5,117,800	1,228,877
Loss from Operations	(4,906,346)	(935,200)
Other Income (Expense)
Interest expense	(523,388)	(430,248)
Induced conversion of notes payable	(406,334)	-
Change in fair value of convertible securities liability	(39,145)	-
Loss on sale of assets	-	-
Equity in earnings of unconsolidated affiliates	-	-
Net Loss	$(5,875,213)	$(1,365,448)

Net Loss Per Common Share - Basic and Diluted	$(0.14)	$(0.05)

Weighted Average Number of Common Shares Outstanding - Basic and Diluted	41,239,354	29,949,565

CIRCLE STAR ENERGY CORP.
 UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	Six Months Ended October 31, 2012	Six Months Ended October 31, 2011
Revenues
Oil sales	$343,398	$247,552
Gas sales	18,660	262,419
Total Revenues	362,058	509,971

Operating Expenses
Lease operating	35,785	37,790
Production taxes	18,102	28,952
Depreciation, depletion, and amortization	216,226	270,164
Impairment of oil and gas properties	3,566,497	3,397,693
Exploration costs	80,579	2
General and administrative	2,760,479	2,476,881
Total Operating Expenses	6,677,668	6,211,482
Loss from Operations	(6,315,610)	(5,701,511)
Other Income (Expense)
Interest expense	(964,897)	(760,248)
Induced conversion of notes payable	(406,334)	-
Change in fair value of convertible securities liability	(39,145)	-
Loss on sale of assets	(89,847)	-
Equity in earnings of unconsolidated subsidiary	9,916	-
Net Loss	$(7,805,917)	$(6,461,759)

Net Loss Per Common Share - Basic and Diluted	$(0.20)	$(0.19)

Weighted Average Number of Common Shares Outstanding - Basic and Diluted	38,920,441	34,827,120

CIRCLE STAR ENERGY CORP.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended October 31, 2012	Six Months Ended October 31, 2011
Cash flows from operating activities
Net loss	$(7,805,917)	$(6,461,759)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation, depletion and amortization	216,226	270,164
Accretion of discount on notes payable	746,505	592,356
Share-based compensation	1,761,001	1,872,955
Impairment of oil and gas properties	3,566,497	3,397,693
Exploration costs	80,579	-
Change in fair value convertible securities liability	39,145	-
Equity in earnings of unconsolidated subsidiary	(9,916)	-
Loss on conversion of debt	406,334	-
Loss on sale of oil and gas properties	89,847	-
Changes in operating assets and liabilities:
Trade accounts receivable	29,261	68,093
Prepaid expenses and other assets	6,955	(19,856)
Accounts payable	372,605	(87,953)
Accrued liabilities	100,349	-
Bank overdrafts	(409,544)	-
Interest payable	185,033	60,673
Net cash used in operating activities	(625,040)	(307,634)
Cash flows from investing activities
Additions to oil and gas properties, net	(203,953)	(1,066,233)
Distributions from equity method investees	10,355	3,270
Net cash used in investing activities	(193,598)	(1,062,963)
Cash flows from financing activities
Partner distributions	-	(72,435)
Proceeds from the issuance of common stock	1,950,000	1,560,000
Payments on note issued to seller	(1,250,000)	(1,500,000)
Proceeds from convertible notes	125,000	1,500,000
Net cash provided by financing activities	825,000	1,487,565
Net increase in cash	6,362	116,968
Cash
Beginning of period	60,626	6,696
End of period	$66,988	$123,664
Supplemental Cash Flow Information:
Cash paid for interest	$33,453	$107,219
Cash paid for income taxes	$-	$-
Supplemental Non-Cash Investing and Financing Information:
Settlement of seller note through conveyance of oil and gas properties	$250,000	$-
Common stock issued for acquisition of leases	$2,361,700	$-
Common stock issued for acquisition of JHE assets	$-	$400,000
Common stock issued in connection with debt modification and conversion	$979,949	$-
Promissory note assumed for acquisition of JHE assets	$-	$5,517,536

CIRCLE STAR ENERGY CORP.
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT) (UNAUDITED)
FOR THE SIX MONTHS ENDED OCTOBER 31, 2012

	Common Stock		Additional Paid in	Accumulated
	Shares	Amount	Capital	Deficit	Total
Balances, May 1, 2012	35,693,571	$35,694	12,971,209	(11,248,483)	1,758,420

Net loss	-	-	-	(7,805,917)	(7,805,917)

Share-based compensation expense	-	-	1,761,001	-	1,761,001

Common stock issued for cash	500,000	500	749,500	-	750,000

Common stock issued for lease acquisitions	3,211,000	3,211	2,358,489	-	2,361,700

Common stock issued to Jonathan Pina	1,000,000	1,000	(1,000)	-	-

Common stock issued in connection with debt modification and conversion	1,350,000	1,350	978,099	-	979,449

Balances, October 31, 2012	41,754,571	$41,755	$18,817,298	$(19,054,400)	$(195,347)

CIRCLE STAR ENERGY CORP.
NOTES TO FINANCIAL STATEMENTS

1.  BASIS OF PRESENTATION AND USE OF ESTIMATES

The interim consolidated financial statements of Circle Star Energy Corporation ("we," "us," "our," "Circle Star" or the "Company") are unaudited and contain all adjustments (consisting primarily of normal recurring accruals) necessary for a fair statement of the results for the interim periods presented. Results for interim periods are not necessarily indicative of results to be expected for a full year or for previously reported periods due in part, but not limited to, the volatility in crude oil and natural gas commodity prices, global economic and financial market conditions, interest rates, estimates of reserves, drilling risks, geological risks, transportation restrictions, the timing of acquisitions, product demand, market competition, interruption in production and our ability to obtain additional capital. You should read these consolidated interim financial statements in conjunction with the audited consolidated financial statements and notes thereto included in Circle Star's Annual Report on Form 10-K for the year ended April 30, 2012, filed with the Securities and Exchange Commission on August 13, 2012.

2.  GOING CONCERN

At October 31, 2012, we had cash and cash equivalents of $66,988 and a working capital deficit of $3,371,222.  For the six months ended October31, 2012, we had net loss attributable to common shareholders of $7,805,917 and an operating loss of $6,315,610.

We plan further leasehold acquisitions for the remainder of fiscal year 2013 and future periods.  Exploratory and developmental drilling is scheduled during the remainder of fiscal 2013.  However, we will need additional financing for these activities. If additional financing is not available, we will be compelled to reduce the scope of our business activities.  If we are unable to fund our operating cash flow needs and planned capital investments, it may be necessary to farm-out our interest in proposed wells, sell a portion of our interest in prospects, sell a portion of our interest in our producing oil and gas properties, reduce general and administrative expenses, or a combination of all of these factors.

We may be unable to meet our capital requirements and accordingly, there is substantial doubt as to our ability to continue as a going concern for a reasonable period of time.

3.  INCOME (LOSS) PER COMMON SHARE

Basic net income (loss) per common share is computed by dividing the net income (loss) attributable to common shareholders by the weighted average number of shares of common stock outstanding during the period.

Diluted net income (loss) per common share is computed in the same manner, but also considers the effect of common stock shares underlying the following:

	October 31, 2012	October 31, 2011
Common stock awards issuable pursuant to service contract	400,000	-
Common stock options	350,000	450,000
Common stock awards	10,887,000	9,587,000
Convertible notes payable	3,979,167	1,000,000
Common stock warrants	250,000	-

All of the common shares underlying the stock options, warrants and convertible notes payable above were excluded from diluted weighted average shares outstanding for the three and six months ended October 31, 2012 and October 31, 2011 respectively because their effects were considered anti-dilutive.

During the quarter ended October 31, 2012, $137,500 in convertible notes payable were issued by the Company (Note 5). These notes contain an embedded conversion feature whereby the notes may be converted into shares of the company’s common stock. The dilutive impact of these securities fluctuates based on the terms of the conversion feature. The dilutive impact as of October 31, 2012 has been included herein. The dilutive impact of a potential conversion of these notes in subsequent periods may be significantly greater depending on the market value of our common shares.

4.  ACQUISITIONS AND DIVESTITURES

JHE  Acquisition

On June 16, 2011, Circle Star acquired all of the membership interests in JHE from HPO, effective as of June 1, 2011, for consideration including 1,000,000 shares of its common stock, a retained profit interest in existing properties valued at $404,101, and the assumption of a promissory note in the aggregate amount of $7,500,000, and 600,000 shares of the Company’s common stock.

As a result of the acquisition, JHE’s assets and liabilities were adjusted to their fair values at the acquisition date. No adjustments were made to JHE’s assets and liabilities other than oil and gas properties and the interest in JHE Energy Interests (JHE Units) units as their carrying value approximated fair value at the date of acquisition. As the consideration paid exceeded the fair value of JHE’s net assets, an impairment charge totaling $3,397,693 was recorded at the acquisition date. The calculation of the impairment charge follows:

Fair value of oil and gas properties	$3,192,372
Investment in JHE Energy Interests	137,604
Note payable, discounted at 28%	(5,517,536)
Cash payment at closing	(1,000,000)
Fair value of equity shares granted to sellers	(400,000)
Working capital acquired	189,867
Impairment charge	$(3,397,693)

These assets were acquired in accordance with and in an effort to advance the Company’s business plan.  The Company incurred transaction costs of $255,000 during the closing of this acquisition which were recorded as expense in the statement of operations.

On December 6, 2011 the Company entered into a letter agreement (the “Apache Letter Agreement”) with Ingebritson Energy LLC, GTP Energy Partners, LLC, Wind Rush Energy, LLC, Gabriel Barerra and Charles T. Brackett (collectively, the “Apache Sellers”) with a stated execution date of December 1, 2011 (the “Apache Execution Date”). Pursuant to the Apache Letter Agreement, the Company purchased from the Apache Sellers certain interests in oil and gas properties within the Redfish 56 Prospect in Glasscock County, Texas (the “Redfish Properties”). In return, the Apache Sellers received 203,571 shares of common stock of the Company which, at the Execution Date, had a market value of $1.87 per share.  These shares were authorized on January 31, 2012 and issued on March 8, 2012.  The Company also assumed the responsibility for payment of certain operating expenses and capital expenditures which were valued at $193,717.

The following unaudited summary, prepared on a pro forma basis, presents the results of operations for the quarter ended July 31, 2011, as if the acquisitions of JHE and the Redfish Properties along with transactions necessary to finance the acquisitions, as if they had occurred on May 1 of 2011. The pro forma information includes the effects of adjustments for interest expense, and depreciation and depletion expense. The pro forma results are not necessarily indicative of what actually would have occurred if the acquisition had been completed as of August 1, 2012, nor are they necessarily indicative of future consolidated results.

Total operating revenue	$340,405
Total operating costs and expenses	136,412
Operating loss	203,993
Interest expense and other	(1,542,397)
Net loss attributed to common stockholders	$(1,338,404)
Loss per common share, basic and fully diluted	$(0.03)

Greene Acquisition

On March 6, 2012, the Company entered into an agreement (the “Greene Agreement”) to purchase certain interests in 6,518 acres of land in Kansas for a total purchase price of $9,125,200.  Pursuant to the Greene Agreement, Circle Star delivered a non-refundable $50,000 deposit to the sellers. The deposit was to be applied to the purchase price upon closing.

On June 19, 2012, the Company filed a petition with the District Court of Clark County, Kansas, Sixteenth Judicial District (Case No. 2012-CV-12) against Green Brothers Land Company, LLC, Greene Ranch Enterprises, Inc., David M. Greene, Jr., Marcia Greene, Thomas E. Greene, Janice C. Greene, Joseph B. Greene and Billie Greene (collectively the “Defendants”), requesting the return of the deposit, pursuant to the termination of the Greene Agreement. Circle Star terminated the Green Agreement as a result of defects in title which the Defendants did not cure within the time period set forth in the Greene Agreement. On November 13, 2012 the Company entered into a settlement agreement whereby the pending Green litigation was settled. The settlement agreement stipulates that Circle Star is to receive $32,500 of the initial deposit from the sellers. The execution of the settlement agreement constitutes a termination of the litigation. The remaining balance of the deposit $17,500 has been charged to impairment expense as of October 31, 2012.

Wevco Acquisition

On March 6, 2012 the Company entered into a leasehold Purchase Agreement with Wevco Production, Inc. (“Wevco”), whereby Wevco would sell to the Company all of Wevco’s rights, title, and working interest in and to certain oil and gas leases, containing up to 64,575 net acres, situated in Gove and Trego Counties, Kansas (“the Wevco Purchase Agreement”). Under the Wevco Purchase Agreement, the Company was to pay $5,000,000 on or before closing and issue 1,000,000 shares of common stock of the Company to the seller. At the time of the signing of the Purchase Agreement, the Company paid $100,000.The Company paid an additional $200,000 in March 2012.These amounts were non-refundable and were considered an advance against the Purchase Price. The Company issued the 1,000,000 shares of common stock of the Company (“Common Shares”) in March 2012.

On April 24, 2012, the Company entered into an amendment to the Wevco Purchase Agreement extending the closing date from April 30, 2012 until May 31, 2012 (the “Wevco First Amendment”). The Company paid a non-refundable $100,000 extension fee which was considered an advance against the Purchase Price.

On June 13, 2012, the Company entered into a Second Amendment to Purchase Agreement extending the closing date from May 31, 2012 until September 28, 2012 (“the Second Amendment”). Pursuant to the Second Amendment, the Company paid a non-refundable $100,000 extension fee, and issued 600,000 shares of common stock of the Company. The shares were issued on June 19, 2012 at a price of $0.89 per share. As of July 31, 2012 the Company had capitalized $3,611,638 in costs as deposits subject to forfeiture related to consideration granted the seller.

The Company did not fully execute the terms of the purchase agreement by September 28, 2012. The Seller assigned 1,120 of the 64,575 net acres stipulated in the initial purchase agreement to the Company during the three months ended October 31, 2012. The value of the acreage transferred to the Company relative to the initial 64,575 net acres as per the terms of the initial Purchase Agreement amounted to $62,641. These costs have been transferred to unproved properties on the Company’s consolidated balance sheet as of October 31, 2012 and the remaining $3,548,997 of deposits subject to forfeiture have been charged to impairment expense. The Company may continue to negotiate with the seller related the purchase of the remaining acreage stipulated in the initial purchase agreement.

BlueRidge Acquisition

On April 17, 2012 the Company agreed to purchase certain interests in oil and gas leases in Rawlins, Sheridan and Graham Counties, Kansas for $5,308,375 and 560,000 shares of common stock of the Company, with a closing date of July 1, 2012. Pursuant to the Purchase Agreement, the Company initially agreed to purchase interests in 17,168 acres in Rawlins County, 12,518 acres in Sheridan County and 12,781 acres in Graham County.  The Company also paid $50,000 in irrevocable earnest money to be applied to the purchase price at closing.

The Purchase Agreement was amended on July 2, 2012 by which the terms were modified by reducing the acreage of the leases in Graham County by 1,760 acres, and by granting the Company an option to purchase the properties in Rawlins and Graham Counties. The amendment further modified the terms of the Purchase Agreement, whereby the $50,000 of earnest money previously paid was applied to the purchase price and the Company issued 2,611,000 Common Shares to the certain sellers, for the interests in Sheridan County.  The shares were issued on July 19, 2012 at a price of $0.70 per share.

Pursuant to the amendment, the Company had the option to purchase interests in 80,871 acres in Kansas (including the properties in the Rawlins and Graham Counties described above), by making a cash payment of $10,108,875 and by delivering the number of Common Shares equal to $1,000,000, based on the market price of the Common Shares on the date before closing of the Option, on or before September 28, 2012. The Company did not exercise this option.

Sale of Properties

On June 1, 2012, Circle Star conveyed certain interests in oil and gas properties to Orbis Energy LTD in accordance with the terms of the Note Payment Agreement for net consideration of $250,000.  The properties had a carrying value of $320,837 resulting in a loss on the divestiture of $95,837. As discussed in Note 9, Related Party Transactions, we paid High Plains Oil, an entity controlled by our Chief Executive Officer, Jeff Johnson, $25,000 pursuant to High Plains Oil’s 10% overriding interest in these properties.

5.  DEBT

As of October 31, 2012 and April 30, 2012 debt consisted of the following:

	October 31, 2012		April 30, 2012
Current Portion	$		$
(a) Convertible notes payable – February 8, 2013		2,750,000		2,750,000
(b) Convertible notes payable – March 14, 2013		-		500,000
(e) Seller note payable		-		1,500,000
Less discount on convertible notes payable		(322,632)		(942,213)
Total current portion		$2,427,368		$3,807,787

Long Term Portion
(c) Convertible notes payable – September 14, 2014		$1,500,000		$1,500,000
(d) Convertible notes payable – August 15, 2014		137,500		-
Less discount on convertible notes payable		(322,370)		(292,621)
Total long term portion		$1,315,130		$1,207,379
Total		$3,742,498		$5,015,166

(a) On February 8, 2012, the Company issued 10% convertible notes in the aggregate principal amount of $2,750,000. The notes accrue interest at the rate of 10% per annum on the unpaid principal balance and may be prepaid by the Company at any time.  The notes were originally due and payable on February 8, 2013 or at the election of the applicable holder on the earlier of (i) the closing of a financing transaction by the Company for aggregate proceeds in excess of $5,000,000; (ii) the sale or partial sale of JHE Holdings LLC (“JHE”); (iii) the sale of all or substantially all of the assets of JHE; or (iv) an Event of Default.  The 10% Notes are convertible at the option of the holders into shares of common stock of the Company at the Maturity Date or upon the occurrence of one or more of the triggering events set forth above, at a conversion price of $1.50 per share.  The notes were discounted by $1,008,333 to reflect the beneficial conversion feature that existed on the date of issuance.  On October 9, 2012 the terms of the note were modified whereby interest payments were delayed through February, 2013, further should the Company close on a $5,000,000 financing the maturity date of these notes will be extended through September 30, 2014. In exchange for these modifications the Company issued the note-holders 250,000 shares of the Company’s common stock (Note 6). In connection with the issuance of these common shares we have recognized a discount to the notes in the amount of $57,500. The discount related to this share issuance will be amortized over the remaining term of the notes. The remaining unamortized discount related to the beneficial conversion price and the share issuance of as of October 31, 2012 amounted to $322,632.

(b) On March 14, 2012, the Company issued 10% convertible notes for cash in the aggregate principal amount of $500,000.  The notes accrued interest at the rate of 10% per annum and may have been prepaid by the Company at any time without the prior written consent of the holders.  The March 10% Notes were due and payable on March 14, 2013. The notes were discounted by $183,333 as of the date of issuance related to an embedded beneficial conversion price that existed on the date of issuance. On August 22, 2012 this note along with accrued interest in the amount of $15,615 was converted in exchange for 1,100,000 share of our common stock. In connection with this conversion we have recorded a charge of $102,687 to interest expense related to the un-accreted portion of the debt discount as of the date of the conversion. We have recorded a loss of $406,334 on conversion related to the issuance of the 1,100,000 shares at $0.53. The conversion feature contained in the note as of the date of the notes inception indicated that the note was convertible into 333,333 shares of the Company’s company stock. To induce the conversion additional shares were issued to the noteholder and the value associated with these additional shares has resulted in the loss on conversion.

(c) On September 14, 2011, the Company issued 6% convertible notes in the total amount of $1,500,000.  The Notes are due and payable on September 14, 2014 and bear interest at the rate of 6% per annum. The Notes are convertible at the option of the holder into shares of common stock of the Company at a conversion price of $1.50 per share.  The Notes are redeemable prior to maturity at the option of the Company and can be prepaid in whole or in part at any time without a premium or penalty. Upon issuance the notes were discounted by $370,000 to reflect the beneficial conversion price that existed on the date of issuance. This discount is being accreted over the term of the note payable utilizing the effective interest method. As of October 31, 2012 the remaining unamortized discount related to the notes was $230,447. Interest is payable with the principal on September 14, 2014.

(d) On August 15, 2012 the Company entered into a $555,000 convertible note agreement. The note matures on August 15, 2014. The terms of the note contain a 10% or $55,000 original issuance discount, to be pro-rated based on actual cash drawn in connection with the instrument. As of October 31, 2012 we had drawn $125,000 under the terms of the note and recorded an original issuance discount in the amount of $12,500 to be amortized over the term of the note resulting in a principal amount due the lender of $137,500.  The note bore no interest for the first 90 days and at 10% thereafter, further the terms of the note indicate that if principal were not re-paid within 90 days of the initial funding the 10% interest charge on all outstanding principal was to accrue immediately. As of October 31, 2012 we have accrued interest payable in the amount of $12,500. The note is convertible into shares of our common stock at the lesser of $0.55 or at a share value of 75% of the lowest closing share price for the 25 days preceding a conversion.

In connection with this conversion feature, we have recorded a debt discount totaling $86,673 related to the Level III fair value measurement of the conversion feature on the day one issuance of the debt. This discount will be accreted over the term of the underlying instrument. The value of the associated conversion liability will be re-valued at the end of each fiscal period with changes recorded as charges to our profit and loss. As of October 31, 2012, we have recorded a liability of $125,818 related to the embedded conversion feature and recorded charges of $39,145 related to the change in its fair value. We used the black-scholes model in establishing the date of issuance fair value and end of reporting period fair value of the conversion liability. Key assumptions included in the fair value measurement of this liability included volatility ranging from 74.2% - 98.2% on the date of issuance to 120.77% as of the end of the reporting period, risk free interest rates ranging from 0.16%-0.19% on the date of issuance to 0.18% at the end of the reporting period and an assumed dividend rate of 0%.

(e) On June 1, 2012, Circle Star entered into a Note Payment Agreement (the Note Payment Agreement”), whereby, Circle Star paid $1,250,000 and conveyed certain interests in properties held by JHE that were operated by Encana (“Encana Properties”).  The payment of $1,250,000 and the conveyance of the Encana Properties resulted in the Promissory Note in the amount of $7,500,000 due to James H. Edsel, Nancy Edsel and James H Edsel Jr. (collectively, the “Edsels”) (the Edsel Promissory Note”) being fully paid, and the Company was released from any further obligations under the Edsel Promissory Note.

6.  SHAREHOLDERS’ EQUITY

Common Shares

As of October 31, 2012 and April 30, 2012, 100,000,000 shares of our $0.001 par value common shares were authorized, 41,754,571 and 35,693,572 were issued and outstanding respectively.

·	On October 9, 2012 we issued 250,000 shares of our common stock at $0.23 per share in connection with modification of $2,750,000 of our convertible notes payable. (Note 5)

·	On August 22, 2012 we issued 1,100,000 shares of our common stock at $0.53 per share in connection with the conversion of a $500,000 convertible note payable. (Note 5)

·
On July 31, 2012, the Company issued 1,000,000 shares of common stock to our Chief Financial Officer Jonathan Pina (“Pina”) in accordance with the terms of the Pina Amending Agreement (as further described below) dated December 21, 2011.  The shares vested on July 11, 2012.

·	On July 19, 2012 we issued 2,611,000 shares of our common stock at $0.70 per share in connection with the amendment of a lease Purchase Agreement.

·	On June 13, 2012 we issued 600,000 shares of our common stock at $0.89 per share in connection with the execution of a Second Amendment to a lease Purchase Agreement.

·
On May 15, 2012, we closed a private placement of units to an Accredited Investor. Under the terms of the private placement, the Company issued 500,000 units at a price of $1.50 per unit, for aggregate cash proceeds of $750,000. Each unit consisted of one share of common stock and one half common share purchase warrant, each full warrant exercisable to purchase one share of common stock of the Company at $2.75 for a period of three years.

Stock Warrants

A summary of the Company’s outstanding warrants as of October 31, 2012 is presented below:

	Shares	Weighted Average Exercise Price
Balance at April 30, 2012	-	$-
Granted	250,000	2.75
Balance at end of period	250,000	$2.75
Exercisable at October 31, 2012	250,000	$2.75

The remaining contractual life of the warrants outstanding at October 31, 2012 was 2.54 years

7.  SHARE BASED COMPENSATION

Stock Options

A summary of the Company’s common-stock options activity through October 31, 2012, is presented below:

	Shares	Weighted Average Exercise Price
Balance at April 30, 2012	450,000	$0.50
Granted	0	0.00
Expirations	(100,000)	0.50
Balance at end of period	350,000	$0.50
Exercisable at October 31, 2012	116,666	$0.50

Total unrecognized compensation cost related to the non-vested common stock options was $151,814 as of October 31, 2012, which is expected to be recognized over a weighted-average vesting period of 1.75 years.  At October 31, 2012, the weighted average remaining contractual life of options outstanding was 8.67 years.

Common Shares

We recognized share-based compensation including all option and common share awards expense of $801,110 and $1,761,001 and $690,560 and $1,872,955 for the three and six months ended October 31, 2012 and 2011, respectively.

On October 11, 2011, the Company entered into an executive employment agreement (the “Johnson Employment Agreement”) with Jeff Johnson, a director and Chairman of the board of directors (the “Board”) of the Company. Pursuant to the Johnson Employment Agreement, Johnson was appointed to the position of CEO of the Company. The term of the Johnson Employment Agreement is for a two-year period beginning on October 1, 2011 (the “Johnson Effective Date”) and ending on the second anniversary of the Johnson Effective Date. Under the terms of the Johnson Employment Agreement, Johnson shall be paid a salary of not less than $200,000, annually. Johnson and the Company agreed to an incentive stock compensation arrangement that is anticipated to be linked to the success of the Company’s business and increases shareholder value. Under the terms of the equity compensation, Johnson will be issued shares of common stock of the Company (each, a “Restricted Share”), upon satisfaction of the following performance based conditions:

(a)
Restricted Share Issuance 1: 1,514,500 Restricted Shares are payable and issued on the following schedule so long as Mr. Johnson is employed or the Johnson Employment Agreement is still effective: 1/3 on March 1, 2012, 1/3 on June 1, 2012, 1/3 on September 1, 2012;

(b)	Restricted Share Issuance 2: 1,514,500 Restricted Shares are payable and issued after satisfaction of the following conditions:

(1)	Daily trading volume of the Company’s common stock exceeds 300,000 for 20 of the last 30 days prior to issuance; and

(2)	EBITDA (as defined in the Johnson Employment Agreement ) of the Company exceeds $4,000,000 during any four consecutive quarter periods during the term of the Johnson Employment Agreement ;

(c)	Restricted Share Issuance 3: 3,029,000 Restricted Shares are payable and issued after satisfaction of the following conditions:

(1)	Daily trading volume of the Company’s common stock exceeds 450,000 for 20 of the last 30 days prior to issuance; and

(2)	EBITDA of the Company exceeds $6,000,000 during any four consecutive quarter periods during the term of the Johnson Employment Agreement ;

(d)
Restricted Share Issuance 4: 3,029,000 Restricted Shares are payable and issued after the Company enters into a single Transaction (as defined in the Johnson Employment Agreement) which has a Transaction Value (as defined in the Johnson Employment Agreement) equal to or in excess of $100,000,000.

On December 21, 2011, The Company entered into an amending agreement (the “Pina Amending Agreement”) with Pina to amend the executive employment agreement (the “Pina Employment Agreement”) entered into by the Company and Pina on July 11, 2011 (the “ Pina Effective Date”). Pursuant to the Pina Employment Agreement, Pina would receive 500,000 shares of common stock of the Company (the “Pina Bonus Shares”) on the Pina Effective Date, 500,000 Pina Bonus Shares on the 12 month anniversary of the Pina Effective Date, and 500,000 Pina Bonus Shares on the 24 month anniversary of the Pina Effective Date.  The Pina Amending Agreement modifies the vesting of the Pina Bonus Shares, whereby Pina will receive 1,000,000 Pina Bonus Shares on the 12 month anniversary of the Pina Effective Date and 500,000 Pina Bonus Shares on the 24 month anniversary of the Pina Effective Date.  Pina and the Company have rescinded and cancelled the original issuance of the 500,000 Pina Bonus Shares issued on the Pina Effective Date.  On December 21, 2011, the market price of the Company’s stock was $2.05 per common share resulting in additional compensation expense of $80,000 was recognized through the vesting date of July 31, 2012.

On February 29, 2012, the Company and Johnson entered into an amendment to the Johnson Employment Agreement whereby the issue and payable dates for Restricted Shares Issuance 1 (1,514,500 restricted shares) were amended to 1/3 on March 1, 2013, 1/3 on June 1, 2013, 1/3 on September 1, 2013.

On March 8, 2012, Thomas Richards, a director, received a grant of 150,000 shares of common stock of the Company that vests on March 13, 2013.

On March 8, 2012, Morris Smith, a director, received a grant of 150,000 shares of common stock of the Company that vests on March 13, 2013.

On April 19, 2012, Renee Traghella, an employee, received a grant of 100,000 shares that vest according to the following schedule; 33,333 shares on May 1, 2013, 33,333 shares on May 1, 2014, and 33,334 shares on May 1, 2015.

On July 16, 2012, Elmer Reed, a director, received a grant of 150,000 shares of common stock of the Company that vests on July 16, 2013.

On July 16, 2012, Jayme Wollison, an employee, received a grant of 750,000 shares that vest according to the following schedule; 250,000 shares on April 12, 2013, 250,000 shares on April 12, 2014, and 250,000 shares on April 12, 2015.

A summary of the Company’s non-vested stock awards as of October 31, 2012 is presented below:

	Shares	Grant Date Fair Value
Non-vested at beginning of period	10,987,000	$1.90
Granted	900,000	1.68
Vested	(1,000,000)	1.97
Forfeited	-	-
Non-vested at end of period	10,887,000	$1.63

Total unrecognized compensation cost related to the above non-vested, restricted shares amounted to $2,020,346 as of October 31, 2012, which is expected to be recognized over a weighted-average period of 2.5 years. Related shares are not issued until fully vested.

8.  INCOME TAXES

The effective income tax rates for the three and six months ended October 31, 2012 and 2011, was nil. Total income tax expense for the three and six months ended October 31, 2012 and 2011, differed from amounts computed by applying the U.S. federal statutory tax rates to pre-tax income due primarily to changes in the valuation allowance recorded against deferred tax assets.

9.  RELATED PARTY TRANSACTIONS

As of October31, 2012, there is a balance due to a stockholder of the Company in the amount of $24,521.  This amount is unsecured, non-interest bearing, and has no specific terms of repayment.

During the quarter ended July 31, 2011, Pimuro Capital Partners, LLC (“Pimuro”), a consultant who advised High Plains Oil, LLC (“HPO”) with regards to its acquisition of JHE and the Purchase Agreement, charged fees and expenses in the amount of $240,000 relating to such consulting arrangement between HPO and Pimuro. Pimuro was controlled by G. Jonathan Pina, who was appointed as our Chief Financial Officer on July 11, 2011.

On June 16, 2011, the Company closed an acquisition under the terms of a Membership Interest Purchase Agreement, effective as of June 1, 2011, among HPO, and JHE, pursuant to which the Company acquired all of the membership interests in JHE from HPO (the “Acquisition”). HPO is an entity controlled by S. Jeffrey Johnson (“Johnson”), who was appointed as a director of the Company on June 16, 2011 and Chairman of the Board on July 6, 2011.

On June 12, 2012, the Company paid HPO $25,000 for its 10% share of the sale of the certain oil and gas properties in connection with the satisfaction of the seller notes payable as discussed in Note 5.

10.  LITIGATION

Landers

On June 16, 2011, Circle Star acquired all of the outstanding equity interest in JHE. JHE was party to a litigation related to a mineral interest in the well known as Landers #1 (“Landers #1”) that was initiated in November 2008 in the District Court 82nd Judicial District, Robertson County, Texas. The litigation involved a multi-party trespass to try title suit to determine the ownership of Landers #1. Ross L. Martella III originally sought a temporary restraining order, but the lawsuit evolved into a trespass to try title action under Chapter 22 of the Texas Property Code. A Final Judgment was rendered in the suit in November, 2010 and it became final and non-appealable in December, 2010. Subsequently, two additional litigation matters involving Landers #1 were initiated. As of June 10, 2011, one of the suits was dismissed and a third party has agreed to indemnify JHE in connection with the remaining litigation related to Landers #1.

The parties consider the lawsuits to be a nuisance and Circle Star does not believe the Landers #1 litigation to be material due to Orbis’ agreement to indemnify, hold harmless and defend at its sole cost and expenses, Circle Star and its respective successors and assigns from any and all claims and/or costs associated with these lawsuits or any other claim which might be made against the interests that are subject to such litigation.

The property that is subject to the litigation was assigned to Orbis on June 12, 2012 pursuant to the Note Payment Agreement.

Subsequent to October 31, 2012 a dismissal without prejudice judgment related to the Landers #1 litigation was executed.

Cottonwood

On or about June 18, 2012, the Company’s registered agent was served with a complaint (Civil Action No. 12-CV-327-CVE-PJC) filed in the United States District Court for the Northern District of Oklahoma by Cottonwood Natural Resources, Ltd. (“Cottonwood”). Cottonwood alleges breach of contract and fraud in connection with a Purchase and Sale Agreement dated April 19, 2012 between the company and Cottonwood (the “Cottonwood Purchase Agreement”) related to the purchase of certain oil and gas interests in approximately 14,640 acres in Finney County, Kansas (the “Finney Property”). Cottonwood filed the complaint after the Company terminated the Cottonwood Purchase Agreement after the Company determined that Cottonwood had options to title to less than 12,908.46 net acres and Cottonwood failed to disclose all material facts related to the Finney Property. Cottonwood is seeking damages of at least $4,324,180. Management believes that the allegations by Cottonwood are without merit and the Company intends to vigorously defend against the claims. The Company is evaluating potential counterclaims against Cottonwood.

Greene Litigation

On June 19, 2012, the Company’s filed a petition with the District Court of Clark County, Kansas, Sixteenth Judicial District (Case No. 2012-CV-12) against Green Brothers Land Company, LLC, Greene Ranch Enterprises, Inc., David M. Greene, Jr., Marcia Greene, Thomas E. Greene, Janice C. Greene, Joseph B. Greene and Billie Greene (collectively the “Defendants”), requesting the return of a deposit pursuant to the termination of a certain Land Real Estate Sales Contract (the “Greene Agreement”) entered into between Circle Star and the Defendants on March 6, 2012, pursuant to which Circle Star would have acquired from the Defendants certain interests in 6,518 acres of land in Kansas. Pursuant to the Greene Agreement, Circle Star delivered a $50,000 deposit that was refundable due a default by the sellers. Circle Star terminated the Green Agreement as a result of defects in title which the Defendants did not cure within the time period set forth in the Greene Agreement. On November 13, 2012 the Company entered into a settlement agreement whereby the pending Green litigation was settled. The settlement agreement stipulates that Circle Star is to receive $32,500 of the deposit from the sellers. The execution of the settlement agreement constitutes a termination of the litigation.

11.  SUBSEQUENT EVENTS

Greene Litigation

 On November 13, 2012 the Company entered into a settlement agreement whereby the pending Green litigation was settled. The settlement agreement stipulates that Circle Star is to receive $32,500 of the deposit from the sellers. The execution of the settlement agreement constitutes a termination of the litigation.

Landers Litigation

In December 2012, a dismissal without prejudice judgment related to the Landers #1 litigation as described elsewhere herein was executed. Subsequent to October 31, 2012 a dismissal without prejudice judgment related to the Landers #1 litigation was executed.

On December 14, 2012 our Board of Directors authorized the issuance of up to $100,000 in common stock to settle outstanding trade accounts payable.

We have secured approximately 14,000 lease acres in Sheridan and Trego counties. We have entered into an arrangement with a working interest partner whereby our partner is funding the drilling of a well. We are currently in discussions with our working interest partner whereby they may fund the drilling of two additional wells on the prospect acreage.

On December 18, 2012 we issued 325,000 shares of common stock issued to Big Sky Management Ltd. for payment of consulting services.

On December 18, 2012  we issued 225,000 shares of common stock issued to Wevco Production Inc. for settlement of issues arising from a leasehold purchase agreement, as amended.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
Circle Star Energy Corporation

We have audited the accompanying consolidated balance sheet of Circle Star Energy Corporation and subsidiaries (collectively, the “Company”) as of April 30, 2012, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the year then ended.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Circle Star Energy Corporation and subsidiaries as of April 30, 2012, and the results of their operations and their cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has a working capital deficit.  This raises substantial doubt about the Company's ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note 2.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Hein & Associates LLP
Dallas, Texas
August 13, 2012

Report of Independent Registered Public Accounting Firm

To the Board of Directors of
Circle Star Energy Corp.
Fort Worth, Texas

We have audited the accompanying balance sheet of Circle Star Energy Corp. (the “Company”) as of April 30, 2011, and the related statement of operations, stockholders’ equity (deficit), and cash flows for the year. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Circle Star Energy Corp. as of April 30, 2011, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 2 to the financial statements, the Company has negative working capital, has received no revenue from sales of products or services, and has incurred losses from operations.  These factors raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans with regard to these matters are described in Note 2. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Silberstein Ungar, PLLC

Bingham Farms, Michigan

July 27, 2011, except as to number of authorized common shares on the balance sheet, as to which the date is August 15, 2011

CIRCLE STAR ENERGY CORP.
CONSOLIDATED BALANCE SHEETS

	2012	2011
ASSETS
CURRENT ASSETS:
Cash	$60,626	$6,696
Trade accounts receivable	153,872	-
Warrant subscriptions receivable	1,200,000	-
Prepaid expenses and other assets	13,972	99
Total Current Assets	1,428,470	6,795
Oil and gas properties at cost, using the successful efforts method, net	5,955,129	-
OTHER ASSETS:
Investment in partnership	167,215	-
Furnitures and fixtures, net	6,596	-
Total Other Assets	173,811	-
Total Assets	$7,557,410	$6,795

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
Accounts payable	$253,759	$25,074
Accrued liabilities	6,447	-
Bank overdrafts	409,544	-
Salaries and taxes payable	3,081	-
Due to related party	24,521	24,521
Interest payable	86,472	-
Seller note payable	1,500,000	-
Convertible notes payable, net of unamortized discount	2,307,787	-
Total Current Liabilities	4,591,611	49,595
Convertible notes payable, net of unamortized discount	1,207,379	-
Total Liabilities	5,798,990	49,595
STOCKHOLDERS' EQUITY (DEFICIT)
Common stock, 100,000,000, par value $0.001 shares authorized, 35,693,571 and 41,400,000 common shares issued and outstanding at April 30, 2012 and April 30, 2011, respectively.	35,694	41,400
Additional paid in capital	12,971,209	13,600
Accumulated deficit	(11,248,483)	(97,800)
Total Stockholders' Equity (Deficit)	1,758,420	(42,800)
Total Liabilities and Stockholders' Equity (Deficit)	$7,557,410	$6,795

See accompanying notes to these consolidated financial statements.

CIRCLE STAR ENERGY CORP.
 CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended April 30, 2012	Year Ended April 30, 2011
Revenues:
Oil sales	$758,798	$-
Gas sales	183,352	-
Total Revenues	942,150	-

Operating Expenses:
Lease operating	80,723	-
Production taxes	50,334	-
Depreciation, depletion, and amortization	575,990	-
Impairment of oil gas properties	3,861,083	-
Exploration.	92,247	-
General and administrative	5,796,640	31,718
Total Operating Expenses	10,457,017	31,718
Operating Loss	(9,514,867)	(31,718)
Other Income (Expense):
Interest expense	(1,693,084)	-
Equity in earnings of unconsolidated affiliates	35,060	-
Miscellaneous income	94,643	-
Net Loss	$(11,078,248)	$(31,718)

Net Loss Per Share: Basic and Diluted	$(0.34)	$-

Weighted Average Shares Outstanding: Basic and Diluted	32,824,106	41,400,000

See accompanying notes to these consolidated financial statements.

CIRCLE STAR ENERGY CORP.
STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
FOR THE FISCAL YEARS ENDED APRIL 30, 2012 AND 2011

	Common Stock		Additional Paid in	Accumulated
	Shares	Amount	Capital	Deficit	Total

Balances, May 1, 2010	41,400,000	$41,400	$13,600	$(66,082)	$(11,082)

Net loss	-	-	-	(31,718)	(31,718)

Balances, April 30, 2011	41,400,000	41,400	13,600	(97,800)	(42,800)

Net loss	-	-	-	(11,078,248)	(11,078,248)

Partner distributions	-	-	-	(72,435)	(72,435)

Common stock issued for cash	6,240,000	6,240	1,553,760	-	1,560,000

Common stock issued upon exercise of warrants	4,800,000	4,800	2,395,200	-	2,400,000

Common stock issued for acquisition of JHE assets	1,600,000	1,600	398,400	-	400,000

Cancellation of contributed shares	(19,550,000)	(19,550)	19,550	-	-

Share-based compensation expense	-	-	4,099,558	-	4,099,558

Beneficial conversion features on convertible notes payable	-	-	1,561,666	-	1,561,666

Common stock issued for acquisition of Redfish Prospect working interest	203,571	204	380,475	-	380,679

Common stock issued for acquisition of WEVCO leases	1,000,000	1,000	2,549,000		2,550,000
Balances, April 30, 2012	35,693,571	$35,694	$12,971,209	$(11,248,483)	$1,758,420

See accompanying notes to these consolidated financial statements.

CIRCLE STAR ENERGY CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended April 30, 2012	Year Ended April 30, 2011
Cash flows from operating activities
Net loss	$(11,078,248)	$(31,718)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation expense	575,990	-
Accretion of discount on notes payable	1,309,296	-
Exploration expense	92,247	-
Share-based compensation	4,099,558	-
Impairment of oil and gas properties	3,861,083	-
Equity in earnings of unconsolidated affiliates	(35,060)	-
Changes in operating assets and liabilities
Trade accounts receivable	114,203	-

Prepaid expenses and other assets	(11,695)	151
Accounts payable	(58,625)	13,573
Accrued liabilities	6,447	-
Bank overdrafts	409,544	-
Salaries Payable	3,081	-
Interest payable	86,472	-
Net cash used in operating activities	(625,707)	(17,994)
Cash flows from investing activities
Acquisitions of oil and gas properties	(1,529,800)	-
Distributions from equity method investees	5,449	-
Capital expenditures	(233,577)	-
Net cash used in investing activities	(1,757,928)	-
Cash flows from financing activities
Partner distributions	(72,435)	-
Proceeds from the issuance of common stock	2,760,000	-
Proceeds from loan from stockholder	-	21,850
Payments on note issued to seller	(5,000,000)	-
Proceeds from convertible notes	4,750,000	-
Net cash provided by financing activities	2,437,565	21,850
Net increase in cash	53,930	3,856
Cash
Beginning of period	6,696	2,840
End of period	$60,626	$6,696
Supplemental Cash Flow Information:
Cash paid for interest	$297,316	$-
Cash paid for income taxes	$-	$-
Supplemental Non-Cash Investing and Financing Information:
Common stock issued for acquisition of WEVCO leases	$2,550,000	$-
Common stock issued for acquisition of Redfish Prospect working interest	$380,679	$-
Common stock issued for acquisition of JHE assets	$400,000	$-
Promissory note assumed for acquisition of JHE assets	$5,517,536	$-
Beneficial conversion feature on notes payable	$1,561,666	$-

See accompanying notes to these consolidated financial statements.

CIRCLE STAR ENERGY CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 1—ORGANIZATION AND NATURE OF OPERATIONS

Circle Star Energy Corp (a Nevada Corporation) is a Fort Worth based independent exploration and production company engaged in the acquisition and development of oil and natural gas properties and production of oil and natural gas in the United States.

NOTE 2—GOING CONCERN

At April 30, 2012, we had cash and cash equivalents of $60,626 and a working capital deficit of $3,163,141.  For the year ended April 30, 2012, we had net loss attributable to common shareholders of $11,078,248 and an operating loss of $9,514,867 including an impairment of long-lived assets (see Note 3) of $3,861,083.

Given that we have not achieved profitable operations to date, our cash requirements are subject to numerous contingencies and risks beyond our control, including operational and development risks, competition from well-funded competitors, and our ability to manage growth. We can offer no assurance that the Company will generate cash flow sufficient to achieve profitable operations or that our expenses will not exceed our projections.  Accordingly, there is substantial doubt as to our ability to continue as a going concern for a reasonable period of time.

There can be no assurance that financing will be available to us when needed or, if available, or that it can be obtained on commercially reasonable terms. Unprecedented disruptions in the credit and financial markets in the past eighteen months have had a significant material adverse impact on access to capital and credit for many companies. Considering our financial condition, we may be forced to issue debt or equity at less favorable terms than would otherwise be available.  These disruptions could, among other things, make it more difficult for the Company to obtain, or increase its cost of obtaining, capital and financing for its operations.  If we are unable to obtain additional or alternative financing on a timely basis and are unable to generate sufficient revenues and cash flows, we will be unable to meet our capital requirements and will be unable to continue as a going concern.

We anticipate generating losses in the near term, and therefore, may be unable to continue operations in the future. To secure additional capital, we will have to issue debt or equity or enter into a strategic arrangement with a third party.  There can be no assurance that additional capital will be available to us.  We currently have no agreements, arrangements, or understandings with any person to obtain funds through bank loans, lines of credit, or any other sources.

NOTE 3—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Presentation

The consolidated financial statements include the accounts of Circle Star and our wholly-owned subsidiary, and JHE Holdings, LLC, a Texas limited liability company (“JHE” or “Subsidiary”).

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States of America.  The preparation of our financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses.  These estimates are based on information that is currently available to us and on various other assumptions that we believe to be reasonable under the circumstances.  Actual results could differ from those estimates under different assumptions and conditions.  Significant estimates are required for proved oil and gas reserves which may have a material impact on the carrying value of oil and gas properties.

Cash and cash equivalents

Cash and cash equivalents include cash on hand.

Financial Instruments

The carrying amounts of financial instruments including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, and long-term debt approximate fair value, as of April 30, 2012 and 2011.

Oil and Gas Properties

Capitalized Costs

Our oil and gas properties as of April 30, 2012 (we had no oil and gas properties as of April 30, 2011) comprised the following:

Proved oil and gas producing properties and related lease, wells and equipment	$3,435,743
Unproved oil and gas properties	3,093,727
Accumulated depreciation, depletion and amortization	(574,341)
Net capitalized costs	$5,955,129

We follow the successful efforts method of accounting for our oil and gas producing activities. Costs to acquire mineral interests in oil and gas properties and to drill and equip development wells and related asset retirement costs are capitalized. Costs to drill exploratory wells are capitalized pending determination of whether the wells have proved reserves. If we determine that the wells do not have proved reserves, the costs are charged to expense. There were no exploratory wells capitalized pending determination of whether the wells have proved reserves at April 30, 2012 or 2011. Geological and geophysical costs, including seismic studies and costs of carrying and retaining unproved properties are charged to expense as incurred. We capitalize interest on expenditures for significant exploration and development projects that last more than six months while activities are in progress to bring the assets to their intended use. Through April 30, 2012, we have capitalized no interest costs because our exploration and development projects generally last less than six months. Costs incurred to maintain wells and related equipment are charged to expense as incurred.

On the sale or retirement of a complete unit of a proved property, the cost and related accumulated depreciation, depletion and amortization are eliminated from the property accounts, and the resultant gain or loss is recognized. On the retirement or sale of a partial unit of proved property, the cost is charged to accumulated depreciation, depletion and amortization with a resulting gain or loss recognized in income.

Capitalized amounts attributable to proved oil and gas properties are depleted by the unit-of-production method over proved reserves using the unit conversion ratio of six Mcf of gas to one barrel of oil equivalent (“Boe”), and one barrel of NGLs to one Boe. The ratios of six Mcf of natural gas to one Boe and one barrel of NGLs to one Boe do not assume price equivalency and, given price differentials, the price for a Boe for natural gas may differ significantly from the price for a barrel of oil. Capitalized costs of proved mineral interests are depleted over total estimated proved reserves, and capitalized costs of wells and related equipment and facilities are depleted over estimated proved developed reserves. Depreciation, depletion and amortization expense for oil and gas producing property and related equipment amounted to $574,341 and zero for the years ended April 30, 2012 and 2011, respectively.

Capitalized costs related to proved oil and gas properties, including wells and related equipment and facilities, are evaluated for impairment based on an analysis of undiscounted future net cash flows.  If undiscounted cash flows are insufficient to recover the net capitalized costs related to proved properties, then we recognize an impairment charge in income from operations equal to the difference between the net capitalized costs related to proved properties and their estimated fair values based on the present value of the related future net cash flows.  For 2012, our total impairment expense was $3,861,083. Of this amount, $3,397,693 was related to the acquisition of JHE and based on the fair value of assets acquired. The remaining $463,390 relates to the acquisition of the Redfish Properties and was a result of the evaluation of carrying value of oil and gas properties at year-end.

Unproved oil and gas properties that are individually significant are periodically assessed for impairment of value, and a loss is recognized at the time of impairment by providing an impairment allowance. We concluded that no impairment of unproved properties was indicated during either of the years ended April 30, 2012 or 2011.

On the sale of an entire interest in an unproved property for cash or cash equivalent, gain or loss on the sale is recognized, taking into consideration the amount of any recorded impairment if the property had been assessed individually. If a partial interest in an unproved property is sold, the amount received is treated as a reduction of the cost of the interest retained.

Estimates of Proved Oil and Gas Reserves

Estimates of our proved reserves included in this report are prepared in accordance with U.S. generally accepted accounting principles, or GAAP, and SEC guidelines. The accuracy of a reserve estimate is a function of:

•	the quality and quantity of available data;

•	the interpretation of that data;

•	the accuracy of various mandated economic assumptions;

•	the judgment of the persons preparing the estimate.

Our proved reserve information included in this report was predominately based on evaluations prepared by independent petroleum engineers. Estimates prepared by other third parties may be higher or lower than those included herein. Because these estimates depend on many assumptions, all of which may substantially differ from future actual results, reserve estimates will be different from the quantities of oil and gas that are ultimately recovered. In addition, results of drilling, testing and production after the date of an estimate may justify material revisions to the estimate.

We based the estimated discounted future net cash flows from proved reserves on the un-weighted arithmetic average of the prior 12-month commodity prices as of the first day of each of the months constituting the period and costs on the date of the estimate. Future prices and costs may be materially higher or lower than these prices and costs which would impact the estimated value of our reserves.

The estimates of proved reserves materially impact depreciation, depletion, and amortization expense and our estimates of impairment. If the estimates of proved reserves decline, the rate at which we record depreciation and depletion expense will increase, reducing future net income. Such a decline may result from lower market prices, which may make it uneconomic to drill for and produce higher cost fields.

Oil and Gas Operations

Revenue Recognition

We recognize revenue for our production when the quantities are delivered to or collected by the respective purchaser. Prices for such production are defined in sales contracts and are readily determinable based on certain publicly available indices. All transportation costs are included in lease operating expense.

Accounts Receivable

We recognize revenue for our production based on estimates.  Receivables are also recorded based on these estimates and trued-up to actuals when payment is received.

Production Costs

Production costs, including compressor rental and repair, pumpers’ salaries, saltwater disposal, ad valorem taxes, insurance, repairs and maintenance, expensed workovers and other operating expenses are expensed as incurred and included in lease operating expense on our consolidated statements of operations.

Exploration expenses include dry hole costs, delay rentals, and geological and geophysical costs.

Other Property

Furniture, fixtures and equipment are carried at cost. Depreciation of furniture, fixtures and equipment is provided using the straight-line method over estimated useful lives of five years. Gain or loss on retirement or sale or other disposition of assets is included in income in the period of disposition.

Depreciation expense for other property and equipment was $1,649 and nil, for the years ended April 30, 2012 and 2011, respectively.

Asset Retirement Obligation

Accounting standards require companies to record a liability relating to the retirement of tangible long-lived assets.  When the liability is initially recorded, there is a corresponding increase in the carrying amount of the related long-lived asset.  Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset.  Upon settlement of the liability, either the obligation is settled at its recorded amount or a gain or loss is incurred and recognized.  As of April 30, 2012, management has evaluated its liability associated with its oil and gas properties and has determined it to be insignificant.

Share-Based Compensation

The Company estimates the fair value of share-based payment awards made to employees and directors, including stock options and stock awards. The value of the portion of the award that is ultimately expected to vest is recognized as an expense ratably over the requisite service periods. Awards that vest only upon achievement of performance criteria are recorded only when achievement of the performance criteria is considered probable. We estimate the fair value of stock options using the Black-Scholes option pricing model. This model is highly complex and dependent on key estimates by management. The estimates with the greatest degree of subjective judgment are the estimated lives of the stock-based awards, the estimated volatility of our stock price, and the assessment of whether the achievement of performance criteria is probable.  The fair value of stock awards is based on the quoted market price on the grant date.

Income Taxes

We account for income taxes under the liability method. Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. As a result of the existing valuation allowance, we estimate our effective tax rate at 0% and therefore have estimated our existing tax liability to be nil as of April 30, 2012.

Loss per Common Share

Basic net income or loss per common share is computed by dividing the net income or loss attributable to common stockholders by the weighted average number of shares of common stock outstanding during the period. Diluted net income or loss per common share is calculated in the same manner, but also considers the impact to net income and common shares for the potential dilution from stock options, stock warrants and any other outstanding convertible securities.

We have issued potentially dilutive instruments as summarized in the table below.  We did not include any of these instruments in our calculation of diluted loss per share during the period because to include them would be anti-dilutive due to our net loss during the periods.

The following table summarizes the types of potentially dilutive securities outstanding as of April 30, 2012 (there were no potentially dilutive securities outstanding as of April 30, 2011):

April 30,
2012
Common stock awards issuable pursuant to service contract	400,000
Common stock options	450,000
Common Stock awards	10,987,000
Convertible notes payable	3,166,667

Recently Issued Accounting Pronouncements

In May 2011, the FASB issued ASU 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. The amended guidance changes several aspects of the fair value measurement guidance in ASC 820, Fair Value Measurement, further clarifying how to measure and disclose fair value. This guidance amends the application of the “highest and best use” concept to be used only in the measurement of fair value of nonfinancial assets, clarifies that the measurement of the fair value of equity-classified financial instruments should be performed from the perspective of a market participant who holds the instrument as an asset, clarifies that an entity that manages a group of financial assets and liabilities on the basis of its net risk exposure can measure those financial instruments on the basis of its net exposure to those risks, and clarifies when premiums and discounts should be taken into account when measuring fair value. The fair value disclosure requirements also were amended. The amendment is effective for the Company at the beginning of July 2012, with early adoption prohibited. The adoption of this amendment is not expected to materially affect the Company’s financial statements.

In June 2011, the FASB issued ASU 2011-05, Presentation of Comprehensive Income which amended requirements for the presentation of other comprehensive income (OCI), requiring presentation of comprehensive income in either a single, continuous statement of comprehensive income or on separate but consecutive statements, the statement of operations and the statement of OCI. The amendment is effective for the Company at the beginning of fiscal year 2013 with early adoption permitted. The Company elected early adoption of the guidance, which had no impact on our financial statements as we have no elements of comprehensive income other than net loss.

In January 2010, the FASB issued ASC 2010-06, Improving Disclosures about Fair Value Measurements (ASC 820-10). These new disclosures require entities to separately disclose amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and the reasons for the transfers. In addition, in the reconciliation for fair value measurements for Level 3, entities should present separate information about purchases, sales, issuances, and settlements. This guidance is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010 and for interim periods within those fiscal years. Our adoption of the disclosures did not have a material impact on our notes to the condensed consolidated financial statements. See Note 4 – Fair Value of Financial Instruments for additional information.

NOTE 4—FAIR VALUE OF FINANCIAL INSTRUMENTS

Accounting standards define fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The standards also establish a framework for measuring fair value and a valuation hierarchy based upon the transparency of inputs used in the valuation of an asset or liability. Classification within the hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The valuation hierarchy contains three levels:

•	Level 1 — Quoted prices (unadjusted) for identical assets or liabilities in active markets

•
Level 2 — Quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; and model-derived valuations whose inputs or significant value drivers are observable

•	Level 3 — Significant inputs to the valuation model are unobservable

Level 3 Classification

On June 16, 2011, Circle Star acquired all of the membership interests in High Plains Oil, LLC, Nevada limited liability company (“HPO”), effective as of June 1, 2011.  A note payable in the amount of $7,500,000 was made by the Company for the purchase of JHE, which was disclosed in the 8-K filed on June 21, 2011.  Upon closing of the transaction on June 16 and effective June 1, the note was reduced to $6,500,000 as a result of the payment of the initial installment of $1,000,000 to the seller.  In accordance with fair value accounting resulting from an acquisition, the note was discounted, after payment of the initial installment of $1,000,000, using a rate of 28%, resulting in a fair value of $5,517,536.  Oil and gas properties acquired were valued at $3,596,473 and the investment in JH Energy Interests at $134,334.

NOTE 5—ACQUISITIONS

On June 16, 2011, Circle Star acquired all of the membership interests in JHE from HPO, effective as of June 1, 2011, for consideration including 1,000,000 shares of its common stock, a retained profit interest in existing properties valued at $404,101, and the assumption of a promissory note in the aggregate amount of $7,500,000, and 600,000 shares of the Company’s common stock.

As a result of the acquisition, JHE’s assets and liabilities were adjusted to their fair values at the acquisition date. No adjustments were made to JHE’s assets and liabilities other than oil and gas properties and the interest in JHE Energy Interests (JHE Units) units as their carrying value approximated fair value at the date of acquisition. As the consideration paid exceeded the fair value of JHE’s net assets, an impairment charge totaling $3,397,693 was recorded at the acquisition date. The calculation of the impairment charge follows:

Fair value of oil and gas properties	$3,192,372
Investment in JHE Energy Interests	137,604
Note payable, discounted at 28%	(5,517,536)
Cash payment at closing	(1,000,000)
Fair value of equity shares granted to sellers	(400,000)
Working capital acquired	189,867
Impairment charge	$(3,397,693)

These assets were acquired in accordance with and in an effort to advance the Company’s business plan.  The Company incurred transaction costs of $255,000 during the closing of this acquisition which were recorded as expense in the statement of operations.

JHE’s revenues for the fiscal year ended April 30, 2012 are $935,807 and net income for the fiscal year ended April 30, 2012 is $295,509.

On December 6, 2011 the Company entered into a letter agreement (the “Apache Letter Agreement”) with Ingebritson Energy LLC, GTP Energy Partners, LLC, Wind Rush Energy, LLC, Gabriel Barerra and Charles T. Brackett (collectively, the “Apache Sellers”) with a stated execution date of December 1, 2011 (the “Apache Execution Date”). Pursuant to the Apache Letter Agreement, the Company purchased from the Apache Sellers certain interests in oil and gas properties within the Redfish 56 Prospect in Glasscock County, Texas (the “Redfish Properties”). In return, the Apache Sellers received 203,571 shares of common stock of the Company which, at the Execution Date, had a market value of $1.87 per share.  These shares were authorized on January 31, 2012 and issued on March 8, 2012.  The Company also assumed the responsibility for payment of certain operating expenses and capital expenditures which were valued at $193,717.

The following unaudited summary, prepared on a pro forma basis, presents the results of operations for the years ended April 30, 2012, and 2011, as if the acquisitions of JHE and the Redfish Properties along with transactions necessary to finance the acquisitions, as if they had occurred on May 1 of 2010. The pro forma information includes the effects of adjustments for interest expense, and depreciation and depletion expense. The pro forma results are not necessarily indicative of what actually would have occurred if the acquisition had been completed as of the beginning of each period presented, nor are they necessarily indicative of future consolidated results.

	For the Year Ended April 30,
	2012	2011

Total operating revenue	$1,066,262	$1,157,238
Total operating costs and expenses	6,617,792	4,492,774
Operating loss	(5,551,530)	(3,335,536)
Interest expense and other	(420,314)	(1,469,254)
Net loss attributed to common stockholders	$(5,971,844)	$(4,804,790)
Loss per common share, basic and fully diluted	$(0.18)	$(0.12)

Colonial Divestiture

The Company entered into a Membership Interest Purchase Agreement with Colonial Royalties, LLC (“Colonial”) on December 30, 2011 (the “Colonial Purchase Agreement”), whereby Colonial would purchase 100% of the Company’s interests in JHE and the Retained Profits Interest, held by High Plains (the “Colonial Transaction”), in consideration for $9,350,000. The first payment, $100,000, was received on December 30, 2011.

On February 6, 2012, the Company sent a Notice of Default and Termination (the “Colonial Notice”) to Colonial stating that Colonial was in breach of its payment obligations under the Colonial Purchase Agreement and that the Company was exercising its right to terminate the Colonial Purchase Agreement.  Under the terms of the Colonial Purchase Agreement, the delivery of the Colonial Notice by the Company to Colonial was not deemed to be an election of remedies and the Company retains the right to pursue all legal or equitable remedies against Colonial for breach of the Colonial Purchase Agreement.

Greene Acquisition

On March 6, 2012, the Company entered into an agreement (the “Greene Agreement”) to purchase certain interests in 6,518 acres of land in Kansas for a total purchase price of $9,125,200.  Pursuant to the Greene Agreement, Circle Star delivered a non-refundable $50,000 deposit to the sellers. The deposit is to be applied to the purchase price upon closing.

On June 19, 2012, the Company filed a petition with the District Court of Clark County, Kansas, Sixteenth Judicial District (Case No. 2012-CV-12) against Green Brothers Land Company, LLC, Greene Ranch Enterprises, Inc., David M. Greene, Jr., Marcia Greene, Thomas E. Greene, Janice C. Greene, Joseph B. Greene and Billie Greene (collectively the “Defendants”), requesting the return of a deposit pursuant to the termination of a certain Land Real Estate Sales Contract (the “Greene Agreement”) entered into between Circle Star and the Defendants on March 6, 2012, pursuant to which Circle Star would have acquired from the Defendants certain interests in 6,518 acres of land in Kansas. Pursuant to the Greene Agreement, Circle Star delivered a $50,000 deposit that was refundable due a default by the sellers. Circle Star terminated the Green Agreement as a result of defects in title which the Defendants did not cure within the time period set forth in the Greene Agreement. Prior to the litigation, Circle Star pursued an out of court settlement but was unsuccessful. Circle Star intends to vigorously pursue the recovery of the deposit in an efficient and expeditious manner.

Wevco Acquisition

The Company entered into a leasehold purchase agreement (the “Wevco Purchase Agreement”) with Wevco Production, Inc. (“Wevco”), whereby Wevco will sell to the Company all of Wevco’s rights, title, and working interest in and to certain oil and gas leases, containing up to 64,575 net acres, more or less, situated in Gove and Trego Counties, Kansas, described more fully in Exhibit A to the Wevco Purchase Agreement. Under the Wevco Purchase Agreement, the Company will pay to Wevco $5,000,000 (the “Wevco Purchase Price”) on or before closing and issue 1,000,000 shares of common stock of the Company to Wevco. Contemporaneously with the signing of the Wevco Purchase Agreement, the Company paid Wevco, $100,000 and the Company paid Wevco an additional $200,000 on or before March 13, 2012 (as amended to March 15, 2012)(collectively the “Wevco Signing Bonus”). The Wevco Signing Bonus is non-refundable and was considered an advance on the Wevco Purchase Price. The Company issued the Wevco Common Shares on March 15, 2012.

On April 24, 2012, the Company entered into an amendment to the Wevco Purchase Agreement extending the closing date from April 30, 2012 until May 31, 2012 (the “First Amendment Agreement”). The Company paid Wevco a non-refundable $100,000 extension fee (the “First Extension Price”) which is considered an advance on the Wevco Purchase Price.

On June 13, 2012, the Company entered into the Second Amendment to Leasehold Purchase Agreement (the “Second Wevco Amendment”) extending the closing date from May 31, 2012 until September 28, 2012 (the “Wevco Closing Date”). Pursuant to the Second Amendment, the Company paid Wevco a non-refundable $100,000 extension fee (the “June Extension Price”), and issued 600,000 shares of common stock of the Company (the “Wevco Extension Shares”) to Wevco. If the Wevco Purchase Price is paid on or before the Wevco Closing Date then the June Extension Price, the Wevco Signing Bonus and the First Extension Price shall be credited towards the Wevco Purchase Price. To date, $500,000 has been credited towards the Wevco Purchase Price.

BlueRidge Acquisition

On April 17, 2012 the Company agreed to purchase certain interests in oil and gas leases in Rawlins, Sheridan and Graham Counties, Kansas for $5,308,375 and 560,000 shares of common stock of the Company, with a closing date of July 1, 2012. Pursuant to the BlueRidge Purchase Agreement, the Company agreed to purchase interests in 17,168 acres in Rawlins County, 12,518 acres in Sheridan County (the “Sheridan Properties”) and 12,781 acres in Graham County.  The Company also paid $50,000 in irrevocable earnest money to be applied to the purchase price at closing.

The BlueRidge Purchase Agreement was amended (“The BlueRidge Amendment”) on July 2, 2012 by which the terms were modified by reducing the acreage of the leases in Graham County by 1,760 acres, and by granting the Company an option to purchase the properties in Rawlins and Graham Counties. The BlueRidge Amendment further modified the terms of the BlueRidge Purchase Agreement, whereby the Company paid $50,000 to the BlueRidge Sellers and issued 2,611,000 Common Shares to the BlueRidge Sellers for the interests in Sheridan County.

Pursuant to the BlueRidge Amendment, the Company has the option (the “BlueRidge Option”) to purchase interests in 80,871 acres in Kansas (including the properties in the Rawlins and Graham Counties noted above), by making a cash payment of $10,108,875 and by delivering the number of Common Shares equal to $1,000,000, based on the market price of the Common Shares on the date before closing of the BlueRidge Option, on or before September 28, 2012.

NOTE 6—INVESTEES ACCOUNTED FOR ON THE EQUITY METHOD

 The Company has a 10% investment in JHE Energy Interests (“JHEI”) which is accounted for under the equity method of accounting.  JHEI is engaged in the exploration, development, and production of oil and gas assets in the state of Texas.  The Company’s investment in JHEI was $167,215 and nil for the fiscal years ended April 30, 2012 and 2011, respectively.

NOTE 7—NOTES PAYABLE

A note payable in the amount of $7,500,000 was made by the Company for the purchase of JHE to the “Edsels”, the former owners of JHE, which was disclosed in the 8-K filed on June 21, 2011.  Upon closing of the transaction on June 16 and effective June 1, the note was reduced to $6,500,000 as a result of the payment of the initial installment of $1,000,000.  The note was further reduced to $5,000,000 after the payment of the September 1, 2011 installment of $1,500,000. The remaining installment payments due under the note payable are as follows: $2,000,000 on December 31, 2011; $1,500,000 on March 1, 2012; and 1,500,000 on June 1, 2012.  The note bears simple interest at 5.0%, which is payable quarterly.  The note was discounted, after payment of the initial installment of $1,000,000, using a rate of 28%, resulting in a fair value of $5,517,536. The Company received an extension from the note holder pursuant to the $1,500,000 payment due September 1, 2011 until September 15, 2011.  Full payment of the September 1 payment in the amount of $1,500,000 was made prior to September 15, 2011.

The Company was unable to timely make the December 2011 Edsel Payment to the Edsels, and in consideration of a payment in the amount of $100,000 by the Company to the Edsels and pursuant to a letter agreement dated December 29, 2011, the Edsels agreed to extend the payment date for the December 2011 Edsel Payment until January 31, 2012, on which date the December 2011 Payment was due and payable.  The Company was unable to timely make the December 2011 Edsel Payment to the Edsels on January 31, 2012 and as consideration for the Edsels agreeing to (i) further extend the due date for the December 2011 Payment until February 8, 2012 and (ii) extend the due date for March 2012 Edsel Payment until April 30, 2012 (collectively, the “Modified Payment Terms”), the Company offered to pay, among other items, the sum of $2,000,000 to the Edsels as a principal payment under the Edsel Promissory Note on or before February 8, 2012 pursuant to the terms of a letter agreement dated February 8, 2012.  On February 8, 2012, the Company made the December 2011 Payment due to the Edsels under the Note and, consequently, the Company remains current in its payments obligations under the Note.  Concurrently therewith, and as additional consideration for the Modified Payment Terms, the Company also agreed to execute the Amendments, which are described in more detail below.

On February 8, 2012, the Company entered into a First Amendment to Assignment and Novation Agreement and a First Amendment to Membership Interest Pledge and Security Agreement (collectively, the “Edsel Amendments”) pursuant to which the Company agreed to delete Section 6, and other similar provisions, from each of the Novation and the Amended Pledge Agreement which provided for, among other items, the vesting, and release from any transfer restrictions, of a corresponding portion of the Company Oil and Gas Properties, as defined in the Novation and Amended Pledge Agreement, once at least fifty percent (50%) of the original principal amount of the Edsel Promissory Note had been paid to the Edsels and thereafter as each further payment of principal was made by the Company to the Edsels under the Edsel Promissory Note.  Except as expressly set forth in the Edsel Amendments, all of the terms and provisions of the Novation and Amended Pledge Agreement are unchanged and remain in full force and effect.

The Promissory Note is secured by a pledge of all of the Company’s membership interests in JHE to the James H. Edsel, Nancy Edsel, and James H. Edsel, Jr. (collectively, the “Edsels”) pursuant to the Amended Pledge Agreement.  If the Company defaults on any of its obligations under the Promissory Note, the Edsels shall be entitled to exercise any and all remedies available at law to secure payment of the Promissory Note, including, but not limited to, selling the unvested portion of the membership interests.

On September 14, 2011, the Company issued 6% convertible notes (the “Notes”) in the total amount of $1,500,000 (the “Note Issuance”). The Notes are due and payable on September 14, 2014, with interest at the rate of 6% per annum accruing on the unpaid principal amount, compounded annually. The Notes are convertible at the option of the holder into shares of common stock of the Company at a conversion price of $1.50 per share.  The Notes are redeemable prior to maturity at the option of the Company and can be prepaid  in whole or in part at any time without a premium or penalty, upon 5 business days’ notice; prior to which the holder of the Note may convert the principal and interest into shares of common stock of the Company.  The proceeds of the Note Issuance went to pay the balance of the $1,500,000 installment due on September 1, 2011 for the Promissory Note discussed in the previous paragraph. The Notes were offered by the Company in a non-brokered private placement to non-U.S. persons outside of the United States in off-shore transactions. The Notes were not registered under the Securities Act, or the laws of any state, and are “restricted securities” (as defined in Rule 144(a)(3) of the Securities Act). The securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. The Notes were placed pursuant to exclusions from registration requirements by Rule 903 of Regulation S of the Securities Act, such exclusions being available based on information obtained from the investors to the private placement.  The notes were discounted by $370,000 to reflect the beneficial conversion that existed on the date of issuance.  This discount will be accreted over the term of the convertible notes using the effective yield method.  As of April 30, 2012, the unamortized discount related to the Notes was $292,621.  Interest is payable with the principle on September 14, 2014.

On February 8, 2012, the Company issued 10% convertible notes (the “February 10% Notes”) in the aggregate principal amount of $2,750,000 (the “February 10% Note Issuance”), subject to the terms of the Inter-Creditor Agreement (as defined below).  The February 10% Notes accrue interest at the rate of 10% per annum on the unpaid principal balance and may be prepaid by the Company at any time without the prior written consent of the holders.  The February 10% Notes are due and payable on February 8, 2013 (the “10% Maturity Date”) or at the election of the applicable holder on the earlier of (i) the closing of a financing transaction by the Company for aggregate proceeds in excess of $5,000,000, which excess amount shall be applied to the principal balance of the applicable holder’s February 10% Note (based on the ratio of the principal amount of such holder’s February 10% Note relative to the aggregate principal amount of all the February 10% Notes); (ii) the sale or partial sale of JHE; (iii) the sale of all or substantially all of the assets of JHE; or (iv) an Event of Default (as defined in the February 10% Notes).  The 10% Notes are convertible at the option of the holders into shares of common stock of the Company at the 10% Maturity Date or upon the occurrence of one or more of the triggering events set forth in clauses (i), (ii), and (iii) above, at a conversion price of $1.50 per share. The proceeds of the 10% Note Issuance were used to make the December 2011 Edsel Payment, under the 10% Note and the balance of the proceeds of the 10% Note Issuance will be used for other general corporate purposes. The notes were discounted by $1,008,333 to reflect the beneficial conversion that existed on the date of issuance.  This discount will be accreted over the term of the convertible notes using the effective yield method.  As of April 30, 2012, the unamortized discount related to the February 10% Notes was $782,422.  Interest is payable monthly.

On March 14, 2012, the Company issued 10% convertible notes (the “March 10% Notes”) for cash in the aggregate principal amount of $500,000 (the “March 10% Note Issuance”), subject to the terms of the Addendum (as defined below).  The March 10% Notes accrue interest at the rate of 10% per annum on the unpaid principal balance and may be prepaid by the Company at any time without the prior written consent of the holders.  The March 10% Notes are due and payable on March 14, 2013 (the “March 10% Maturity Date”) or at the election of the holder on the earlier of (i) the closing of a financing transaction by the Company for aggregate proceeds in excess of $5,000,000, which excess amount shall be applied to the principal balance of the holder’s March 10% Note ; (ii) the sale or partial sale of JHE; (iii) the sale of all or substantially all of the assets of JHE; or (iv) an Event of Default (as defined in the March 10% Notes).  The March 10% Note is convertible at the option of the holder into shares of common stock of the Company at the March 10% Maturity Date or upon the occurrence of one or more of the triggering events set forth in clauses (i), (ii), and (iii) above, at a conversion price of $1.50 per share. The proceeds of the March 10% Note Issuance were used to pay the Wevco Signing Bonus.  The balance of the proceeds of the March 10% Note Issuance will be used for other general corporate purposes.  The notes were discounted by $1,008,333 to reflect the beneficial conversion price that existed on the date of issuance.  This discount will be accreted over the term of the convertible notes using the effective yield method.  As of April 30, 2012, the unamortized discount related to the March 10% Notes was $159,791.  Interest is payable monthly.

Effective March 14, 2012, the Company entered into an Addendum to March 2012 Convertible Note Subscription Agreement (the “Addendum”) with the holder of the March 10% Notes. The Addendum provides for, among other items the Company to use its best efforts to (i) the grant to the holder of the March 10% Note of a subordinated security interest in JHE, upon termination of the currently existing pledge and security interest JHE and any creditor with a senior security interest or right to a security interest in JHE existing as of the date of the Addendum, (ii) grant a security interest in the Company’s interest in certain oil and gas properties within the Redfish 56 Prospect in Glasscock County, Texas, and (iii) upon issuance of the Pina Bonus Shares, under the terms of the Pina Employment Agreement, as may be amended from time to time, Pina will pledge the Pina Shares to secure payment of the March 10% Notes.

Future annual contractual maturities of long-term debt as of April 30, 2012 were as follows:

Years Ending April 30,	Amounts
2013	$4,750,000
2014	1,500,000
$6,250,000

NOTE 8—SHARE BASED COMPENSATION

We recognized share-based compensation expense of $4,099,663 and nil for the years ended April 30, 2012 and 2011, respectively.

On July 6, 2011, David Brow (“Brow”) the then sole officer of the Company, was granted 100,000 stock options under the Company’s 2011 Stock Option Plan at an exercise price of $0.50 and vesting immediately.

On July 11, 2011, Pina was granted stock options under the Plan, consisting of options to purchase up to an aggregate of 350,000 shares of the Company’s common stock with 116,666 stock options vesting on July 11, 2012, 116,667 stock options vesting July 11, 2013 and 116,667 stock options vesting July 11, 2014. The options will expire, July 11, 2022, July 11, 2023 and July 11, 2024 respectively.

A summary of the Company’s common-stock options as of April 30, 2012 is presented below:

	Shares	Weighted Average Exercise Price
Balance at beginning of period	0	$-
Granted	450,000	0.50
Balance at end of period	450,000	$0.50
Exercisable at January 31, 2012	100,000	$0.50

Total unrecognized compensation cost related to the non-vested common stock options was $254,636 and nil as of the fiscal years ended April 30, 2012 and 2011, respectively.  The cost at April 30, 2012, is expected to be recognized over a weighted-average period of 2.5 years.  At April 30, 2012 the aggregate intrinsic value for common stock options was $688,500 and the weighted average remaining contract life was 10 years.

The assumptions used in the fair value method calculation for the fiscal year ended April 30, 2012 are disclosed in the following table:

Fiscal Year Ended April 30, 2012
Weighted average grant date fair value per common stock option granted during the period	$1.43
Weighted average stock price volatility	70.7%
Weighted average risk free rate of return	0.74%
Weighted average expected term	2.00 years
Estimated forfeiture rate	0
Estimated dividend rate	0

Expected dividend yield is zero considering that we do not anticipate paying dividends.  Volatility is based on an average historical volatility for comparable public reporting companies over a period similar to the expected life of the options.  Expected life is based on our judgment of how long the options will be outstanding prior to their exercise.  The risk-free interest rate represents the published interest rate for 2-year US Treasury Bonds on the grant date.

On October 11, 2011, the Company entered into an executive employment agreement (the “Johnson Employment Agreement”) with Johnson, a director and Chairman of the board of directors (the “Board”) of the Company. Pursuant to the Johnson Employment Agreement, Johnson was appointed to the position of CEO of the Company. The term of the Johnson Employment Agreement is for a two-year period beginning on October 1, 2011 (the “Effective Date”) and ending on the second anniversary of the Effective Date. Under the terms of the Johnson Employment Agreement, Johnson shall be paid a salary of not less than $200,000, annually. Johnson and the Company agreed to an incentive stock compensation arrangement that is anticipated to be linked to the success of the Company’s business and increases shareholder value. Under the terms of the equity compensation, Johnson will be issued shares of common stock of the Company (each, a “Restricted Share”), upon satisfaction of the following performance based conditions:

(a)
Restricted Share Issuance 1: 1,514,500 Restricted Shares are payable and issued on the following schedule so long as Mr. Johnson is employed or the Johnson Employment Agreement is still effective: 1/3 on March 1, 2012, 1/3 on June 1, 2012, 1/3 on September 1, 2012;

(b)	Restricted Share Issuance 2: 1,514,500 Restricted Shares are payable and issued after satisfaction of the following conditions:

(1)	Daily trading volume of the Company’s common stock exceeds 300,000 for 20 of the last 30 days prior to issuance; and

(2)	EBITDA (as defined in the Johnson Employment Agreement ) of the Company exceeds $4,000,000 during any four consecutive quarter periods during the term of the Johnson Employment Agreement ;

(c)	Restricted Share Issuance 3: 3,029,000 Restricted Shares are payable and issued after satisfaction of the following conditions:

(1)	Daily trading volume of the Company’s common stock exceeds 450,000 for 20 of the last 30 days prior to issuance; and

(2)	EBITDA of the Company exceeds $6,000,000 during any four consecutive quarter periods during the term of the Johnson Employment Agreement ;

(d)
Restricted Share Issuance 4: 3,029,000 Restricted Shares are payable and issued after the Company enters into a single Transaction (as defined in the Johnson Employment Agreement) which has a Transaction Value (as defined in the Johnson Employment Agreement) equal to or in excess of $100,000,000.

On December 21, 2011, The Company entered into an amending agreement (the “Pina Amending Agreement”) with Pina to amend the executive employment agreement (the “Pina Employment Agreement”) entered into by the Company and Pina on July 11, 2011 (the “ Pina Effective Date”). Pursuant to the Pina Employment Agreement, Pina would receive 500,000 shares of common stock of the Company (the “Pina Bonus Shares”) on the Effective Date, 500,000 Pina Bonus Shares on the 12 month anniversary of the Pina Effective Date, and 500,000 Pina Bonus Shares on the 24 month anniversary of the Pina Effective Date.  The Pina Amending Agreement modifies the vesting of the Pina Bonus Shares, whereby Pina will receive 1,000,000 Pina Bonus Shares on the 12 month anniversary of the Pina Effective Date and 500,000 Pina Bonus Shares on the 24 month anniversary of the Pina Effective Date.  Pina and the Company have rescinded and cancelled the original issuance of the 500,000 Pina Bonus Shares issued on the Pina Effective Date.  On December 21, 2011, the market price of the Company’s stock was $2.05 per common share resulting in additional compensation expense to be recognized on a prospective basis of $80,000 through the vesting date of July 31, 2012.  Of this amount, $14,709 was recognized in the three months ended January 31, 2011.

On February 29, 2012, the Company and Johnson entered into an amendment to the Johnson Employment Agreement whereby the issue and payable dates for Restricted Shares Issuance 1 (1,514,500 restricted shares) were amended to 1/3 on March 1, 2013, 1/3 on June 1, 2013, 1/3 on September 1, 2013.

A summary of the Company’s non-vested stock awards as of April 30, 2012 is presented below:

	Shares	Grant Date Fair Value
Non-vested at beginning of period	-		$-
Granted	10,987,000	1.90
Vested	-	-
Forfeited	-	-
Non-vested at end of period	10,987,000	$1.90

Total unrecognized compensation cost related to the above non-vested, restricted shares amounted to $2,986,711 and nil as of the fiscal years ended April 30, 2012 and 2011, respectively.  The cost at April 30, 2012 is expected to be recognized over a weighted-average period of 2.5 years. Related shares are not issued until vested.

NOTE 9—SHAREHOLDERS’ EQUITY

On June 15, 2011, the Company closed a private placement of units.  Under the terms of the private placement, the Company issued 4,800,000 units at a price of $0.25 per unit. Each unit consists of one share of common stock of the Company and one common share purchase warrant, which may be exercised to acquire one share of common stock of the Company at an exercise price of $0.50 through June 15, 2013.  As of the fiscal year ended April 30, 2012, all warrants had been exercised.

On July 7, 2011, the Company and Felipe A. Pati, a former sole director and officer of the Company, entered into a Contribution Agreement, whereby Mr. Pati contributed 19,550,000 shares of common stock of the Company as a capital contribution to the Company. The Company and Mr. Pati had determined that it was in the best interest of the Company and its shareholders to adjust the outstanding capital of the Company to facilitate the Company’s ability to raise capital and implement the Company’s expanded business strategy.

On August 17, 2011, the Company closed a private placement of shares (the “Shares”). Under the terms of the private placement, the Company issued 1,440,000 shares of common stock of the Company at a price of $0.25 per share to "Accredited Investors" (as defined in Rule 501(a) of the United States Securities Act of 1933, as amended (the “Securities Act). The Shares were not, and will not be, registered under the Securities Act, or the laws of any state of the United States. Accordingly, the Shares are “restricted securities” (as defined in Rule 144(a)(3) of the Securities Act) and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

As of April 30, 2012, the Company issued 4,800,000 shares of common stock in connection with the exercise of 4,800,000 share purchase warrants at $0.50 per share. The Company received $2,400,000 in proceeds of which $1,200,000 was received in April 2012 and $1,200,000 in May 2012.  The Company recorded a receivable of $1,200,000 for those warrants exercised in April 2012 but for which funds were received shortly after the balance sheet date.  The warrants were issued on June 15, 2011 in a private placement by the Company of 4,800,000 units at a price of $0.25 per unit, each unit consisted of one share of common stock and one common stock purchase warrant, exercisable to acquire one share of common stock of the Company at an exercise price of $0.50 through June 15, 2013. The terms of the offering are described in more detail above and on the Company’s Current Report on Form 8-K filed with the SEC on June 21, 2011.  These shares are considered issued and outstanding at April 30, 2012 and are included in the Company’s weighted average shares outstanding calculation.

NOTE 10—INCOME TAXES

The company has generated losses for financial reporting purposes since its inception in 2007.  Prior to the current reporting period, the company had undertaken only early stage development activities with respect to online helpdesk support system software.  During the current reporting period, the company switched its operational focus to upstream oil and gas development, and began operations related thereto with the acquisition of oil and gas properties.   Due to the early development activities and related tax issues, the company has not recorded a deferred tax asset for the losses incurred prior to this reporting period.  In addition, the company has recorded no income tax provision or benefit for the current reporting period.

A reconciliation of the statutory U.S Federal income tax and the income tax provision included in the accompanying consolidated statements of operations is as follows:

Book Income (Loss)	$(11,078,248)
Statutory Tax Rate	34%
Tax at Statutory Rate	(3,766,605)	34.00%

Permanent Differences
50% Meals & Entertainment	1,320	0.00%
Change in Valuation Allowance	3,765,285	(34.00)%
Total Provision (Benefit)	$-	0.00%

Management has evaluated the positions taken in the tax filings for the years included in these financial statements as required by ASC 740. The Company believes that these positions should prevail on a more likely than not basis. Accordingly, no reserve for uncertain tax positions and the associated disclosure of such positions was deemed necessary.  Because of our net operating loss carryover, all historic income tax returns are subject to examination by the respective taxing authorities.

Under guidance contained in FASB ASC 740-10, deferred taxes are determined based on the estimated future tax effects of differences between the financial statement and tax bases of assets and liabilities, given the provisions of the enacted tax laws. The Company’s deferred tax assets and liabilities are as follows:

	4/30/2012	4/30/2011
Deferred Tax Assets (Liabilities) - Current:	$-		$-
Net Deferred Tax Assets (Liabilities) - Current	$-	$-

Deferred Tax Assets (Liabilities) - Noncurrent:
Oil & Gas Properties	175,060	-
Fixed Assets	(2,242)	-
Investment in Partnership - JHE	919,834	-
Stock Compensation	1,393,851	-
Net Operating Losses	1,278,782	-
Valuation Allowance	(3,765,285)	-
Net Deferred Tax Assets (Liabilities) - Noncurrent	$-	$-
Net Deferred Tax Asset (Liability)	$-	$-

For the current reporting period, Management has recorded a full valuation allowance against its net deferred tax asset position due to Management's belief that the realization of its net deferred tax asset is not reasonably assured in accordance with the provisions of ASC 740.  Accordingly, there has been an increase in the valuation allowance of $3,765,285  during the current reporting period.  Management will continue to assess the realization of its deferred tax assets in accordance with ASC 740.

As of the reporting date, the Company estimates that it has a federal tax loss carryforward (“NOLs”) of approximately  $3,765,285 which will expire in various amounts beginning in 2032.

Section 382 of the Code (“Section 382”) imposes limitations on a corporation’s ability to utilize its NOLs if it experiences an “ownership change”.  In general terms, an ownership change may result from transactions increasing the ownership percentage of certain shareholders in the stock of the corporation by more than 50 percentage points over a three year period.  In the event of an ownership change, utilization of the NOLs would be subject to an annual limitation under Section 382 determined by multiplying the value of the Company’s stock at the time of the ownership change by the applicable long-term tax exempt rate.  Any unused annual limitation may be carried over to subsequent years.  The amount of the limitation may, under certain circumstances, be increased by the built-in gains held by the Company at the time of the ownership change that are recognized in the five year period after the change.  If the Company has a built-in loss at the time of the ownership change, built-in losses recognized during the five-year period after the change are generally subject to limitation on their use in the same manner as NOLs.  The Company is in the process of completing its assessment as to whether the provisions of Section 382 will apply and restrict the Company’s ability to otherwise utilize its NOLs in future reporting periods.

For the current reporting period, all of the Company's activities are conducted in the State of Texas.  The State of Texas enacted a tax based on a defined calculation of gross margin (the “margin tax”).  The tax is calculated by applying a tax rate to a base that considers both revenue and expenses and therefore has the characteristics of an income tax.  Management does not believe that state taxes are material to the tax provision for financial statements included herein.  Accordingly, state income taxes have not been separately detailed in the provision.

The Company has not recorded any tax related interest or penalties in the consolidated statement of operations for the year ended April 30, 2012 or for any prior reporting periods.

None of the Company’s federal or state income tax returns are currently under examination by federal or state authorities.  The statute of limitations for fiscal years ending  April 30, 2008 and subsequent years remain open and subject to review by the federal and state jurisdictions in which they have operated.

NOTE 11—SUPPLEMENTAL OIL AND GAS DISCLOSURES (UNAUDITED)

The following table sets forth the costs incurred in oil and gas property acquisition, exploration, and development activities.

For the Year Ended April 30, 2012
Acquisition of Properties:
Proved	$7,172,344
Unproved	3,093,727
Exploration Costs	92,247
Development Costs	124,482
Total Costs Incurred	$10,482,800

Oil and Gas Reserve Information

Proved oil and gas reserve quantities are based on estimates prepared by LaRoche Petroleum Consultants, Ltd., Circle Star’s third party reservoir engineering firm. There are numerous uncertainties inherent in estimating quantities of proved reserves and projecting future rates of production and timing of development expenditures. The following reserve data only represent estimates and should not be construed as being exact. The reports were prepared as of April 30, 2012 and were dated June 8, 2012 and June 9, 2012.

	Crude Oil (Bbls)	Natural Gas (Mcf)	Total (Boe)
PROVED-DEVELOPED AND UNDEVELOPED RESERVES:
April 30, 2011	-	-	-
Purchases of reserves in-place	29,788	435,602	102,388
Revisions of previous estimates	7,549	(220,452)	(29,193)
Extensions, discoveries, and other additions	15,070	11,596	17,003
Production	(9,792)	(51,036)	(18,298)
April 30, 2012	42,615	175,710	71,900
	-	-	-

PROVED DEVELOPED RESERVES
April 30, 2011	-	-	-
April 30, 2012	34,645	170,130	63,000

We produced 18,298 Boe during 2012, or which 18,104 Boe is attributable to our JHE assets and the remainder to our Redfish Properties. All of the extensions and discoveries of 17,003 Boe for 2012 came from our JHE assets primarily as a result of the drilling of 22 new wells of which 21 were productive  During 2012, we acquired approximately 102,388 Boe of proved reserves through the acquisitions of JHE and working interests of four Apache-operated properties.  Of these acquired reserves, 101,257 Boe came from JHE and the remainder from the Redfish Properties.  We recorded downward revisions of 29,193 Boe to the April 30, 2011 estimates of our proved reserves at year end 2012 primarily due to the extended shut-in of the Landers #1.

Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Reserves

The standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves and the changes in standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves were prepared in accordance with the provisions of ASC 932. Future cash inflows at April 30, 2012 were computed by applying the unweighted, arithmetic average on the closing price on the first day of each month for the 12-month period prior to April 30, 2012 to estimated future production. Future production and development costs are computed by estimating the expenditures to be incurred in developing and producing the proved oil and natural gas reserves at year-end, based on year-end costs and assuming continuation of existing economic conditions.  We had no proved reserves at April 30, 2011.

Future income tax expenses are calculated by applying appropriate year-end tax rates to future pretax net cash flows relating to proved oil and natural gas reserves, less the tax basis of properties involved.

Future income tax expenses give effect to permanent differences, tax credits and loss carry-forwards relating to the proved oil and natural gas reserves. Future net cash flows are discounted at a rate of 10% annually to derive the standardized measure of discounted future net cash flows. This calculation procedure does not necessarily result in an estimate of the fair market value of our oil and natural gas properties.  We estimate future income taxes to be zero considering the fact that our tax basis in oil and gas properties and our net operating loss carryforwards for income tax reporting purposes exceed our estimated future net cash inflows.

The standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves are as follows:

As of April 30, 2012

Future cash inflows	$4,564,193
Future production costs	(1,117,096)
Future development costs	(37,264)
Future income tax expense	-
Future net cash flows	3,409,833
10% annual discount for estimated timing of cash flows	1,258,123
Standardized measure of discounted future net cash flows related to proved reserves	$2,151,710

Changes in Standardized Measure of Discounted Future Net Cash Flows

The changes in the standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves are as follows:

Years Ended April 30, 2012

Standardized measure, beginning of period	$-
Sales and transfers, net of production costs	(811,093)
Net change in sales and transfer prices, net of production costs	345,939
Extensions and discoveries and improved recovery, net of future production and development costs	722,147
Revisions of quantity estimates	(782,833)
Accretion of discount	244,925
Purchase of reserves in-place	2,449,250
Changes in production rates (timing) and other	(16,625)
Standardized measure, end of period	$2,151,710

The commodity prices inclusive of adjustments for quality and location used in determining future net revenues related to the standardized measure calculation are as follows.

2012
Oil (per Bbl)	$92.15
Gas (per mcf)	$3.63

NOTE 12—RELATED PARTY TRANSACTIONS

As of April 30, 2012, there is a balance due to a stockholder of the Company in the amount of $24,521.  This amount is unsecured, non-interest bearing, and has no specific terms of repayment.

Pimuro Capital Partners, LLC (“Pimuro”), a consultant who advised HPO with regards to its acquisition of JHE and the Purchase Agreement, charged fees and expenses in the amount of $240,000 relating to such consulting arrangement between HPO and Pimuro under the terms of an Installment Agreement (the “Installment Agreement”) of which $100,000 was due and payable on the closing date and thereafter in monthly installments of $50,000, $50,000 and $40,000 commencing when JHE receives $75,000 in monthly aggregate distribution from JHE Oil and Gas Properties.  Pimuro is controlled by G. Jonathan Pina (“Pina”), who was appointed as our Chief Financial Officer on July 11, 2011.  As of April 30, 2012, all amounts due and payable to Pimuro have been paid.

On June 16, 2011, the Company closed an acquisition under the terms of a Membership Interest Purchase Agreement, effective as of June 1, 2011 (the “Purchase Agreement”), among HPO, and JHE, pursuant to which the Company acquired all of the membership interests in JHE from HPO (the “Acquisition”). HPO is an entity controlled by S. Jeffrey Johnson (“Johnson”), who was appointed as a director of the Company on June 16, 2011 and Chairman of the Board on July 6, 2011.

NOTE 13—COMMITMENTS AND CONTINGENCIES

Operational Contingencies

The exploration, development and production of oil and gas assets are subject to various, federal and state laws and regulations designed to protect the environment. Compliance with these regulations is part of our day-to-day operating procedures. Infrequently, accidental discharge of such materials as oil, natural gas or drilling fluids can occur and such accidents can require material expenditures to correct. We maintain levels of insurance we believe to be customary in the industry to limit its financial exposure. We are unaware of any material capital expenditures required for environmental control during this fiscal year.

Leases

Under the terms of a non-cancellable lease agreement, we lease approximately 1,325 square feet of office space in Fort Worth, Texas, at a cost of $1,300 per month. The primary lease term terminates on January 31, 2014.  Rent expense amounted to $34,351 and nil for the years ended April 30, 2012 and 2011, respectively.  As of April 30, 2012, the future minimum lease payments related to this agreement are:

Year 1	$15,600
Year 2	11,700
Total	$27,300

Employment Agreements

We have outstanding employment agreements with both of our executive officers for terms ranging from fifteen to seventeen months. Our maximum commitment under the employment agreements, which would apply if the employees covered by these agreements were all terminated without cause, was approximately $90,000 and 3,014,500 shares of common stock and 350,000 options would vest at April 30, 2012.

NBT Communications Contract

On September 20, 2011, we signed a 12-month contract beginning October 1, 2011, with ChangeWave, Inc. dba NBT Communications, to provide:  shareholder acquisition and marketing consulting by means of a project roadmap; institutional investor targeting and presentation review and recommendations; NBT Research reports and updates; social media site management; Web Site/E-letter Sponsorships; NBT and broker dealer conferences; and financial media article/coverage program.  We pay a monthly fee of $6,000 per month.  NBT will also receive 400,000 of common stock upon the achievement of defined contractual milestones.

Pending Litigation

Landers

On June 16, 2011, Circle Star acquired all of the outstanding equity interest in JHE. JHE was party to a litigation related to a mineral interest in the well known as Landers #1 (“Landers #1”) that was initiated in November 2008 in the District Court 82nd Judicial District, Robertson County, Texas. The litigation involved a multi-party trespass to try title suit to determine the ownership of Landers #1. Ross L. Martella III originally sought a temporary restraining order, but the lawsuit evolved into a trespass to try title action under Chapter 22 of the Texas Property Code. A Final Judgment was rendered in the suit in November, 2010 and it became final and non-appealable in December, 2010. Subsequently, two additional litigation matters involving Landers #1 were initiated. As of June 10, 2011, one of the suits was dismissed and Orbis has agreed to indemnify JHE in connection with the remaining litigation related to Landers #1.

The parties consider the lawsuits to be a nuisance and Circle Star does not believe the Landers #1 litigation to be material due to Orbis’ agreement to indemnify, hold harmless and defend at its sole cost and expenses, Circle Star and its respective successors and assigns from any and all claims and/or costs associated with these lawsuits or any other claim which might be made against the interests that are subject to such litigation.

The property that is subject to the litigation was assigned to Orbis on June 12, 2012 pursuant to the Note Payment Agreement.

Cottonwood

On or about June 18, 2012, the Company’s registered agent was served with a complaint (Civil Action No. 12-CV-327-CVE-PJC) filed in the United States District Court for the Northern District of Oklahoma by Cottonwood Natural Resources, Ltd. (“Cottonwood”).  Cottonwood alleges breach of contract and fraud in connection with a Purchase and Sale Agreement dated April 19, 2012 between the company and Cottonwood (the “Cottonwood Purchase Agreement”) related to the purchase of certain oil and gas interests in approximately 14,640 acres in Finney County, Kansas (the “Finney Property”).  Cottonwood filed the complaint after the Company terminated the Cottonwood Purchase Agreement after the Company determined that Cottonwood had options to title to less than 12,908.46 net acres and Cottonwood failed to disclose all material facts related to the Finney Property. Cottonwood is seeking damages of at least $4,324,180. Management believes that the allegations by Cottonwood are without merit and the Company intends to vigorously defend against the claims.  The Company is evaluating potential counterclaims against Cottonwood.

Greene Litigation

 On June 19, 2012, the Company filed a petition with the District Court of Clark County, Kansas, Sixteenth Judicial District (Case No. 2012-CV-12) against Green Brothers Land Company, LLC, Greene Ranch Enterprises, Inc., David M. Greene, Jr., Marcia Greene, Thomas E. Greene, Janice C. Greene, Joseph B. Greene and Billie Greene (collectively the “Defendants”), requesting the return of a deposit pursuant to the termination of a certain Land Real Estate Sales Contract (the “Greene Agreement”) entered into between the Company and the Defendants on March 6, 2012, pursuant to which the Company would have acquired from the Defendants certain interests in 6,518 acres of land in Kansas. Pursuant to the Greene Agreement, the Company delivered a $50,000 deposit that was refundable due a default by the sellers. The Company terminated the Green Agreement as a result of defects in title which the Defendants did not cure within the time period set forth in the Greene Agreement. Prior to the litigation, the Company pursued an out of court settlement but was unsuccessful. The Company intends to vigorously pursue the recovery of the deposit in an efficient and expeditious manner.

NOTE 14—SUBSEQUENT EVENTS (UNAUDITED)

On May 15, 2012, the Company closed a private placement of units to an Accredited Investor. Under the terms of the private placement, the Company issued 500,000 units at a price of $1.50 per unit. Each unit consists of one share of common stock of the Company and one half common share purchase warrant, each full warrant exercisable to purchase one share of common stock of the Company at $2.75 for a period of three years. $750,000 was raised by the Company in the private placement. The proceeds were partially used to pay the final payment of the Edsel Promissory Note, the June Extension Price and general corporate purposes.

On June 13, 2012, the Company entered into the Second Amendment to Leasehold Purchase Agreement (the “Second Wevco Amendment”) extending the closing date from May 31, 2012 until September 28, 2012 (the “Wevco Closing Date”). Pursuant to the Second Amendment, the Company paid Wevco a non-refundable $100,000 extension fee (the “June Extension Price”), and issued 600,000 shares of common stock of the Company (the “Wevco Extension Shares”) to Wevco. If the Wevco Purchase Price is paid on or before the Wevco Closing Date then the June Extension Price, the Wevco Signing Bonus and the First Extension Price shall be credited towards the Wevco Purchase Price. To date, $500,000 has been credited towards the Wevco Purchase Price.

On June 19, 2012, the Company’s filed a petition with the District Court of Clark County, Kansas, Sixteenth Judicial District (Case No. 2012-CV-12) against Green Brothers Land Company, LLC, Greene Ranch Enterprises, Inc., David M. Greene, Jr., Marcia Greene, Thomas E. Greene, Janice C. Greene, Joseph B. Greene and Billie Greene (collectively the “Defendants”), requesting the return of a deposit pursuant to the termination of a certain Land Real Estate Sales Contract (the “Greene Agreement”) entered into between Circle Star and the Defendants on March 6, 2012, pursuant to which Circle Star would have acquired from the Defendants certain interests in 6,518 acres of land in Kansas. Pursuant to the Greene Agreement, Circle Star delivered a $50,000 deposit that was refundable due a default by the sellers. Circle Star terminated the Green Agreement as a result of defects in title which the Defendants did not cure within the time period set forth in the Greene Agreement. Prior to the litigation, Circle Star pursued an out of court settlement but was unsuccessful. Circle Star intends to vigorously pursue the recovery of the deposit in an efficient and expeditious manner.

On July 9, 2012, the Company entered into the Amendment to the Purchase and Sale Agreement (the “BlueRidge Amendment”) with BlueRidge Petroleum Corporation, Walter F. Brown, Kirk T. and/or Rebecca L. Rundle as JTRS, First Equity Resources, LLC, G. Jeff Mowry and Marsha S. Mowry Trust Dated July 9, 2007, Harold C. Porter Family Trust, Bobbie D. Porter Living Trust dated December 13, 2004, Porter Oil Properties, LLC, OA Operating, Inc., and Swann Resources, Inc. (collectively the “BlueRidge Sellers”). The Amendment amends the Purchase and Sale Agreement entered into by the same parties on April 17, 2012 (the “BlueRidge Purchase Agreement”).

Pursuant to the BlueRidge Purchase Agreement, the Company agreed to purchase certain interests in oil and gas leases in Rawlins, Sheridan and Graham Counties, Kansas, as more fully described in Exhibit A to the BlueRidge Purchase Agreement in return for $5,308,375 and 560,000 shares of common stock of the Company, with a closing date of July 1, 2012. Pursuant to the BlueRidge Purchase Agreement, the Company agreed to purchase interests in 17,168 acres in Rawlins County, 12,518 acres in Sheridan County (the “Sheridan Properties”) and 12,781 acres in Graham County.

The BlueRidge Amendment modified the terms of the BlueRidge Purchase Agreement by reducing the acreage of the leases in Graham County by 1,760 acres, and by granting the Company an option to purchase the properties in Rawlins and Graham Counties. The BlueRidge Amendment further modified the terms of the BlueRidge Purchase Agreement, whereby the Company paid $50,000 to the BlueRidge Sellers and issued 2,611,000 Common Shares to the BlueRidge Sellers for the interests in Sheridan County.

Pursuant to the BlueRidge Amendment, the Company has the option (the “BlueRidge Option”) to purchase interests in 80,871 acres in Kansas (including the properties in the Rawlins and Graham Counties noted above), by making a cash payment of $10,108,875 and by delivering the number of Common Shares equal to $1,000,000, based on the market price of the Common Shares on the date before closing of the BlueRidge Option, on or before September 28, 2012.

Effective June 1, 2012, the Edsels and Circle Star entered into a Note Payment Agreement (the “Note Payment Agreement”, whereby, Circle Star paid the Edsels $1,250,000 and conveyed to Orbis Energy, Ltd. (“Orbis”) certain interests in properties held by JHE that were operated by Encana (“Encana Properties”).  The payment of $1,250,000 and the conveyance of the Encana Properties resulted in the Edsel Promissory Note being fully paid, and the Company was released from any further obligations to the Edsels under the Edsel Promissory Note, the Amended Pledge Agreement and the Novation.

On July 16, 2012, Elmer Reed, a director, received a grant of 150,000 shares of common stock of the Company that vests on July 16, 2013.

On July 16, 2012, Jayme Wollison, an employee, received a grant of 750,000 shares that vest according to the following schedule; 250,000 shares on April 12, 2013, 250,000 shares on April 12, 2014, and 250,000 shares on April 12, 2015.

Units

Common Stock

Warrants

PROSPECTUS

     , ●

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13 – OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Amount
Securities and Exchange Commission Registration Fee	$954.80
FINRA filing fee	*
Legal Fees and Expenses	*
Accounting Fees and Expenses	*
Printing and Engraving Expenses	*
Miscellaneous Expenses	*
Total	*

* - To be provided by amendment

ITEM 14 – INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Bylaws provide that we shall, to the full extent permitted by the Nevada General Business Corporation Law, as amended from time to time (the "Nevada Corporate Law"), indemnify all of our directors and officers. Section 78.7502 of the Nevada Corporate Law provides in part that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

ITEM 15 – RECENT SALES OF UNREGISTERED SECURITIES

In the past three years, we have offered and sold the following securities in unregistered transactions pursuant to exemptions under the Securities Act.

On June 15, 2011, we closed a private placement of units. Under the terms of the private placement, we issued 4,800,000 units at a price of $0.25 per unit. Each unit consists of one share of our common stock and one common share purchase warrant, which may be exercised to acquire one share of our common stock at an exercise price of $0.50 through June 15, 2013. The securities were issued pursuant to exclusions from registration requirements by Rule 903 of Regulation S of the Securities Act, such exclusions being available based on information obtained from the investors to the private placement.

On June 16, 2011, in consideration for the acquisition of JHE Holdings, LLC, we issued 1,000,000 shares of our common stock to High Plains Oil, LLC and 600,000 share of our common stock to the Edsels. The shares were placed pursuant to exemptions from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof.

On July 20, 2011, pursuant to the terms of Mr. Pina’s employment agreement, we issued to Mr. Pina, 500,000 shares of our common stock. The shares of common stock were issued pursuant to exemptions from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof. The shares of common stock were rescinded on December 21, 2011, pursuant to the terms of the amendment to Mr. Pina’s employment agreement.

On August 17, 2011, we closed a private placement of shares. Under the terms of the private placement, we issued 1,440,000 shares of our common stock at a price of $0.25 per share to "Accredited Investors" (as defined in Rule 501(a) of the Securities Act).

On September 14, 2011, we issued the 6%convertible notes in the total amount of $1,500,000. The notes are due and payable on September 14, 2014, with interest at the rate of 6% per annum accruing on the unpaid principal amount, compounded annually. The notes are convertible at the option of the holder into shares of our common stock at a conversion price of $1.50 per share.  The notes are redeemable prior to maturity at our option and can be prepaid  in whole or in part at any time without a premium or penalty, upon 5 business days’ notice; prior to which the holder of the 6% Note may convert the principal and interest into shares of our common stock.  The proceeds of the notes went to pay the balance of the $1,500,000 installment due on September 1, 2011 for the promissory note held by the Edsels (see Edsel Promissory Note above for more additional information). The 6% Notes were placed pursuant to exemptions from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof.

On February 8, 2012, we issued 10% convertible notes in the aggregate principal amount of $2,750,000, subject to the terms of the Inter-Creditor Agreement.  These notes accrue interest at the rate of 10% per annum on the unpaid principal balance and may be prepaid by us at any time without the prior written consent of the holders.  These notes are due and payable on February 8, 2013 or at the election of the applicable holder on the earlier of (i) the closing of a financing transaction by us for aggregate proceeds in excess of $5,000,000, which excess amount shall be applied to the principal balance of the applicable holder’s notes (based on the ratio of the principal amount of such holder’s notes  relative to the aggregate principal amount of all the notes issued on February 8, 2012); (ii) the sale or partial sale of JHE Holdings, LLC; (iii) the sale of all or substantially all of the assets of JHE; or (iv) an Event of Default (as defined in the notes that we issued on February 8, 2012).  These notes are convertible at the option of the holders into shares of our common stock on February 8, 2013 or upon the occurrence of one or more of the triggering events set forth in clauses (i), (ii), and (iii) above, at a conversion price of $1.50 per share. These notes were placed pursuant to exemptions from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof.

On March 6, 2012, we issued 203,571 shares of common stock pursuant to the terms of letter agreement entered into by us with Ingebritson Energy LLC, GTP Energy Partners, LLC, Wind Rush Energy, LLC, Gabriel Barerra and Charles T. Brackett with a stated execution date of December 1, 2011. Pursuant to the letter agreement, we purchased certain interests in oil and gas properties within the Redfish 56 Prospect in Glasscock County, Texas, in return for 203,572 shares of our common stock and we assumed the responsibility for payment of certain operating expenses and capital expenditures. The shares were placed pursuant to exemptions from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof.

On March 14, 2012, we issued the 10% convertible notes for cash in the aggregate principal amount of $500,000, subject to the terms of the Addendum.  The note accrues interest at the rate of 10% per annum on the unpaid principal balance and may be prepaid by us at any time without the prior written consent of the holders.  The note is due and payable on the March 14, 2013 or at the election of the holder on the earlier of (i) the closing of a financing transaction by us for aggregate proceeds in excess of $5,000,000, which excess amount shall be applied to the principal balance of the note ; (ii) the sale or partial sale of JHE Holdings, LLC; (iii) the sale of all or substantially all of the assets of JHE Holdings, LLC; or (iv) an Event of Default (as defined in the notes).  The note is convertible at the option of the holder into shares of our common stock on March 14, 2013 or upon the occurrence of one or more of the triggering events set forth in clauses (i), (ii), and (iii) above, at a conversion price of $1.50 per share. The note placed pursuant to exemptions from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof. The note was converted into shares of common stock pursuant to a Debt Conversion Agreement (see below for more detail).

As of April 30, 2012, we issued 4,800,000 shares of common stock in connection with the exercise of 4,800,000 share purchase warrants at $0.50 per share. We received $2,400,000 in proceeds of which $1,200,000 was received in April 2012 and $1,200,000 in May 2012.  We issued on June 15, 2011 in a private placement by us of 4,800,000 units at a price of $0.25 per unit, each unit consisted of one share of common stock and one common stock purchase warrant, exercisable to acquire one share of our common stock at an exercise price of $0.50 through June 15, 2013.

On May 15, 2012, we closed a private placement of units to an "Accredited Investor" (as defined in Rule 501(a) of the Securities Act). Under the terms of the private placement, we issued 500,000 units at a price of $1.50 per unit. Each unit consists of one share of our common stock and one half common share purchase warrant, each full warrant exercisable to purchase one share of our common stock at $2.75 for a period of three years. We raised $750,000 in the private placement.

On June 19, 2012, we issued 600,000 shares of common stock to Wevco Production, Inc. pursuant to the terms of the Second Amendment to Leasehold Purchase Agreement entered among us and Wevco on June 13, 2012. Pursuant to the amending agreement, we paid Wevco Production, Inc. a non-refundable $100,000 extension fee on June 13, 2012, and issued 600,000 shares of our common stock to Wevco. If the purchase price of $5,000,000 is paid on or before the September 28, 2012, then the $100,000 payment shall be credited towards the $5,000,000 purchase price. The 600,000 common shares were issued pursuant to exemptions from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof.

On July 19, 2012, we issued 2,611,000 shares of our common stock pursuant to the terms of the Amendment to the Purchase and Sale Agreement entered among us and BlueRidge Petroleum Corporation, Walter F. Brown, Kirk T. and/or Rebecca L. Rundle as JTRS, First Equity Resources, LLC, G. Jeff Mowry and Marsha S. Mowry Trust Dated July 9, 2007, Harold C. Porter Family Trust, Bobbie D. Porter Living Trust dated December 13, 2004, Porter Oil Properties, LLC, OA Operating, Inc., and Swann Resources, Inc. dated July 9, 2012. We paid $50,000 to the sellers and issued 2,611,000 shares of common stock to the BlueRidge Sellers for certain interests in Sheridan County. The common shares were issued pursuant to exemptions from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof.

On August 22, 2012, we entered into a Debt Conversion Agreement with the holder of a $500,000, 10% convertible note due March 14, 2013 and G. Jonathan Pina. The note was convertible at $1.50 per share of our common stock. On August 22, 2012 this note along with accrued interest in the amount of $15,615 was converted in exchange for 1,100,000 share of our common stock. In connection with this conversion we have recorded a charge of $102,687 to interest expense related to the un-accreted portion of the debt discount as of the date of the conversion. We have recorded a loss of $406,334 on conversion related to the issuance of the 1,100,000 shares at $0.53. The conversion feature contained in the note as of the date of the notes inception indicated that the note was convertible into 333,333 shares of the Company’s company stock. To induce the conversion additional shares were issued to the noteholder and the value associated with these additional shares has resulted in the loss on conversion.  The common shares will be issued pursuant to exemptions from the registration requirements of the Securities Act provided by Section 3(a)(9) thereof.

On October 9, 2012, we entered into note extension agreements with the holders of our 10% convertible notes due February 8, 2013.  Pursuant to the terms of the note extension agreements we issued a total of 250,000 shares of our common stock to the holders of the 10% convertible notes. The 250,000 common shares were issued pursuant to exemptions from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof.

On December 18, 2012, we entered into a Settlement and Release Agreement with Wevco Production Inc. Pursuant to the Settlement and Release Agreement, we issued 225,000 of our shares of common stock to Wevco Production Inc., and Wevco Production Inc. released us from our obligations to return certain leases that had previously been assigned to us pursuant to an agreement entered into with Wevco Production Inc. on April 24, 2012 and released us from the requirement to pay certain delay rental payments as set forth in an agreement entered into with Wevco Production Inc. on June 12, 2012.  The common shares issued to Wevco Production Inc. have not been and will not be registered under Securities Act, or the laws of any state of the United States.  Accordingly, the common shares are “restricted securities” (as defined in Rule 144(a)(3) of the Securities Act) and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act. The common shares were issued pursuant to exemptions from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof..

On December 18, 2012, we entered into a Payment Agreement with Big Sky Management Ltd. pursuant to which we issued 325,000 shares of our common stock to  Big Sky Management Ltd. in lieu of making $100,000 worth of payments owed to Big Sky Management Ltd. for consulting services received since November 1, 2012 pursuant to a Consulting Agreement effective as of 15th day of June, 2011.  The common shares issued to Big Sky Management Ltd. have not been and will not be registered under Securities Act, or the laws of any state of the United States.  Accordingly, the common shares are “restricted securities” (as defined in Rule 144(a)(3) of the Securities Act) and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act. The common shares were issued pursuant to exemptions from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof.

ITEM 16 – EXHIBITS

Other than contracts made in the ordinary course of business, the following are the material contracts that we have entered into within the two years preceding the date of this Registration Statement:

(a) EXHIBITS

Exhibit	Description
1.1+	Form of Placement Agent Agreement
3.1	Articles of Incorporation (included as Exhibit 3.1 to the Form S-1 filed August 6, 2008); and Certificate of Amendment (included as Exhibit 3.1 to the Form 8-K filed on July 1, 2011)
3.2	Amended and Restated Bylaws (included as Exhibit 10.7 to the 8-K filed June 21, 2011)
4.1	Specimen Common Stock certificate (included as Exhibit 4.1 to the Form S-1 Registration Statement filed on August 6, 2008)
4.2+	Form of Warrant
5.1+	Opinion of legal counsel
10.1	Membership Interest Purchase Agreement, dated effective June 10, 2011 (included as Exhibit 10.1 to the Form 8-K filed on June 21, 2011)
10.2	Amended and Restated Pledge and Security Agreement, dated effective June 10, 2011 (included as Exhibit 10.2 to the Form 8-K filed on June 21, 2011)
10.3	Novation and Assignment, dated effective June 10, 2011 (included as Exhibit 10.3 to the Form 8-K filed on June 21, 2011)
10.4	Promissory Note, dated effective January 1, 2011 (included as Exhibit 10.4 to the Form 8-K filed on June 21, 2011)
10.5	Installment Agreement (included as Exhibit 10.5 to the Form 8-K filed on June 21, 2011)
10.6	Form of Subscription Agreement (included as Exhibit 10.6 to the Form 8-K filed on June 21, 2011)

10.7	Contribution Agreement entered into between Felipe Pati and Circle Star Energy Corp. (included as Exhibit 10.1 to the Form 8-K filed on July 12, 2011)
10.8	Circle Star Energy Corp. 2011 Stock Option Plan (included as Exhibit 10.2 to the Form 8-K filed on July 12, 2011)
10.9	G. Jonathan Pina Employment Agreement (included as Exhibit 10.1 to the Form 8-K filed on July 13, 2011)
10.10	Consulting Agreement effective June 15, 2011, between Big Sky Management Ltd. and Digital Valleys Corp. (included as Exhibit 10.10 to the Annual report on Form 10-K/A filed on August 16, 2011)
10.11	Form of 6% Series A Convertible Note (included as Exhibit 10.1 to the Form 8-K filed on September 19, 2011)
10.12	Executive Employment Agreement entered into between Circle Star Energy Corp. and S. Jeffrey Johnson (included as Exhibit 10.1 to the Form 8-K filed on October 14, 2011)
10.13	Letter Agreement dated December 1, 2011 (included as Exhibit 10.1 to the Form 8-K filed on December 7, 2011)
10.14	Amending Agreement among Circle Star Energy Corp. and G. Jonathan Pina entered into on December 21, 2011 (included as Exhibit 10.1 to the Form 8-K filed on December 23, 2011)

10.15	Membership Interest Purchase Agreement between Circle Star Energy Corp. and Colonial Royalties, LLC dated December 30, 2011 (included as Exhibit 10.1 to the Form 8-K filed on January 5, 2012)
10.16	Amending Agreement among Circle Star Energy Corp. and S. Jeffrey Johnson entered into on February 29, 2012 (included as Exhibit 10.1 to the Form 8-K filed on March 6, 2012)
10.17	Form of 10% Convertible Note (February 2012) (included as Exhibit 10.15 to the Quarterly Report on Form 10-Q filed on March 16, 2012)
10.18	Inter-Creditor Agreement (included as Exhibit 10.16 to the Quarterly Report on Form 10-Q filed on March 16, 2012)
10.19	First Amendment to Assignment and Novation Agreement (included as Exhibit 10.17 to the Quarterly Report on Form 10-Q filed on March 16, 2012)
10.20	First Amendment to Amended and Restated Membership Interest Pledge and Security Agreement (included as Exhibit 10.18 to the Quarterly Report on Form 10-Q filed on March 16, 2012)
10.21	Leasehold Purchase Agreement dated March 8, 2012 (included as Exhibit 10.19 to the Quarterly Report on Form 10-Q filed on March 16, 2012)
10.22	Form of 10% Convertible Note (March 2012) (included as Exhibit 10.20 to the Quarterly Report on Form 10-Q filed on March 16, 2012)
10.23	Addendum to March 2012 Convertible Note Subscription Agreement (included as Exhibit 10.21 to the Quarterly Report on Form 10-Q filed on March 16, 2012)
10.24
Amendment to Leasehold Purchase Agreement dated April 24, 2012 among Circle Star Energy Corp. and Wevco Production, Inc. (included as Exhibit 10.1 to the Current Report on Form 8-K filed on April 30, 2012)

10.25
Second Amendment to Leasehold Purchase Agreement dated June 12, 2012 among Circle Star Energy Corp. and Wevco Production, Inc. (included as Exhibit 10.1 to the Current Report on Form 8-K filed on June 19, 2012)

10.26	Purchase and Sale Agreement dated April 17, 2012 (included as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on July 13, 2012)
10.27	Amendment to the Purchase and Sale Agreement dated July 9, 2012 (included as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on July 13, 2012)

10.28	Debt Conversion Agreement (included as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on August 30, 2012)
10.29	Form of Note Extension Agreement
16.1	Letter from Silberstein Unger, PLLC dated January 5, 2012 (included as Exhibit 99.1 to the Form 8-K filed on January 5, 2012)
21.1	List of Subsidiaries
23.1	Consent of LaRoche Petroleum Consultants, Ltd.
23.2	Consent of Hein and Associates LLP
23.3	Consent of Silberstein Ungar, PLLC
23.4 +	Consent of legal counsel (contained in Exhibit 5.1 hereto)
24.1	Power of Attorney (contained on signature page to this registration statement)
99.1	Report of LaRoche Petroleum Consultants dated June 8, 2012 (included as Exhibit 99.1 to the Annual report on Form 10-K on filed on August 13, 2012)
99.2	Report of LaRoche Petroleum Consultants dated June 29, 2012 (included as Exhibit 99.2 to the Annual report on Form 10-K on filed on August 13, 2012)

+ To be filed by amendment.

ITEM 17 – UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on January 15, 2013.

CIRCLE STAR ENERGY CORP.

/s/ S. Jeffrey Johnson	Chief Executive Officer	January 15, 2013
(Principal Executive Officer)

/s/ G. Jonathan Pina	Chief Financial Officer	January 15, 2013
(Principal Financial and Accounting Officer)

Each person whose signature appears below constitutes and appoints each of S. Jeffrey Johnson and G. Jonathan Pina his or her attorney-in-fact and agent, with the full power of substitution and resubstitution and full power to act without the other, for them in any and all capacities, to sign any and all amendments, including post-effective amendments, and any registration statement relating to the same offering as this registration that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ S. Jeffrey Johnson	Chief Executive Officer and Chairman of the Board	January 15, 2013
(Principal Executive Officer)

/s/ G. Jonathan Pina	Chief Financial Officer	January 15, 2013
(Principal Financial and Accounting Officer)

/s/ Elmer Reed	Director	January 15, 2013

/s/ Morris “Sam” B. Smith	Director	January 15, 2013

/s/ Thomas Merrill Richards	Director	January 15, 2013